SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.     )
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☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑	Definitive Information Statement
GRAYMARK HEALTHCARE, INC.
  (Name of Registrant as Specified in Its Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY
THIS IS ONLY FOR YOUR INFORMATION
October 29, 2010
Dear Shareholder:
On September 1, 2010, ApothecaryRx, LLC (“ApothecaryRx”) a wholly-owned subsidiary of Graymark Healthcare, Inc. (“Graymark” or the “Company” and, together with ApothecaryRx, “we,” “us,” or “our”) entered into an Asset Purchase Agreement (the “Original Purchase Agreement”) with Walgreen Co., an Illinois corporation (“Walgreens”), which was subsequently amended on October 29, 2010 (as amended, the “Purchase Agreement”), whereby Walgreens agreed to purchase and ApothecaryRx agreed to sell substantially all of its assets comprising its independent retail pharmacy business for an aggregate amount of up to $32,500,000 in cash (the “Asset Sale”).
After careful consideration, the Board of Directors of the Company has unanimously determined that the Asset Sale is advisable, expedient and in the best interest of the Company and its shareholders. On August 31, 2010, Graymark shareholders holding approximately 56.6% of the outstanding shares of our common stock, par value $0.0001 per share (the “Common Stock”), by written consent adopted the Original Purchase Agreement and approved the Asset Sale, and subsequently approved the Purchase Agreement and re-confirmed their prior approval of the Asset Sale on October 27, 2010. Action by written consent is sufficient to adopt the Purchase Agreement and approve the Asset Sale without any further action or vote of the shareholders of the Company.
This notice and Information Statement shall constitute notice to you of action by written consent under Section 1073 of the Oklahoma General Corporation Act.
The accompanying Information Statement is being provided to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Information Statement constitutes notice of corporate action to be taken without a meeting by less than unanimous consent of the Company’s shareholders pursuant to Section 1073 of the Oklahoma General Corporation Act covering the consummation of the Asset Sale. You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, including with respect to the adoption of the Purchase Agreement and approval of the Asset Sale. No meeting of our shareholders will be held or proxies requested because we have received written consent to these matters from the holders of a majority of the issued and outstanding shares of the Company’s Common Stock.
Under Rule 14c-2(b) of the Exchange Act, the Asset Sale described in the Information Statement may be consummated no earlier than 20 calendar days after we have mailed the Information Statement to our shareholders. The Company intends to first send or give this Information Statement to its shareholders on or about October 29, 2010. The record dates established by the Company for purposes of determining the number of issued and outstanding shares of Common Stock, and thus voting power in connection with the approval of the Original Purchase Agreement and the subsequent amendment were August 30 and October 25, 2010, respectively.

Sincerely,

Stanton Nelson
Chief Executive Officer and Chairman of the Board of Directors
Oklahoma City, Oklahoma

GRAYMARK HEALTHCARE, INC.
1350 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5300
INFORMATION STATEMENT
WE ARE NOT ASKING FOR YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
THE PURCHASE AGREEMENT AND ASSET SALE HAVE
ALREADY BEEN APPROVED BY SHAREHOLDERS
This Information Statement is furnished to the shareholders of Graymark Healthcare, Inc. (“Graymark” or the “Company”) in connection with action to be taken by Graymark and its wholly-owned subsidiary, ApothecaryRx, LLC (“ApothecaryRx”), as a result of written consents, dated August 31 and October 27, 2010.
This Information Statement and Notice of Action by Written Consent of Shareholders is being furnished by the Company to our shareholders of record as of August 30 and October 25, 2010, to inform the shareholders of the proposed sale of substantially all of the assets (the “Assets”) comprising the independent retail pharmacy business of ApothecaryRx (the “Asset Sale”) pursuant to the Asset Purchase Agreement, dated as of September 1, 2010 (“Original Purchase Agreement”) as amended on October 29, 2010 (as amended, the “Purchase Agreement”) that is described in more detail in this Information Statement (the “Asset Sale”).
This Information Statement is being sent in lieu of a special meeting of the shareholders of the Company. At a meeting of the Board of Directors of the Company (the “Board”) held on August 30, 2010, the Board unanimously adopted the Original Purchase Agreement and recommended that the Asset Sale be consummated based upon the Board’s determination that it was the strategic alternative most likely to maximize shareholder value. The Board subsequently approved an amendment to the Original Purchase Agreement on October 25, 2010 and confirmed its recommendation that the Asset Sale be consummated.
On August 30, 2010, the Company’s independent financial advisor, Morgan Joseph LLC (“Morgan Joseph”), rendered an opinion to the Board that the consideration to be received by ApothecaryRx pursuant to the Purchase Agreement is fair, from a financial point of view, to ApothecaryRx and the Company.
In reaching its conclusion to adopt the Purchase Agreement and approve the Asset Sale, the Board considered the Company’s current condition and future prospects of its independent retail pharmacy business and of its sleep management solutions business, including its financial condition, results of operations, cash flow, the value of the Company’s remaining assets and its remaining claims and obligations, the detrimental impact on demand and pricing of the Company’s products due to current and near-term expectations of general economic and market conditions in the marketplace in which the Company conducts its business, and other strategic alternatives for the Company, including the risks associated with these alternatives. After considering these factors and alternatives, the Board determined that the Asset Sale was advisable, expedient and in the best interests of the Company and its shareholders, and that the Company should proceed with the Asset Sale.
On August 31 and October 27, 2010, shareholders representing approximately 56.6% of the voting power of the Company as of the date of this Information Statement adopted and approved, by written consents in lieu of a special meeting, the Original Purchase Agreement, the amendment to the Original Purchase Agreement, and the Asset Sale. These shareholders consisted solely of our directors, our officers and certain of our shareholders who each beneficially own in excess of 5% of our outstanding Common Stock.

The ability to proceed without a special or annual meeting of the shareholders to adopt the Purchase Agreement and approve the Asset Sale is authorized by Section 1073 of the Oklahoma General Corporation Act (the “OGCA”) which provides that, unless otherwise provided in the Company’s Certificate of Incorporation and Bylaws, action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent that sets forth the action so taken is signed by shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Such consent shall have the same force and effect as a majority vote of the shareholders and may be stated as such in any document. The Company’s Certificate of Incorporation and Bylaws do not contain any provisions contrary to the provisions of Section 1073 of the OGCA. Thus, to eliminate the costs to the Company and management time involved in holding a special meeting, and in order to effect the Asset Sale as early as possible in order to accomplish the purposes of the Company as described in this Information Statement, certain of its shareholders executed and delivered written consents to the Company.
The Company is distributing this Information Statement to its shareholders in full satisfaction of any notice requirements it may have under the OGCA. No dissenters’ rights of appraisal under the OGCA are afforded to the Company’s shareholders as a result of the adoption of the Purchase Agreement and the approval of the Asset Sale.
This Information Statement is dated as of and is first being sent or given to our shareholders of record on or about October 29, 2010.
SUMMARY TERM SHEET
This summary term sheet is intended to give you a brief description of the Asset Sale. This summary term sheet is qualified in its entirety by the more detailed information elsewhere in this Information Statement and in the Purchase Agreement, which is included as Annex A to this Information Statement. We urge you to review this Information Statement and the Purchase Agreement to gain a more complete understanding of these transactions.
Asset Sale (see pages 7 and 23)
On September 1, 2010, we entered into the Original Purchase Agreement with Walgreens, subsequently amended on October 29, 2010 (as amended, the “Purchase Agreement”), pursuant to which ApothecaryRx agreed to sell, and Walgreens agreed to purchase, substantially all the assets of ApothecaryRx comprising its independent retail pharmacy business. The purchase price to be paid by Walgreens for the Assets is up to $32.5 million in cash and is subject to certain potential adjustments. Walgreens will also assume certain of ApothecaryRx’s liabilities. The purchase price for the Assets, other than inventory, is $25.5 million. The purchase price for the inventory is subject to an inventory valuation, but will not exceed $7.0 million. ApothecaryRx will retain accounts receivable, which as of June 30, 2010, were approximately $7.5 million.
To fully understand the Asset Sale, you should read this Information Statement and the Purchase Agreement completely. The Purchase Agreement constitutes the legal document that governs the Asset Sale and is included as Annex A to this Information Statement. For a more complete description of the terms of the Purchase Agreement and the details of the transaction with Walgreens, please see “THE ASSET SALE” and “THE ASSET PURCHASE AGREEMENT” sections in this Information Statement.
Purchase Price (see page 20)
In consideration for the purchase of the Assets, Walgreens agreed to pay ApothecaryRx up to an aggregate of $32.5 million in cash. Also, under the terms of the Purchase Agreement, Walgreens agreed to assume certain of ApothecaryRx’s liabilities. The purchase price for the assets, other than inventory, is $25.5 million. The purchase price for the inventory is subject to an inventory valuation, but will not exceed $7.0 million. The purchase price will be (i) increased by the amount of any security deposits transferred to Walgreens and (ii) decreased by the amount of any remaining payments under goodwill protection agreements assumed by Walgreens and any unpaid amounts under promissory notes assumed by Walgreens. The purchase price may be adjusted downward if certain leases cannot be transferred to Walgreens. Of the proceeds from the Asset Sale, $25,000,000 will be used to reduce amounts owed under our credit facility with Arvest Bank, and any remaining proceeds will be used to pay transaction costs and other costs agreed to by Arvest.

As a result of the Asset Sale, the Company may be deemed to have conveyed substantially all its assets under the OGCA. The Company will retain its Sleep Management Solutions, or SMS, business and intends to focus substantially all resources on the SMS business. ApothecaryRx will retain some liabilities, including liabilities related to pre-closing accounts payable, operating expenses and obligations under any leases not assumed by Walgreens.
Arvest Bank (see page 21)
As a condition for the release of liens on the Assets to be sold to Walgreens, Arvest Bank is requiring us to reduce the amount of the Arvest credit facility by $25.0 million from proceeds of the Asset Sale. After such payment, we estimate that remaining balance on the Arvest credit facility will be approximately $19.4 million. We may use the remaining proceeds from the Asset Sale to pay transaction costs and other costs agreed to by Arvest. In addition, we can use the amounts realized from collection of the accounts receivable for general corporate purposes.
Closing (see pages 21 and 29)
The closing of the Asset Sale is expected to occur in stages on such dates as the conditions to close set forth in the Purchase Agreement have been satisfied as to the various retail pharmacy locations where assets are being sold. Closing conditions include the requirement that the Information Statement be sent or given to Graymark shareholders at least 20 calendar days prior to the first closing date.
Material Terms of the Purchase Agreement (see page 23)
The Purchase Agreement sets forth the various rights and obligations of the Company, ApothecaryRx and Walgreens. The Purchase Agreement contains customary representations, warranties and covenants of ApothecaryRx including, among others, a covenant to use commercially reasonable efforts to conduct its operations in the ordinary course during the period between the execution of the Purchase Agreement and the completion of the Asset Sale. A copy of the Purchase Agreement is included as Annex A to this Information Statement.
The closing of the transactions contemplated by the Purchase Agreement is subject to the satisfaction of certain conditions, including that there will have been no material adverse effect on the retail pharmacy business conducted by ApothecaryRx or the Assets, and that certain consents and approvals required to be obtained by the parties have been obtained. The Asset Sale is not subject to a financing condition.
The Purchase Agreement contains certain termination rights for both ApothecaryRx and Walgreens, including that either party may terminate the Purchase Agreement if the first closing has not occurred prior to December 31, 2010 provided the terminating party is not in breach of the Purchase Agreement.
Most of the representations and warranties contained in the Purchase Agreement will terminate on the 18-month anniversary of the final closing date of the Asset Sale. The covenants and agreements contained in the Purchase Agreement and the certificates and other documents delivered pursuant to the Purchase Agreement will survive the closing to the extent applicable. We have agreed to indemnify Walgreens for any losses relating to or arising out of any breach of our representations, warranties, or covenants under the Purchase Agreement. To secure our indemnification obligations under the Purchase Agreement, $2,000,000 of the purchase price will be deposited in an escrow fund (the “Indemnity Escrow Fund”). Generally, on the 12-month anniversary of the final closing date of the Asset Sale, 50% of remaining funds held in the Indemnity Escrow Fund will be released, subject to deduction for any pending claims for indemnification. All remaining funds held in the Indemnity Escrow Fund, if any, will be released on the 18-month anniversary of the final closing date of the Asset Sale, subject to any pending claims for indemnification. Of the $2,000,000 Indemnity Escrow Fund, $1,000,000 is subject to partial or full recovery by Walgreens if the average daily prescription sales at the Walgreens pharmacy in Sterling, Colorado over a six-month period after Walgreens purchases our retail pharmacy in Sterling, Colorado does not increase by a certain percentage of the average daily prescription sales by our retail pharmacy in Sterling, Colorado (the “Retention Rate Earnout”). In addition, if an agreement, on certain terms required by Walgreens, relating to the sale of the long-term care pharmacy business at our Sterling, Colorado pharmacy is not completed prior to the closing of the sale of that pharmacy to Walgreens, an additional $1,500,000 will be deposited in an escrow fund (the “LTC Escrow Fund”) and is subject to deduction to the extent that certain of our former employees and their affiliates compete in the retail pharmacy business within the 18-month anniversary of the closing of the sale of that pharmacy to Walgreens.
Opinion of the Company’s Financial Advisor (see page 12)
On August 30, 2010, Morgan Joseph LLC, an investment bank and the Company’s financial advisor in connection with the transaction, rendered a written opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by ApothecaryRx in the Asset Sale. The summary of Morgan Joseph’s opinion in this Information Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this Information Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Joseph in preparing its opinion.

In consideration for the services rendered by Morgan Joseph in connection with the Asset Sale and the delivery of its fairness opinion, the Company agreed to pay Morgan Joseph (i) upon completion of the Asset Sale, a fee equal to 2.25% of the aggregate consideration paid to ApothecaryRx in the transaction, (ii) $250,000 for the delivery of the fairness opinion, of which $125,000 will be credited to the transaction fee, and (iii) reasonable out-of-pocket expenses. The Company has paid a $75,000 retainer fee to Morgan Joseph which will be credited to the transaction fee.
Shareholder Approvals Required in Connection with the Asset Sale (see page 9)
As of August 30 and October 25, 2010, there were approximately 28,984,319 and 28,974,884 shares, respectively, of our common stock issued and outstanding. The required vote for the adoption of the Purchase Agreement and the approval of the Asset Sale is a majority of the outstanding shares of common stock. On August 31 and October 27, 2010, the holders of record of 56.6% of the outstanding shares of our common stock executed written consents adopting the Purchase Agreement and approving the Asset Sale. These shareholders consisted solely of our directors, our officers and certain of our shareholders who each beneficially own in excess of 5% of our outstanding Common Stock. Because we have obtained sufficient shareholder approval of the Purchase Agreement and the Asset Sale, no other consents or votes will be solicited in connection with this Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Reasons for the Asset Sale (see page 10)
The Board approved the Asset Sale because the Board reasonably believed that it was the strategic alternative most likely to maximize shareholder value. In reaching its conclusion to approve the Asset Sale, the Board considered ApothecaryRx’s current condition and future prospects, including its financial condition, results of operations, cash flow, the value of the Company’s remaining assets and its remaining claims and obligations, the detrimental impact on demand and pricing of ApothecaryRx’s products due to current and near-term expectations of general economic and market conditions in the marketplace in which ApothecaryRx conducts its business, and other strategic alternatives for ApothecaryRx and the Company, including the risks associated with these alternatives. After considering these factors and alternatives, and after spending approximately seven months with the assistance of Morgan Joseph seeking purchasers for ApothecaryRx, the Board determined that the Asset Sale was advisable, expedient and in the best interests of the Company and its shareholders, and that the Company should proceed with the Asset Sale.
Dissenters’ Right of Appraisal
Under the OGCA, the Company’s shareholders are not entitled to dissenters’ rights with respect to the proposed Asset Sale.
Regulatory Approvals
Other than federal securities laws and certain required licenses, no United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the Asset Sale.

Material United States Federal Income Tax Consequences (see page 21)
As described in “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” section of this Information Statement, and subject to the limitations and qualifications therein, the Company will recognize gain or loss on the disposition of each of ApothecaryRx’s assets pursuant to the Asset Sale in an amount equal to the difference between the portion of the total purchase price allocable to such asset and the adjusted tax basis in such asset. Any gain recognized by the Company from the Asset Sale may be offset by other tax attributes of the Company such as net operating losses or tax credits to the extent they are available and allowed by the United States tax laws. The Company has not evaluated the adjusted tax basis of its assets for purposes of the Asset Sale and therefore is not able to fully analyze the tax treatment of the transaction to determine if any gain will be realized in the transaction. Due to inadequate current information with respect to the Company’s tax basis in its assets and uncertainties regarding potential adjustments to the purchase price, the Company is unable to provide additional disclosure with respect to the United States federal income tax consequences of the Asset Sale.
Operation of the Company Following the Asset Sale
Following consummation of the Asset Sale, the Company expects to dispose of all remaining assets of ApothecaryRx not purchased by Walgreens, to cease business operations of ApothecaryRx and to remit any cash, after wind down costs, to the Company.
Additional Information About Graymark, Inc. and ApothecaryRx (see page 41)
More information about the Company and ApothecaryRx is available from various sources described in this Information Statement under “WHERE YOU CAN FIND MORE INFORMATION.”
Additional Questions About the Asset Sale
If you have any additional questions about the Asset Sale, or would like additional copies of this Information Statement, you should contact:
Graymark Healthcare, Inc.
1350 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5300
Attn: Grant Christianson, Chief Financial Officer

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This Information Statement contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the anticipated Asset Sale, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement, (2) risks that adjustments to the purchase price may be substantial and actual proceeds to the Company are uncertain, (3) the inability to complete the transactions contemplated in the Purchase Agreement due to the failure to satisfy any of the conditions to the closing of the Asset Sale, (4) failure of any party to the Purchase Agreement to abide by the terms of that agreement, (5) risks that the proposed transaction, including the uncertainty surrounding the closing of the transaction, will disrupt the current plans and operations of the Company, including as a result of undue distraction of management and personnel retention problems, (6) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Purchase Agreement, and (7) the amount of the costs, fees, expenses and charges related to the Purchase Agreement. Furthermore, the expectations expressed in forward-looking statements about the Company could materially differ from the actual outcomes and readers are cautioned to consider the specific business risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2009.
Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.
BUSINESS OF GRAYMARK HEALTHCARE, INC.
Graymark is a diversified healthcare services company that conducts business in two operating segments, Sleep Management Solutions and ApothecaryRx. Our first operating segment, Sleep Management Solutions, or SMS, is one of the largest providers of care management solutions to the sleep disorder market based on number of independent sleep care centers and hospital sleep diagnostic programs operated in the United States. We provide a comprehensive diagnosis and care management solution for patients suffering from sleep disorders. Our second operating segment, ApothecaryRx, operates independent retail pharmacy stores selling prescription drugs, over-the-counter drugs and an assortment of general merchandise.
THE ASSET SALE
Background of the Transaction
As part of its evaluation of its business, Graymark regularly considers opportunities for business combinations, strategic transactions, and financing transactions in order to enhance shareholder value. Beginning in the fall of 2009, Graymark interviewed several different financial and strategic advisors and evaluated a range of strategic alternatives for the Company, including strategic acquisitions, a capital raise through the issuance of equity or equity-linked securities, and/or the divestiture of the Company’s independent retail pharmacy business operated by its ApothecaryRx, LLC subsidiary (the “Apothecary Pharmacy Business”).

On December 17, 2009, Graymark engaged JMP Securities (“JMP”) to conduct an underwritten public offering of approximately $25 million of Graymark common stock. Graymark intended to use the proceeds from the offering to repay corporate debt and/or pursue strategic acquisition opportunities in its higher growth sleep management solutions, or SMS, business. With the assistance of JMP, on January 7, 2010, Graymark filed a registration statement on Form S-1 in connection with such proposed offering. JMP Securities is a full-service investment bank that provides equity research, institutional brokerage and investment banking services to public and private growth companies and their investors. The firm is a subsidiary of publicly traded JMP Group Inc. In January and February 2010, market conditions were not favorable to a successful completion of the offering and Graymark determined to delay proceeding with the offering until such time as market conditions were more favorable to a successful offering. Ultimately, Graymark was not able to raise the proposed financing pursuant to the registered offering and the engagement of JMP expired by its terms on June 16, 2010.
On February 17, 2010, Graymark engaged Morgan Joseph LLC (“Morgan Joseph”), formerly known as Morgan Joseph & Co. Inc., in connection with the possible divestiture of the Apothecary Pharmacy Business. Over the subsequent two months, Morgan Joseph conducted due diligence and prepared materials to be used in connection with marketing the Apothecary Pharmacy Business, including a Confidential Information Memorandum (the “CIM”). Morgan Joseph began contacting potential acquirers on April 19, 2010. Of the 27 strategic parties that were contacted by Morgan Joseph, six parties elected to enter into a confidentiality agreement with Graymark and receive a copy of the CIM. Morgan Joseph requested that each interested party submit an indication of interest (“IOI”) with respect to a proposed acquisition of the Apothecary Pharmacy Business by May 27, 2010. Three parties ultimately submitted IOIs, Party A, Party B and Walgreens.
On May 17, 2010, Graymark’s Board of Directors (the “Board”) held a regularly scheduled meeting. During that meeting, management gave the Board an overview of the status of the CIM and the sales process for the Apothecary Pharmacy Business.
After reviewing each of the IOIs in detail with Morgan Joseph, Graymark elected to invite two of the bidders, Party A and Walgreens, to the second round of the process. On June 3, 2010, Morgan Joseph notified Party A and Walgreens and requested that they fully conduct their due diligence and submit a letter of intent (“LOI”) with respect to a proposed acquisition of the Apothecary Pharmacy Business by Monday June 21, 2010. Party A and Walgreens ultimately submitted LOIs.
After reviewing each of the LOIs in detail with Morgan Joseph, Graymark elected to negotiate the terms of the LOI with Walgreens. After substantial negotiations, Walgreens and Graymark entered into an LOI on July 12, 2010 that set forth the principal terms of the proposed acquisition of the Apothecary Pharmacy Business and provided Walgreens with a 30 business day exclusive period in which to negotiate and execute a binding purchase agreement. Such exclusivity period was extended on several occasions, eventually through September 1, 2010.
In July 2010, Graymark engaged Commercial Law Group to represent it in review and negotiation of the asset purchase agreement and related schedules and exhibits.
On July 15, 2010, Graymark engaged Greenberg Traurig, LLP to represent Graymark with respect to certain securities law matters as well as in review and negotiation of the asset purchase agreement and related schedules and exhibits.
On July 22, 2010, Walgreens sent a draft asset purchase agreement to Graymark and its outside counsel, Commercial Law Group and Greenberg Traurig. From July 22, 2010 through September 1, 2010, Graymark and its outside counsel, Greenberg Traurig and Commercial Law Group negotiated the asset purchase agreement and certain ancillary documents by participating in multiple conference calls with Walgreens and its outside counsel, Sidley Austin LLP, and by exchanging multiple drafts of the asset purchase agreement and various ancillary agreements.
On August 5, 2010, Graymark engaged Morgan Joseph to prepare and deliver an oral and written fairness opinion to the Board as to the fairness of the consideration to be received by ApothecaryRx for the sale of the Apothecary Pharmacy Business to Walgreens.

On August 18, 2010, the Board held a regularly scheduled meeting. During that meeting, management gave the Board an overview of the status of the Walgreens transaction, the material terms of the asset purchase agreement and the proposed timeline for the transaction.
On August 30, 2010, the Board held a telephonic meeting to consider the proposed transaction, the approval of the proposed asset purchase agreement with Walgreens and related matters. Morgan Joseph attended the meeting and gave a presentation regarding the marketing process used by Graymark in selling the Apothecary Pharmacy Business. Morgan Joseph explained, among other things, the various parties who were interested in the Apothecary Pharmacy Business, that certain of the interested parties declined to submit formal indications of interest as there was no geographic fit with the locations of the ApothecaryRx pharmacies and that certain interested parties either submitted or intended to submit indications of interest for only certain pharmacies or pharmacies located in certain geographic locations. Morgan Joseph also gave an oral opinion that as of August 30, 2010, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the consideration to be received by ApothecaryRx in the sale of the Apothecary Pharmacy Business to Walgreens was fair from a financial point of view to ApothecaryRx and Graymark. Greenberg Traurig gave an overview of the material terms of the proposed asset purchase agreement and a review of disclosure requirements and process for the preparation and filing of an information statement with the SEC and distribution to shareholders, as well as a proposed timeline for this process. After discussion, the Board unanimously approved the sale of the Apothecary Pharmacy Business to Walgreens, the approval of the proposed asset purchase agreement and all ancillary agreements, and recommended that shareholders approve the asset purchase agreement and the sale of the Apothecary Pharmacy Business to Walgreens.
From August 30, 2010 through August 31, 2010, shareholders representing approximately 56.6% interest of the outstanding common stock of Graymark as of August 30, 2010, executed, and delivered to Graymark, written consents approving the sale of the Apothecary Pharmacy Business and the entry into the Purchase Agreement as required under the Oklahoma General Corporation Act. These shareholders consisted solely of our directors, our officers and certain of our shareholders who each beneficially own in excess of 5% of our outstanding Common Stock.
On September 1, 2010, we entered into an asset purchase agreement with Walgreens (the “Original Purchase Agreement”), and we announced the transaction on September 2, 2010. Subsequently, we believe that certain employees of our pharmacies in Sterling, Colorado and their affiliates were violating certain of our corporate policies and other agreements which we have with them. We informed Walgreens of these events and, on October 8, 2010, ApothecaryRx commenced litigation against certain of these employees and their affiliates. To address concerns of potential indemnification claims under the Original Purchase Agreement in connection with these events, on October 29, 2010, we entered into an amendment to the Original Purchase Agreement with Walgreens to reflect our agreement regarding the pharmacies located in Sterling, Colorado. On October 27, 2010, shareholders representing approximately 56.6% interest of the outstanding common stock of Graymark as of October 25, 2010, executed, and delivered to Graymark, written consents approving the amendment to the Original Purchase Agreement. These shareholders consisted solely of our directors, our officers and certain of our shareholders who each beneficially own in excess of 5% of our outstanding Common Stock.
Required Approval of the Asset Sale; Written Consent
Under Section 1092 of the OGCA, the approval of our board of directors and the affirmative vote of a majority in voting power of our shares of common stock outstanding and entitled to vote are required to adopt the Purchase Agreement and approve the Asset Sale. On August 31 and October 27, 2010, subsequent to receiving the Board’s recommendation for the Purchase Agreement and the Asset Sale, the holders of 56.6% of our issued and outstanding common stock adopted the Purchase Agreement and approved the Asset Sale by written consent in lieu of a special meeting. These shareholders consisted solely of our directors, our officers and certain of our shareholders who each beneficially own in excess of 5% of our outstanding Common Stock. This means that the Asset Sale can occur without the vote of any other Graymark shareholders, and there will not be a special meeting of Graymark shareholders to vote on the adoption of the Purchase Agreement and approval of the Asset Sale.
When actions are taken by written consent of less than all of the shareholders entitled to vote on a matter, Section 1073 of the OGCA requires notice of the action to those shareholders who did not vote. This Information Statement and the accompanying notice constitute notice to you of action by written consent as required by Section 1073 of the OGCA.
Under federal securities laws, the Asset Sale may not be completed until 20 calendar days after the date of mailing of this Information Statement to Graymark’s shareholders. Therefore, notwithstanding the execution and delivery of the written consent, the Asset Sale will not occur until that time has elapsed. We expect the closing of the Asset Sale to be completed in the fourth quarter of 2010, subject to the satisfaction or waiver of certain conditions precedent, as more fully discussed in this Information Statement. However, we cannot assure you that the Asset Sale will be completed at that time, or at all.

Recommendation of Graymark’s Board of Directors and Reasons for the Asset Sale
In the course of evaluating the direction of our business, Graymark’s management and its Board have periodically considered various strategic alternatives to enhance our markets and customer opportunities, including possible acquisitions of complementary businesses, commercial partnering arrangements, strategic combinations with other companies, and a sale of the Apothecary Pharmacy Business.
Management of Graymark believes that ApothecaryRx’s retail pharmacy business is subject to slow revenue growth with the increasing shift to generic prescriptions where retail prices are much lower, reduced margins as drug costs increase faster than payor reimbursements and reduced profitability as operating expenses increase roughly in line with inflation. Management believes that the retail pharmacy business is best run at a large scale to obtain consistently profitable results with good operating margins. Graymark did not believe that investing the additional capital into ApothecaryRx to build the scale needed to successfully grow the retail pharmacy business was in its best business interests.
Graymark’s SMS business focuses on the diagnosis, treatment and re-supply of patients with sleep apnea and other sleep disorders. This business has higher growth and operates with higher margins, particularly the therapy (treatment and re-supply) portion of business, than does ApothecaryRx’s retail pharmacy business. Management and the Board have decided to focus their time, effort and capital into growing the SMS business to scale as there is no clear industry leader, and the market for the diagnosis and treatment of sleep disorders is rapidly developing and growing.
Management and the Board believe that by focusing on the growing sleep diagnostic and therapy business, Graymark will be more attractive to investors by providing a clear focus and management will be able to concentrate their efforts on a single industry that can provide higher revenue growth with better operating margins. Graymark intends to become a market leader in the diagnosis and treatment of sleep disorders, including obstructive sleep apnea.
In evaluating various strategic alternatives, the Board and management team determined that the Company would require additional capital to fund an acquisition program. However, because of the challenges existing in the capital markets in late 2008 and continuing though early 2010, conventional financing was not available to Graymark. In February 2010, the Board authorized management to explore and advance the sale of all or part of the retail pharmacy business operated through ApothecaryRx, and authorized the engagement of Morgan Joseph to advise the Company on the possible transaction.
As a result of the structured process followed by Morgan Joseph, the Board developed a high level of confidence that all viable candidates capable of acquiring the ApothecaryRx assets had been identified and approached. As noted above in “Background of the Transaction,” indications of interest were pursued and, at the end of the process, the proposal put forward by Walgreens was viewed by management as representing the highest value while at the same time having the greatest certainty of a successful outcome in a timely manner.
At a meeting on August 30, 2010, after careful consideration, including consultation with financial and legal advisors, the Board unanimously determined that the Asset Sale and Original Purchase Agreement were advisable, expedient and in the best interests of our shareholders, and unanimously adopted the Original Purchase Agreement and approved the Asset Sale.
In the course of reaching its decision to approve the Purchase Agreement and the Asset Sale, and to recommend that our shareholders adopt the Purchase Agreement and approve the Asset Sale, the Board consulted with senior management, financial advisors at Morgan Joseph, and outside legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:
•	the challenging business environment and uncertain prospects of the Apothecary Pharmacy Business, the risk that we will not be able to obtain additional capital required to meet our financial obligations and implement our strategy, the challenges presented by competitors who were larger and possessed greater resources than us, and the generally prevailing economic and market conditions;

•	the totality of information collected during the period from when Graymark first began investigating strategic alternatives including a possible sale or obtaining additional capital, through the sale process commenced in February 2010 which culminated in early September 2010;
•	with the assistance of Morgan Joseph, the wide-ranging process to solicit indications of interest in a transaction, including (i) the execution of six confidentiality agreements; (ii) the receipt of preliminary indications of interest from three potential buyers; and (iii) active due diligence by two potential buyers;
•	the financial analyses reviewed with the Board by representatives of Morgan Joseph, and the opinion of Morgan Joseph, that, as of August 30, 2010, and based upon and subject to the considerations described in its opinion, the consideration to be received by ApothecaryRx in the Asset Sale was fair from a financial point of view to ApothecaryRx and Graymark; a copy of the full text of the Morgan Joseph opinion is attached to this Information Statement as Annex B; you are urged to read the opinion carefully and in its entirety for a description of, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Morgan Joseph in rendering its opinion;
•	the fact that the purchase price would be paid in cash and is not subject to any financing condition;
•	the fact that the Asset Sale covered ApothecaryRx’s entire portfolio of retail pharmacies;
•	the possible alternatives to the Asset Sale (including the possibility of continuing to operate ApothecaryRx and the perceived risks of that alternative), the range of potential benefits to our shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, the Board’s assessment that none of these alternatives were reasonably likely to present superior opportunities for us or to create greater value for our shareholders, taking into account risks of execution as well as business, competitive, industry and market risks; and
•	the likelihood that the proposed transaction would be completed, in light of the financial capabilities of Walgreens, as well as its reputation.
In the course of its deliberations, our Board of Directors also considered a variety of risks and other potentially negative factors, including the following:
•	the risks and contingencies related to the announcement and pendency of the Asset Sale, including the impact on our customers, employees, suppliers, and our relationships with other third parties;
•	the conditions to Walgreens’ obligation to complete the Asset Sale and the right of Walgreens to terminate the Purchase Agreement in certain circumstances, including for breaches by us of our representations, warranties, covenants and agreements in the Purchase Agreement;
•	the risks and costs to Graymark if the Asset Sale does not close, including the diversion of management and employee attention, potential employee and customer attrition and the potential impact on our business;
•	the possibility of delays due to unforeseen circumstances including, without limitation, regulatory review, and the impact of any such delays on the ultimate timing for the completion of the transaction;
•	the period of time in which Walgreens may make claims for indemnification under the Purchase Agreement;
•	the costs associated with disposing of the remaining unsold assets of ApothecaryRx after the closing of the Asset Sale; and
•	the interests that certain directors and executive officers of Graymark with respect to the Purchase Agreement and the Asset Sale, as described below in “Interests of Graymark Officers and Directors in the Asset Sale.”

The Board considered all of the factors as a whole and the board unanimously considered the factors in their totality to be favorable to and in support of the decision to approve, adopt and declare advisable and expedient in all respects the Purchase Agreement and the transactions contemplated by the Purchase Agreement, and to recommend that the shareholders approve the Asset Sale and adopt the Purchase Agreement. In view of the variety of factors considered in connection with its evaluation of the Asset Sale, the Board did not find it practicable to and did not quantify, rank or otherwise assign relative or specific weight or values to any of these factors. In addition, each individual director may have given different weights to different factors.
On October 25, 2010, after careful consideration, the Board unanimously approved an amendment to the Original Purchase Agreement and re-confirmed its prior approval of the Original Purchase Agreement and the Asset Sale.
The foregoing discussion of the Board’s considerations concerning the Asset Sale is forward looking in nature. This information should be read in light of the discussions under the section entitled “Cautionary Statement Concerning Forward-Looking Information” in this Information Statement.
Opinion of Morgan Joseph LLC
On February 17, 2010, Graymark, with the Board’s authorization, engaged Morgan Joseph to act as the Company’s financial advisor in connection with a potential sale of all or part of the independent retail pharmacy business of ApothecaryRx. On August 5, 2010 the Company signed an additional engagement letter with Morgan Joseph in which the Company requested that Morgan Joseph evaluate the fairness, from a financial point of view, to Graymark and to ApothecaryRx of the consideration to be received by ApothecaryRx in connection with the Asset Sale.
At the August 30, 2010 meeting of the Board, Morgan Joseph provided its opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the consideration to be received by ApothecaryRx in connection with the Asset Sale was fair, from a financial point of view, to Graymark and to ApothecaryRx. The opinion was prepared solely for the information of the Board for its use in connection with its consideration of the Asset Sale and was not intended to be, and does not constitute, a recommendation to any shareholder of the Company as to how such shareholder should respond with respect to the Asset Sale.
A copy of Morgan Joseph’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations of the scope of review undertaken by Morgan Joseph in rendering its opinion, is attached to this Information Statement as Annex B and is incorporated into this Information Statement by reference. The summary of the opinion of Morgan Joseph set forth in this document is supplemented by reference to the full text of such opinion and describes all material provisions of the opinion. Shareholders are urged to, and should, carefully read Morgan Joseph’s opinion in its entirety. Morgan Joseph was not requested to opine as to, and its opinion does not address, the relative merits of the Purchase Agreement or the Asset Sale or any alternatives to such transactions, the Company’s underlying decision to proceed with or effect the Asset Sale, or any other aspect of the Asset Sale.
Holders of the Company’s common stock are urged to read the opinion in its entirety. Morgan Joseph’s opinion, which is addressed to the Board and to ApothecaryRx, is directed only to the fairness, from a financial point of view, of the consideration to be received in connection with the Asset Sale. Morgan Joseph’s opinion does not constitute a recommendation to any holder of the Company’s common stock and does not address any other aspect of the proposed Asset Sale or any related transaction.
In conducting its analysis and arriving at its opinion, Morgan Joseph has reviewed and analyzed, among other things the following:
•	A draft of the Purchase Agreement dated August 27, 2010, which has been represented as being substantially in the form of the definitive Purchase Agreement;
•	The internal financial results for ApothecaryRx for the fiscal years ended December 31, 2007, 2008 and 2009, interim financial reporting packages through June 30, 2010 as provided by the Company, and certain internal and other information and other data relating to ApothecaryRx and its business and prospects, including financial budgets, forecasts, projections prepared by the Company, and certain memoranda, in each case, provided to Morgan Joseph by the senior management of the Company;

•	Certain proposals, indications of interests and letters of intent related to the divestiture of ApothecaryRx from the Company;
•	Certain other publicly available business and financial information concerning ApothecaryRx and the industry in which it operates, which Morgan Joseph believes to be relevant;
•	Certain publicly available information concerning certain other public companies and the trading markets for certain of such other companies’ securities which Morgan Joseph believes to be relevant; and
•	The financial terms of certain unrelated transactions which Morgan Joseph believes to be relevant.
Morgan Joseph has also met with and held discussions with certain officers and employees of the Company concerning the business, operations, assets, present financial condition and prospects of ApothecaryRx, as well as the Asset Sale, and undertook such other studies, analyses, investigations and other efforts as they deemed appropriate. In connection with its review, Morgan Joseph assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Morgan Joseph by the Company or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Morgan Joseph has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of ApothecaryRx. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Morgan Joseph, Morgan Joseph assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Morgan Joseph promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Morgan Joseph is not responsible for any financial projections or forecasts provided by the Company, ApothecaryRx or their respective management teams.
In rendering its opinion, Morgan Joseph assumed that the Asset Sale would be executed on the terms described in the Purchase Agreement and that all conditions to the consummation of the Purchase Agreement will be satisfied without being waived. Morgan Joseph expressed no opinion as to the underlying business decision regarding the Asset Sale, the structure or tax consequences of effecting the Asset Sale, or the availability or advisability of any alternatives to the Asset Sale. In the capacity of rendering the opinion, Morgan Joseph reviewed the terms of the Asset Sale and offered no judgment as to the negotiations resulting in such terms.
Summary of Financial Analyses Conducted by Morgan Joseph
The following is a summary of the material financial analyses underlying Morgan Joseph’s opinion, dated August 30, 2010 and delivered to the Board at its meeting of that date in connection with its consideration of the Asset Sale. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Morgan Joseph or by the Board. Considering such data without considering the full narrative description of the financial analyses could create a misleading or incomplete view of Morgan Joseph’s financial analyses.
In arriving at its opinion, Morgan Joseph did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Morgan Joseph believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

The description below explains Morgan Joseph’s methodology for evaluating the fairness, from financial point of view, of the consideration to be received in the Asset Sale. No company or transaction used in the analyses described below was deemed to be directly comparable to ApothecaryRx or the Asset Sale and the summary set forth below does not purport to be a complete description of all the analyses or data presented by Morgan Joseph.
Selected Publicly Traded Company Trailing and Forward Valuation Multiple Analysis. Morgan Joseph compared certain operating and valuation information for ApothecaryRx to certain publicly available operating and valuation information for five selected companies operating in the retail pharmacy industry, including:
•	Walgreen Co.;

•	CVS Caremark Corporation;

•	Rite Aid Corporation;

•	The Jean Coutu Group; and

•	Shoppers Drug Market Corporation.
Morgan Joseph selected companies publicly traded on U.S. or Toronto stock exchanges with equity market capitalization of between $800 million and $38 billion. Morgan Joseph selected these companies because they are the only publicly traded companies of which Morgan Joseph is aware with significant retail pharmacy operations. As there are only a handful of publicly traded retail pharmacies, making comparisons is difficult. The comparable retail pharmacies and their approximate market capitalization (as of August 30, 2010) are as follows: Walgreen Co.: $27.7 billion; CVS Caremark Corporation: $38.6 billion; Rite Aid Corporation: $819 million; The Jean Coutu Group: $2.0 billion; and Shoppers Drug Mart Corporation $7.2 billion. Morgan Joseph analyzed the valuation multiples of these companies as of August 23, 2010 by observing the enterprise value (calculated as the sum of the market value of common equity and the value of net debt) divided by (i) actual or forecasted earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) (adjusted for non-recurring income and expenses) and (ii) actual or forecasted revenue for the most recently available trailing twelve month (LTM) period and available estimates for the year ending December 31, 2010. Because of the size disparity between ApothecaryRx and the selected publicly traded companies and ApothecaryRx’s relatively lower operating margins, a 25% discount was applied to the median of the observed range to arrive at the midpoint of the Morgan Joseph determined range described below.
Morgan Joseph applied the range of enterprise value multiples implied by this publicly traded company analysis to ApothecaryRx’s estimated trailing twelve months (LTM) EBITDA and revenue as of June 30, 2010. Morgan Joseph reviewed the range of total enterprise values implied by this analysis and compared them to the sale price to be received by ApothecaryRx. The results of the selected public company LTM valuation multiple analysis are summarized below:

Total Enterprise Value/LTM EBITDA	Range
($ in millions)	Minimum		Median		Maximum

Observed Multiple Range	6.1	x	8.8	x	9.1	x
Morgan Joseph Determined Range	5.6	x	6.6	x	7.6	x
LTM Adjusted EBITDA	$4.3		$4.3		$4.3
Implied Total Enterprise Value	$23.7		$28.0		$32.2

Total Enterprise Value/LTM Revenue
($ in millions)	Minimum		Median		Maximum

Observed Multiple Range	0.26	x	0.50	x	1.02	x
Morgan Joseph Determined Range	0.33	x	0.38	x	0.43	x
LTM Revenue	$89.1		$89.1		$89.1
Implied Total Enterprise Value	$29.2		$33.6		$38.1
Morgan Joseph then applied the range of total enterprise value multiples implied by this publicly traded company analysis to ApothecaryRx’s estimated forecast for EBITDA and revenue for the fiscal year ending December 31, 2010. Morgan Joseph reviewed the range of total enterprise values implied by this analysis and compared them to the sale price to be received by ApothecaryRx. The results of the selected public companies forward valuation analysis are summarized below:

Total Enterprise Value/2010F EBITDA	Range
($ in millions)	Minimum		Median		Maximum

Observed Multiple Range	6.2	x	7.6	x	8.3	x
Morgan Joseph Determined Range	4.7	x	5.7	x	6.7	x
2010F Adjusted EBITDA	$4.4		$4.4		$4.4
Implied Total Enterprise Value	$20.9		$25.3		$29.7

Total Enterprise Value/2010F Revenue
($ in millions)	Minimum		Median		Maximum

Observed Multiple Range	0.27	x	0.51	x	0.86	x
Morgan Joseph Determined Range	0.33	x	0.38	x	0.43	x
2010F Revenue	$90.6		$90.6		$90.6
Implied Total Enterprise Value	$30.1		$34.6		$39.1

Selected Precedent Transactions Multiple Analysis. Morgan Joseph analyzed publicly available information relating to five selected acquisitions and prepared a summary of the relative transaction value multiples of revenue and EBITDA paid in these transactions. Morgan Joseph considered transactions with enterprise values of $25 million to $3.9 billion announced since January 2006 where there was sufficient publicly available information to obtain a transaction multiple of EBITDA and revenue. Morgan Joseph considered these transactions most analogous to the Asset Sale because they involved the sale of retail pharmacy or similar assets. The table below provides details relating to the transactions selected:

				Enterprise	EV / LTM
Closed	Target	Acquirer	Brief Target Description	Value	Revenue		EBITDA

04/09/10	Duane Reade Holdings, Inc.	Walgreen Co.	Operator of a drugstore chain within New York City	$1,075	0.59	x	15.2	x

08/12/08	Longs Drug Stores Corp.	CVS Caremark Corporation	Operator of a regional drugstore chain	2,884	0.53	x	10.3	x

01/28/07	PrairieStone Pharmacy, LLC	Arcadia Resources Inc.	Operator of pharmacy stores and related technology in Minnesota	25	0.63	x	—

08/23/06	The Jean Coutu Group USA, Inc.	Rite Aid Corp.	The US division of Jean Coutu operates drugstores in ME, CT, NY and GA	3,390	0.36	x	9.2	x

01/22/06	Albertson’s, Inc.	CVS Caremark Corporation	Operator of a regional drugstore chain of approximately 700 stores	3,930	0.50	x	—
Morgan Joseph reviewed the minimum, median and maximum relative transaction value multiples of the selected transactions and elected to use the entire breadth of the observed range as Morgan Joseph noted distinctions between the Asset Sale and the selected transactions, including the considerable difference in the PrairieStone Pharmacy operating model, as well as the size disparity of the Asset Sale compared to the other four selected transactions. Morgan Joseph then applied the range of transaction value multiples implied by this selected precedent transaction analysis to ApothecaryRx’s estimated trailing twelve months (LTM) EBITDA and revenue as of June 30, 2010. Morgan Joseph reviewed the range of total enterprise values implied by this analysis and compared them to the sale price to be received by ApothecaryRx. The results of the selected precedent transaction analysis are summarized below:

Total Enterprise Value/LTM EBITDA	Range
($ in millions)	Minimum		Median		Maximum

Observed Multiple Range	9.2	x	10.3	x	15.2	x
Morgan Joseph Determined Range	9.2	x	10.3	x	15.2	x
LTM Adjusted EBITDA	$4.3		$4.3		$4.3
Implied Total Enterprise Value	$39.1		$43.8		$64.6

Total Enterprise Value/LTM Revenue
($ in millions)	Minimum		Median		Maximum

Observed Multiple Range	0.36	x	0.53	x	0.63	x
Morgan Joseph Determined Range	0.36	x	0.53	x	0.63	x
LTM Adjusted EBITDA	$89.1		$89.1		$89.1
Implied Total Enterprise Value	$32.1		$47.2		$56.1
Discounted Cash Flow Analysis. Morgan Joseph analyzed the discounted present value of ApothecaryRx’s projected free cash flows for the fourth quarter of the fiscal year ending December 31, 2010 and the full fiscal years ending December 31, 2011 through 2014 on a standalone basis. Morgan Joseph used unleveraged free cash flows, defined as tax affected earnings before interest, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.
The discounted cash flow analysis was based on projections of ApothecaryRx’s financial performance that the Company’s management provided to Morgan Joseph on August 25, 2010, which represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, Morgan Joseph used calendar year 2014 as the final year for the analysis and applied assumed multiples, ranging from 6.6x to 8.6x, to calendar 2014 EBITDA in order to derive a range of terminal values for ApothecaryRx in 2014. Morgan Joseph selected the range of EBITDA multiples based on observed values for the comparable companies, Morgan Joseph’s familiarity with the retail pharmacy industry, including its long term growth prospects, and ApothecaryRx’s historic operating performance relative to that of the comparable companies.
The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 13.2% to 15.2%, which reflected the weighted average after-tax cost of debt and equity capital weighted based on ApothecaryRx’s assumed optimal capital structure. An estimated sales price value for ApothecaryRx is summarized in the table below:

	Total Enterprise Value
Weighted Average Cost of Capital	6.6 x 7.6 x 8.6

13.2	$35.4	39.3	43.1
14.2	34.2	37.9	41.6
15.2	33.0	36.6	40.2

Prescription File Buy Analysis:
An alternative approach unique to retail pharmacy transactions is to assign a multiple to the prescription file of the target company while maintaining inventory and accounts receivable book values at par at the time of the transaction. Morgan Joseph analyzed four publicly traded retail pharmacy companies to derive adjusted enterprise value/LTM prescriptions as outlined below:

									Adj. Ent.
	Last Twelve							Adjusted	Value /
	Months	Enterprise		Accounts				Enterprise	LTM
	Prescriptions	Value	-	Receivable	-	Inventory	=	Value	Prescriptions
	($ in millions,
	except per
	prescription data)

Walgreen Co.	685.0	$27,772.1		$2,729.0		$7,110.0		$17,933.1	$26.18

CVS Caremark Corporation	624.1	49,455.3		5,101.0		10,389.0		33,965.3	54.42

Rite Aid Corporation	300.0	6,760.5		1,013.0		3,176.0		2,571.5	8.57

The Jean Coutu Group	67.6	2,158.0		177.8		158.3		1,821.9	26.95
In valuing ApothecaryRx, Morgan Joseph then used a range of $6.57 to $10.57 per prescription, the minimum of multiples as the midpoint of the range in the analysis below and applied with the last twelve month prescriptions filled of approximately $1.46 million for ApothecaryRx.

	Morgan
Last Twelve	Joseph
Month	Determined	Prescription		Accounts				Enterprise
Prescriptions	Range	Value	+	Receivable	+	Inventory	=	Value

1.46	$6.57	$9.6		$8.1		$7.5		$25.2

1.46	8.57	12.5		8.1		7.5		28.1

1.46	10.57	15.4		8.1		7.5		31.0
Additional Considerations. Further Morgan Joseph also evaluated the range of values ascribed to ApothecaryRx by third parties in connection with the marketing process Morgan Joseph conducted. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Joseph believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Morgan Joseph considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Joseph’s view of the actual value of ApothecaryRx.

In performing its analyses, Morgan Joseph made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of the Company or ApothecaryRx. The analyses performed by Morgan Joseph are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Board and were prepared solely as part of Morgan Joseph’s analysis of the fairness, from a financial point of view, to the consideration to be received in connection with the Asset Sale. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Morgan Joseph was one of many factors taken into consideration by the Board in making their determinations to approve the Asset Sale. Consequently, the analyses described above should not be viewed as determinative of the Company’s, Board’s or any management’s opinion with respect to the value of ApothecaryRx. The Company placed no limits on the scope of the analysis performed, or opinion expressed, by Morgan Joseph. Morgan Joseph did not perform a liquidation analysis but did perform a leverage buyout analysis but did not believe that the later analysis provided meaningful results.
Although some analyses performed may imply an enterprise value higher than the range being offered in the Asset Sale, in reaching its conclusion, Morgan Joseph considered the results of all of the other analyses Morgan Joseph performed. Morgan Joseph believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete and potentially inaccurate view of the process underlying its opinion.
Morgan Joseph’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on August 30, 2010, and any material change in such circumstances and conditions may affect Morgan Joseph’s opinion, but Morgan Joseph does not have any obligation to update, revise or reaffirm that opinion.
For services rendered in connection with the delivery of its opinion, the Company paid Morgan Joseph a fee of $250,000 upon delivery of its opinion, 50% of which is credited against the fee due under the terms of the engagement letter dated February 17, 2010. Morgan Joseph is also due a transaction fee equal to 2.25% of the aggregate consideration paid to ApothecaryRx in the Asset Sale upon consummation of the Asset Sale, of which $75,000 will be credited for a previously paid retainer fee. The exact amount of the transaction fee payable to Morgan Joseph will not be known until the final closing of the Asset Sale. The Company also agreed to reimburse Morgan Joseph for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Morgan Joseph against certain liabilities arising out of its engagement.
Morgan Joseph is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Morgan Joseph may trade in the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Assets
The assets being purchased by Walgreens include:
•	substantially all the assets and properties of ApothecaryRx primarily used in or relating to the ownership and operation of ten retail pharmacies (the “Operate Location Pharmacies”), including all personal property, prescription files and records, customer lists and patient profiles, prescription pharmaceutical inventory, trademarks and trade names and related goodwill, and software and books, permits, and contracts; and
•	all prescriptions, prescription files and records, customer lists and patient profiles, prescription pharmaceutical inventory, trademarks and trade names and related goodwill, and software and books and records related to eight retail pharmacies (the “File Transfer Pharmacies”).

Purchase Price
In consideration for the purchase of the Assets, Walgreens agreed to pay ApothecaryRx up to $32,500,000 in cash and to assume certain of ApothecaryRx’s liabilities (the “Purchase Price”). The Purchase Price consists of:
•	$25,500,000 for the assets (other than inventory); plus
•	up to $7,000,000 for inventory (the “Inventory Amount”); plus
•	the amount of any security deposits transferred to Walgreens in connection with a Operate Location Pharmacy; less
•	the amount of any remaining payments under goodwill protection agreements assumed by Walgreens as set forth in the Purchase Agreement; less
•	any amounts due under the promissory notes assumed by Walgreens and not paid off prior to closing by ApothecaryRx.
Walgreens and ApothecaryRx have agreed to an inventory valuation by an independent valuator for purposes of determining the Inventory Amount at each pharmacy location, provided that the aggregate amount to be paid for the inventory cannot exceed $7,000,000. Unless otherwise mutually agreed by the parties, the valuation of the inventory performed by the independent valuator will be binding on the parties. In addition, Walgreens and ApothecaryRx have also agreed to share certain expenses incurred in connection with the inventory valuation, conversion of record data and transfer of phone services, provided that ApothecaryRx’s share of such amounts shall not exceed $1,700 per pharmacy location.
The Purchase Price may be adjusted downward. If ApothecaryRx is unable to deliver certain required consents or lease transfer documents to Operate Location Pharmacies to Walgreens prior to December 30, 2010, then such Operate Location Pharmacy and related assets shall not be transferred and will remain assets of ApothecaryRx, and the portion of the Purchase Price allocated to that Operate Location Pharmacy will not paid.
Of the Purchase Price, $2,000,000 will be deposited into an indemnity escrow account (the “Indemnity Escrow Fund”) for the purpose of securing the indemnification obligations of ApothecaryRx under the Purchase Agreement. Of the $2,000,000 Indemnity Escrow Fund, $1,000,000 is subject to partial or full recovery by Walgreens if the average daily prescription sales at the Walgreens pharmacy in Sterling, Colorado over a six-month period after Walgreens purchases our retail pharmacy in Sterling, Colorado does not increase by a certain percentage of the average daily prescription sales by our retail pharmacy in Sterling, Colorado (the “Retention Rate Earnout”). In addition, if an agreement, on certain terms required by Walgreens, relating to the sale of the long-term care pharmacy business at our Sterling, Colorado pharmacy is not completed prior to the closing of the sale of that pharmacy to Walgreens, an additional $1,500,000 will be deposited in an escrow fund (the “LTC Escrow Fund”) and is subject to deduction to the extent that certain of our former employees and their affiliates compete in the retail pharmacy business within the 18-month anniversary of the closing of the sale of that pharmacy to Walgreens. See “The Asset Purchase Agreement — Agreements Regarding the Sterling, Colorado Pharmacies” and “The Asset Purchase Agreement — Indemnity Escrow Agreement.”
As described below under “Closing of the Asset Sale,” the closing of the transactions contemplated by the Purchase Agreement will occur in multiple stages by pharmacy location in conjunction with the completion of each inventory valuation. As a result, the Purchase Price will be allocated between the locations and paid out over each closing date. See “The Asset Purchase Agreement — Purchase Price and Adjustments” below for more information.
No Financing Condition
The Asset Sale is not conditioned on any financing arrangements.
Use of Proceeds
The proceeds from the Asset Sale will be deposited in a restricted account at Arvest Bank, our primary lender. Of the proceeds, a total of $25.0 million will be used to reduce outstanding amounts under our credit facility with Arvest. The remaining proceeds may be used to pay transaction costs and other costs agreed to by Arvest.

Arvest Bank
As a condition for the release of liens on the assets to be sold to Walgreens, Arvest Bank is requiring us to reduce the amount of the Arvest credit facility by $25.0 million, of which $22.0 million will be paid from proceeds received at each closing, and the remaining $3.0 million will be paid within 30 days after the final closing of the Asset Sale. After payment of these amounts, we estimate that remaining balance on the Arvest credit facility will be approximately $19.4 million. We may use the remaining funds from the Asset Sale to pay transaction costs and other costs agreed to by Arvest. In addition, we can use the amounts realized from collection of the accounts receivable for general corporate purposes.
Interests of Graymark Officers and Directors in the Asset Sale
Two employees of ApothecaryRx, Lewis P. Zeidner and James A. Cox, have agreed to enter into individual non-competition agreements with Walgreens in connection with the closing of the Asset Sale. Mr. Zeidner is also Graymark’s Chief Operating Officer.
Certain officers, directors and affiliates of Graymark have provided personal guarantees under the Company’s credit facility with Arvest Bank. We are required to use proceeds from the Asset Sale to reduce our obligations under the credit facility, and the effect of such reduction will be to reduce each guarantor’s potential liability under the credit facility.
In March 2010, the Compensation Committee of the Graymark Board of Directors granted bonus awards to Stanton Nelson, Chief Executive Officer and Chairman of the Board, and Joseph Harroz, former President of the Company, of up to $300,000 and $140,000, respectively, payable upon the successful completion by Graymark of a “significant transaction” on or before December 31, 2010. For purposes of the bonus award, a significant transaction means a transaction deemed significant by the Board. The Board has not yet considered whether the Asset Sale, if completed, would constitute a significant transaction. Therefore, the Company cannot determine at this time whether these bonus awards will be paid in connection with the Asset Sale.
Accounting Treatment
The Asset Sale will be accounted for as a sale of assets transaction. At the closing of the Asset Sale, any excess in the purchase price received by ApothecaryRx, less transaction expenses, over the net book value of the net assets sold will be recognized as a gain.
Closing of the Asset Sale
In order to accommodate the transfer of assets at each pharmacy location, the parties have agreed to hold multiple closings by pharmacy location. Under federal securities laws, the Asset Sale may not be completed until 20 calendar days after the date of mailing of this Information Statement to Graymark’s shareholders. Assuming the conditions to closing have been met, the parties expect to begin the closing of the File Transfer Pharmacies within five business days after Graymark has complied with this 20-day requirement. The closing of the ten Operate Location Pharmacies would begin on a date mutually agreed to by the parties, provided that the required 20-day period has passed. The parties expect to complete the closing of the Asset Sale contemplated by the Purchase Agreement by December 31, 2010.
Regulatory Matters
Other than federal securities laws and certain required licenses, no United States federal or state regulatory requirements must be complied with or approvals obtained as a condition of the proposed Asset Sale.
Dissenters’ Rights
Under the OGCA, the Graymark’s shareholders are not entitled to dissenters’ rights with respect to the proposed Asset Sale.
Material United States Federal Income Tax Consequences of the Asset Sale
We intend the following discussion to provide only a general summary of certain U.S. federal income tax consequences of the Asset Sale to the Company and its shareholders. Shareholders should consult their own tax advisors as to the U.S. federal income tax consequences, as well as the effects of state, local and non-U.S. tax laws. This summary does not address the treatment of shareholders under the laws of any state, local or foreign taxing jurisdiction.

This discussion describes certain U.S. federal income tax consequences of the Asset Sale. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein. This discussion is limited to U.S. corporations, U.S. trusts and estates, and U.S. residents and citizens that hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their Company stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, persons that are, or hold their Company stock through, partnerships or other pass-through entities, or persons who acquired their Company stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation.
The following discussion presents the opinion of the Company. No ruling has been requested from the Internal Revenue Service (the “IRS”) with respect to the anticipated tax treatment of the Asset Sale, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Furthermore, the Company will not seek an opinion of counsel with respect to the anticipated tax treatment of the Asset Sale. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the corporate and/or shareholder level.
Consequences to the Company
For U.S. federal income tax purposes, the Company will recognize gain or loss on the disposition of each of its assets pursuant to the Asset Sale in an amount equal to the difference between the portion of the total purchase price allocable to such asset and the Company’s adjusted tax basis in such asset. Any gain recognized by the Company from the Asset Sale may be offset by other tax attributes of the Company such as net operating losses or tax credits to the extent they are available and allowed by the U.S. federal tax laws. The Company has not evaluated the adjusted tax basis of its assets for purposes of the Asset Sale and therefore is not able to fully analyze the tax treatment of the transaction to determine if any gain will be realized in the transaction. Due to inadequate current information with respect to the Company’s tax basis in its assets as well as the potential adjustments to the Purchase Price, the Company is unable to provide additional disclosure in this report with respect to the U.S. federal income tax consequences of the Asset Sale.
Consequences to Shareholders
The Asset Sale will not produce any separate and independent tax consequences to our shareholders. However, upon distributions of any amounts (whether in cash or in kind) to the Company’s shareholders, the shareholders will recognize income and potentially be subject to the payment of income tax at that time. No distributions to shareholders are intended as a result of the consummation of the Asset Sale.
THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY SHAREHOLDER OF THE COMPANY.

THE ASSET PURCHASE AGREEMENT
The following description summarizes the material provisions of the Asset Purchase Agreement (as amended, the “Purchase Agreement”) and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is included as Annex A to this Information Statement. The following description is not intended to provide any other factual information about Graymark, ApothecaryRx or Walgreens. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties, including being qualified by certain disclosures not reflected in the text of the Purchase Agreement. The representations and warranties in the Purchase Agreement may have been made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Accordingly, the representations and warranties in the Purchase Agreement should not be viewed or relied on as characterizations of the actual state of facts about or conditions of Graymark, ApothecaryRx or Walgreens. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures. We urge you to read the full text of the Purchase Agreement because it is a legal document that governs the Asset Sale.
General
Subject to the conditions contained in the Asset Purchase Agreement dated September 1, 2010 as amended on October 29, 2010 (as amended, the “Purchase Agreement”), Walgreens agreed to purchase substantially all the assets of ApothecaryRx for a purchase price of up to $32,500,000 in cash, subject to adjustment as described below. Walgreens will also assume certain of ApothecaryRx’s liabilities associated with the purchased assets.
Assets
The assets being purchased by Walgreens (the “Assets”) include:
•	substantially all the assets and properties of ApothecaryRx primarily used in or relating to the ownership and operation of ten retail pharmacies (the “Operate Location Pharmacies”), including all personal property, prescription files and records, customer lists and patient profiles, prescription pharmaceutical inventory, trademarks and trade names and related goodwill, and software and books, permits, and contracts, including leases; and
•	all prescriptions, prescription files and records, customer lists and patient profiles, prescription pharmaceutical inventory, trademarks and trade names and related goodwill, and software and books and records related to eight retail pharmacies (the “File Transfer Pharmacies”).
The Operate Location Pharmacies consist of the following pharmacy locations:
•	Parkway Drugs, Wilmette, IL

•	Parkway Drugs, Chicago, IL (N. Lakeshore Dr.)

•	Bolerjack Discount Drug, Mountain View, MO

•	Wolf’s Pharmacy, Wawzata, MN

•	Hapeth Prescription Shoppe, St. Cloud, MN (County Road 120)

•	Cox Pharmacy, Tahlequah, OK

•	Ken’s Discount Pharmacy, Norman, OK

•	Red Wing Corner Drug, Red Wing, MN

•	Parkway Drugs, Glencoe, IL

•	Rambo Pharmacy, Decatur, IL

The File Transfer Pharmacies consist of the following pharmacy locations:
•	Parkway Drugs, Chicago, Il (N. Clark St.)

•	Hapeth Prescription Shoppe, St. Cloud, MN (33rd St. South)

•	Corner Medical Center, Red Wing, MN

•	Barnes Pharmacy & Barb’s Gifts, Sterling, CO

•	Cox Pharmacy, Park Hill, OK

•	Professional Discount Pharmacy, Oklahoma City, OK

•	Newt’s Discount Pharmacy, Guthrie, OK

•	Barnes Pharmacy, Sterling, CO
As a result of the Asset Sale, ApothecaryRx will have conveyed substantially all its assets. ApothecaryRx will retain some assets, including all cash or cash deposits, accounts receivable, all contracts, including leases, not otherwise purchased by Walgreens, certain inventory and equipment, and all personal property not located at the Operate Location Pharmacies. ApothecaryRx will retain some liabilities, including liabilities related to contracts not assumed by Walgreens, including leases.
Purchase Price and Adjustments
In consideration for the purchase of the Assets, Walgreens agreed to pay ApothecaryRx up to $32,500,000 in cash and to assume certain of ApothecaryRx’s liabilities (the “Purchase Price”). The Purchase Price consists of:
•	$25,500,000 for the assets (other than inventory) (the “Non-Inventory Amount”); plus
•	up to $7,000,000 for inventory (the “Inventory Amount”); plus
•	the amount of any security deposits transferred to Walgreens in connection with a Operate Location Pharmacy (the “Security Deposits”); less
•	the amount of any remaining payments under goodwill protection agreements assumed by Walgreens (the “GPA Amount”); less
•	any amounts due under the promissory notes assumed by Walgreens and not paid off prior to closing (the “Notes Amount”).
Walgreens and ApothecaryRx have agreed to an inventory valuation by an independent valuator for purposes of determining the Inventory Amount at each pharmacy location, provided that the aggregate amount to be paid for the inventory cannot exceed $7,000,000. Unless otherwise mutually agreed by the parties, the valuation of the inventory performed by the independent valuator will be binding on the parties. In addition, Walgreens and ApothecaryRx have also agreed to share certain expenses incurred in connection with the inventory valuation, conversion of record data and transfer of phone services, provided that ApothecaryRx’s share of such amounts shall not exceed $1,700 per pharmacy location. Walgreens may set off ApothecaryRx’s portion of the shared expenses from the Purchase Price.
On the applicable closing date for each pharmacy location, Walgreens will (1) pay a portion of the Purchase Price equal to the Non-Inventory Amount for such pharmacy location, plus the amount of any Security Deposits applicable to such pharmacy location, but less any GPA Amount, Notes Amount, and Indemnity Amount applicable to such pharmacy location, and (2) deposit a portion of the Indemnity Amount into the escrow account equal to $2,000,000 multiplied by the number obtained by dividing (a) the Non-Inventory Amount applicable to the pharmacy location being closed by (b) $25,500,000.
The Purchase Price may be adjusted downward if ApothecaryRx is unable to deliver required consents or lease transfer documents to certain Operate Location Pharmacies to Walgreens. If such consents are not delivered prior to December 30, 2010, then such Operate Location Pharmacy and related assets will not be transferred to Walgreens and will remain assets of ApothecaryRx, and the portion of the Purchase Price allocated to that Operate Location Pharmacy will not paid.
Of the Purchase Price, $2,000,000 will be deposited into the Indemnity Escrow Fund for the purpose of securing the indemnification obligations of ApothecaryRx under the Purchase Agreement (the “Indemnity Amount”). An additional $1,500,000 will be deposited into the LTC Escrow Fund if an agreement, on certain terms required by Walgreens, relating to the sale of the long-term care pharmacy business at our Sterling, Colorado pharmacy is not completed prior to the closing of the sale of that pharmacy to Walgreens and is subject to deduction to the extent that certain of our former employees and their affiliates compete in the retail pharmacy business within the 18-month anniversary of the closing of the sale of that pharmacy to Walgreens. See “Agreements Regarding the Sterling, Colorado Pharmacies” and “Indemnity Escrow Agreement” below.

As described below under “Conditions to Closing” and “Closing,” the closing of the transactions contemplated by the Purchase Agreement are subject to the satisfaction of certain conditions and will occur in multiple stages by pharmacy location in conjunction with the completion of each inventory valuation. As a result, the parties have agreed to apportion the Purchase Price among the various pharmacy locations so that only a portion of the total Purchase Price will be paid on each closing date. ApothecaryRx and Walgreens have agreed to the Non-Inventory Amount, GPA Amount, and Notes Amount to be allocated to each pharmacy location.
Representations and Warranties of ApothecaryRx
The Purchase Agreement contains customary representations and warranties by ApothecaryRx that relate to, among other things:
•	due organization, valid existence and good standing of ApothecaryRx;
•	authority and power to execute, deliver and perform the Purchase Agreement and related agreements;
•	due authorization, execution and delivery of the Purchase Agreement and related agreements;
•	enforceability of the Purchase Agreement and related agreements in accordance with their terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights, and (ii) general equity principles;
•	adoption and approval of the Purchase Agreement and the transactions contemplated by such agreement by the Board and the shareholders of Graymark;
•	absence of conflicts with organizational documents of ApothecaryRx or Graymark, material agreements, or federal, state or local laws;
•	required consents;
•	tax matters and compliance with relevant tax laws;
•	title and sufficiency of the assets being sold;
•	the unaudited income statements and balance sheets of ApothecaryRx for the twelve month period ended December 31, 2009 and the six month period ended June 30, 2010;
•	absence of undisclosed liabilities;
•	absence of a material adverse effect with respect to ApothecaryRx’s business or the Assets since June 30, 2010;
•	reports filed with the Securities and Exchange Commission by Graymark;
•	the status of ApothecaryRx’s leased real property, material contracts, personal property, inventory, intellectual property and software;
•	ApothecaryRx’s relationships with its suppliers and distributors;

•	the status of prescriptions filled over the 12-month period ended April 30, 2010;
•	ApothecaryRx’s employees and employee benefit plans;
•	absence of pending or threatened litigation, actions and other proceedings against ApothecaryRx;
•	compliance with foreign, federal, state and local statutes, regulations, rules, codes or ordinances, including Medicare and Medicaid;
•	compliance with federal, state and local laws related to the environment;
•	ApothecaryRx’s solvency;
•	transactions between ApothecaryRx and its affiliates; and
•	the existence of broker’s fees or commissions payable on account of the transactions contemplated by the Purchase Agreement.
Representations and Warranties of Walgreens
The Purchase Agreement contains customary representations and warranties by Walgreens that relate to, among other things:
•	due organization, valid existence and good standing with requisite corporate power and authority to carry on its business as currently conducted;
•	requisite corporate authority and power to execute, deliver and perform the Purchase Agreement and related agreements;
•	due execution, delivery and performance of the Purchase Agreement and related agreements;
•	enforceability of the Purchase Agreement and related agreements in accordance with their terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights, and (ii) general equity principles;
•	absence of conflicts with organizational documents, material agreements, or federal, state or local laws;
•	required consents and approvals; and
•	sufficient funds to pay the Purchase Price.
Covenants of the Parties
The Purchase Agreement contains a number of covenants by the parties, including covenants relating to:
•	employment of certain of ApothecaryRx’s employees by Walgreens;
•	non-competition and non-solicitation, as described below;
•	public announcements;
•	conversion of prescription file and record data;
•	matters relating to patient communications and prescriptions;
•	conduct of business by ApothecaryRx prior to the closing of transactions contemplated by the Purchase Agreement;

•	tax matters;
•	access to information and property;
•	transfer of permits and licenses;
•	treatment of accounts payable;
•	preparation of this Information Statement;
•	notification of certain events;
•	required consents and approvals;
•	matters involving the pharmacies located in Sterling, Colorado; and
•	change of name of ApothecaryRx.
Obligations of Graymark
Graymark is a party to certain provisions of the Purchase Agreement. Under the Purchase Agreement, Graymark has agreed to:
•	non-competition and non-solicitation covenants, as described below;
•	cooperate with the other parties to execute and deliver such documents and other instruments that may be reasonably required to carry out the purposes of the Purchase Agreement;
•	obtain shareholder approval of the Purchase Agreement and Asset Sale;
•	promptly prepare and file an Information Statement on Schedule 14C with the Securities and Exchange Commission regarding the Asset Sale, and to distribute such Information Statement as promptly as practicable; and
•	unconditionally guarantee to Walgreens all obligations of ApothecaryRx under the Purchase Agreement.
Non-Competition and Non-Solicitation
In the Purchase Agreement, ApothecaryRx and Graymark have each agreed to the following non-competition and non-solicitation covenants:
•	for a period of five years from the final closing under the Purchase Agreement, not to own, operate, lease, engage or participate, directly or indirectly, in, or in connection with, the business of any retail drug store, clinic pharmacy, long-term care facility pharmacy business or other business which competes with the business conducted by the ApothecaryRx business prior to the date of the Purchase Agreement within (i) the states of Illinois, Colorado, Minnesota, Missouri or Oklahoma as it relates to the long-term care segment of such business and (ii) within the United States as it relates to an other segment of such business, including retail pharmacies;
•	for a period of five years from the final closing under the Purchase Agreement, not to solicit any person who filled a prescription at any of the pharmacy locations sold to Walgreens during the 12-month period ending on the applicable closing date for such pharmacy location under the Purchase Agreement;
•	for a period of five years from the final closing under the Purchase Agreement, not to transfer or lease any File Transfer Pharmacy property to any business which competes with the retail pharmacy business being sold to Walgreens;

•	for a period of five years from the final closing under the Purchase Agreement, not to solicit, recruit, or hire any former employee of ApothecaryRx that is hired by Walgreens under the Purchase Agreement; and
•	for so long as ApothecaryRx or Graymark is a tenant under a lease at any File Transfer Pharmacy location, such location will not be used to operate a retail pharmacy.
The parties agreed that the non-competition and non-solicitation covenants do not prohibit or prevent:
•	Graymark, ApothecaryRx and their affiliates, as a group, owning a passive investment in securities of a publicly traded business involved in the pharmacy business provided that such investment does not exceed 5% of the outstanding securities of such entity;
•	Graymark, SDC Holdings, LLC and their affiliates (other than ApothecaryRx) from acquiring and organically growing any businesses that diagnose and/or treat sleep disorders or otherwise support the ongoing care of patients with respect to such disorders, including but not limited to the diagnostic testing of patients in an institution, facility or personal residence and the rental, lease or sale of medical devices, supplies and accessories currently or in the future used in the care of sleep disorders or reasonably growing out of such care, and as long as the business does not sell prescription drugs or market itself as a pharmacy;
•	any purchaser of a controlling interest in Graymark unaffiliated with Graymark or ApothecaryRx from conducting pharmacy business in the manner conducted prior to its acquisition, as long as such business is not conducted through Graymark or its subsidiaries and such purchase does not occur prior to the one-year anniversary of the final closing date; and
•	termination of any lease of a File Transfer Location provided such termination does not occur within 90 days of the closing date of the sale of the assets of such location to Walgreens.
In addition, certain employees of ApothecaryRx, including our Chief Operating Officer, will enter into individual non-competition agreements with Walgreens as described above under “The Asset Sale — Interests of Graymark Officers and Directors in the Asset Sale.”
Agreements Regarding the Sterling, Colorado Pharmacies
As a result of events subsequent to September 1, 2010, we entered into an amendment to the Original Purchase Agreement in order to address specific circumstances that arose in connection with the File-Transfer Pharmacies located in Sterling, Colorado, which we refer to as “Barnes I,” “Barnes II,” and together as the “Barnes Pharmacies.” Barnes I provides retail pharmacy services, and Barnes II provides long-term care pharmacy services.
Retention Rate Earnout. At the closing of the sale of the Barnes Pharmacies, we will deliver a certificate to Walgreens setting forth the average daily prescription count at Barnes I, excluding certain non-standard business, for the six-month period ending on the day immediately prior to the closing date for the Barnes Pharmacies. On the six-month anniversary of the date of closing the sale of the Barnes Pharmacies, Walgreens will deliver a certificate to us setting forth the average daily prescription count at Walgreens’ pharmacy located in Sterling, Colorado, excluding certain non-standard business, for the six-month period following the closing date for the Barnes Pharmacies and setting forth the Retention Rate, as defined below. If, on the six-month anniversary of the closing of the Barnes Pharmacies, the Retention Rate is within the ranges set forth below, escrow funds will be distributed to Walgreens in the amounts indicated below (the “Retention Rate Earnout”):

% Range	Funds Paid to Buyer

Equal to or less than 45%	$1,000,000

Greater than 45% but less than 50%	$800,000

Equal to or greater than 50% but less than 55%	$600,000

Equal to or greater than 55% but less than 60%	$400,000

Equal to or greater than 60% but less than 65%	$200,000

Equal to or greater than 65%	$0.00
The “Retention Rate” means the percentage equal to (a) the average daily prescription count for Walgreens’ pharmacy located in Sterling, Colorado set forth on the post-closing certificate described above, less an agreed upon baseline number of prescriptions, divided by (b) the average daily prescription count at Barnes I as set forth on the certificate delivered at the closing of the sale of the Barnes Pharmacies as described above, provided that if Walgreens does not continue certain services for Barnes I customers for the six-month period following the closing date of the sale of the Barnes Pharmacies, then the prescriptions included in the certificate delivered at the closing date that were filled utilizing such services will be excluded from the calculation of the Retention Rate.
LTC Agreement. Pursuant to the terms of the Purchase Agreement, Walgreens is to enter into an agreement to sell the long-term care pharmacy business of Barnes II (the “Barnes LTC Agreement”). We have agreed that, if, and only if, the transactions contemplated by the Barnes LTC Agreement are not consummated prior to the closing of the sale of the Barnes Pharmacies (an “LTC Agreement Failure”), then $1,500,000 of the purchase price applicable to the Barnes Pharmacies will be deposited in the LTC Escrow Fund (the “LTC Escrow Amount”). If the parties to the litigation described below (the “Barnes Parties”) do not compete with the business of Barnes I and Barnes II (i) during the six-month period following the closing date of the sale of the Barnes Pharmacies or (ii) during the 18-month period following the closing date of the sale of the Barnes Pharmacies, then $500,000 and $1,000,000, respectively, of the LTC Escrow Amount will be distributed to ApothecaryRx on such dates. In addition, if Walgreens completes the sale of all or part of Barnes II on terms substantially similar to the proposed Barnes LTC Agreement following the closing of the sale of the Barnes Pharmacies and none of the Barnes Parties have competed with the business of Barnes I and Barnes II, then the entire LTC Escrow Amount will be distributed to ApothecaryRx. The sole remedy for Walgreens in connection with any breaches as of the date hereof of representations, warranties, or covenants, or damages incurred with respect to the Barnes Pharmacies and arising from the litigation described below and based on facts and circumstances known to Buyer as of the date hereof is limited to the LTC Escrow Amount and the Retention Rate Earnout.
Outstanding Litigation. In addition, we will use our best efforts to settle the outstanding litigation between ApothecaryRx and certain former employees and affiliates of the Barnes Pharmacies and to fully enforce any rights and remedies we have under our existing agreements with the Barnes Parties.
Conditions to Closing
Under applicable federal securities laws, the transactions contemplated by the Purchase Agreement cannot be consummated until the end of the 20-day period beginning on the date when the Definitive Information Statement on Schedule 14C is first distributed to Graymark shareholders.
In addition, under the Purchase Agreement, the obligation of Walgreens to complete each closing is subject to the following conditions:
•	the representations and warranties of ApothecaryRx contained in the Purchase Agreement are true and correct as of each closing date, except that representations and warranties not qualified by materiality shall be true and correct in all material respects;
•	ApothecaryRx has performed or complied in all material respects with the covenants and agreements required to be performed or complied with prior to the closing date;
•	Graymark shall have received shareholder approval of the Asset Sale and Purchase Agreement;
•	there has been no material adverse effect, and no fact or condition exists or is threatened which would reasonably be expected to have a material adverse effect, on ApothecaryRx’s business or the Assets;
•	delivery by ApothecaryRx of documents required to release all encumbrances on the Assets;

•	to the extent required prior to closing, Walgreens has obtained all permits or licenses required in order to operate the Assets;
•	no governmental or legal orders exist prohibiting or restraining the closing;
•	ApothecaryRx shall have granted Walgreens access to its employees as requested;
•	Graymark shall have complied with Regulation 14C of the Securities Exchange Act of 1934, as amended;
•	all documents required to be delivered at the applicable closing have been so delivered;
•	all required lease consents have been obtained; and
•	ApothecaryRx has made available each operating retail pharmacy location being purchased by Walgreens for installation of equipment and wiring for data and communication or other store systems.
Under the Purchase Agreement, the obligation of ApothecaryRx to complete the closing is subject to the following conditions:
•	the representations and warranties of Walgreens contained in the Purchase Agreement are true and correct as of each closing date, except that representations and warranties not qualified by materiality shall be true and correct in all material respects;
•	Walgreens has performed or complied in all material respects with the covenants and agreements required to be performed or complied with prior to the closing date;
•	no governmental or legal orders exist prohibiting or restraining the closing;
•	Graymark shall have received shareholder approval of the Asset Sale and Purchase Agreement;
•	Graymark shall have complied with Regulation 14C of the Securities Exchange Act of 1934, as amended; and
•	the applicable portion of the Purchase Price and all documents required to be delivered at the applicable closing have been so delivered.
Closing
In order to accommodate the transfer of assets at each pharmacy location, the parties have agreed to hold multiple closings by pharmacy location. Assuming the conditions to closing have been met, the parties expect to begin the closing of the File Transfer Pharmacies within five business days after Graymark has complied with the 20-day waiting period noted above. The closing of the Operate Location Pharmacies would begin on a date mutually agreed to by the parties, provided that the required 20-day waiting period has passed. The parties expect to complete the closing of the Asset Sale contemplated by the Agreement by December 31, 2010.
Survival of Representations, Warranties and Covenants
Except for certain representations, the representations and warranties of ApothecaryRx contained in the Purchase Agreement and the certificates and other documents delivered pursuant to the Purchase Agreement will terminate 18 months following the applicable closing date, provided no claim has been made relating to such representation or warranty prior to the end of the 18-month period. The representations of ApothecaryRx relating to organization and authority, no conflicts, title to assets, compliance with law and broker’s fees shall survive the closing of the Asset Sale until the date 30 days beyond the applicable statute of limitations. The representations of ApothecaryRx relating to taxes shall survive until 30 days after the expiration of the statute of limitations applicable to such taxes. ApothecaryRx and Walgreens agree that the effect of the termination of survival of the representations and warranties is to bar any claim or cause of action based on the alleged inaccuracy of a representation or breach of warranty after the relevant termination date. The covenants and agreements contained in the Purchase Agreement will survive the closing of the Asset Sale indefinitely or until the date specified in such covenant or agreement.

Indemnification
ApothecaryRx agreed to indemnify Walgreens and its affiliates for losses arising from or incurred in connection with:
•	any breach by ApothecaryRx of any warranty, covenant, agreement, or any inaccuracy of any of its representations contained in the Purchase Agreement or any certificate or and other documents delivered pursuant to the Purchase Agreement;
•	any failure by ApothecaryRx to perform any of its obligations under the Purchase Agreement;
•	the failure by ApothecaryRx to pay, perform or discharge any liabilities not assumed by Walgreens;
•	any claims for brokerage commissions or other compensation arising from the negotiation and execution of the Purchase Agreement;
•	any claims by former, current, or future holders of rights or interests in ApothecaryRx or any creditor of ApothecaryRx arising from or relating to the execution, delivery and performance of the Purchase Agreement and the Asset Sale; and
•	any breach of the individual non-competition agreements entered into by Lewis P. Zeidner and James A. Cox during the time such individuals are employees of ApothecaryRx or its affiliates.
ApothecaryRx’s liability with respect to breaches of its representations and warranties (other than the representation and warranties set forth below) is capped at $8,125,000. The cap on liability does not apply to claims relating to any breach of the following representations and warranties of ApothecaryRx:
•	due organization, valid existence and good standing of ApothecaryRx;
•	requisite authority and power to execute and deliver the Purchase Agreement and to perform its obligations under the Purchase Agreement;
•	due execution and delivery of the Purchase Agreement;
•	absence of violations of or conflicts with organizational documents, federal, state or local laws and material agreements;
•	title and sufficient of the assets;
•	compliance with federal, state and local statutes, including Medicare and Medicaid;
•	compliance with federal, state and local laws related to the environment;
•	the existence of broker’s fees; or
•	tax matters and compliance with relevant tax laws.

Walgreens has agreed to indemnify ApothecaryRx and its affiliates against all losses incurred in connection with or arising from:
•	any breach by Walgreens of its representations or warranties contained in the Purchase Agreement or any certificate or and other documents delivered pursuant to the Purchase Agreement;
•	any breach by Walgreens of any of its covenants, agreements or obligations contained in the Purchase Agreement or any certificate or and other documents delivered pursuant to the Purchase Agreement;
•	any liability assumed by Walgreens; and
•	the use of borrowed permits by Walgreens on and after the applicable closing date.
Indemnity Escrow Agreement
For purposes of satisfying any claims for indemnity, Walgreens and ApothecaryRx agreed to enter into an escrow agreement whereby $2,000,000 of the Purchase Price will be deposited with an escrow agent (the “Indemnity Escrow Fund”). Generally, under the terms of the escrow agreement, on the 12-month anniversary of the final closing date, the escrow agent will release 50% of the remaining funds held in the Indemnity Escrow Fund after deducting any amounts subject to a pending claim for indemnification by Walgreens. On the 18-month anniversary of the final closing date, all remaining funds in the Indemnity Escrow Fund will be distributed to ApothecaryRx and the escrow agreement will terminate if no claims for indemnification are pending or remain unpaid. If, however, any claims for indemnification are pending or remain unpaid on the 18-month anniversary date, the escrow agreement will remain in effect until such claims are resolved, provided if the outstanding claims are less than the amount remaining in the Indemnity Escrow Fund, the escrow agent will distribute to ApothecaryRx the difference between such amount and the remaining the Indemnity Escrow Fund on the 18-month anniversary date.
In addition, of the $2,000,000 Indemnity Escrow Fund, $1,000,000 is subject to partial or full recovery by Walgreens if the average daily prescription sales at the Walgreens pharmacy in Sterling, Colorado over a six-month period after Walgreens purchases our retail pharmacy in Sterling, Colorado does not increase by a certain percentage of the average daily prescription sales by our retail pharmacy in Sterling, Colorado. Furthermore, if an agreement, on certain terms required by Walgreens, relating to the sale of the long-term care pharmacy business at our Sterling, Colorado pharmacy is not completed prior to the closing of the sale of that pharmacy to Walgreens, an additional $1,500,000 will be deposited in an escrow fund (the “LTC Escrow Fund”) and is subject to deduction to the extent that certain of our former employees and their affiliates compete in the retail pharmacy business within the 18-month anniversary of the closing of the sale of that pharmacy to Walgreens. See “The Asset Purchase Agreement — Agreements Regarding the Sterling, Colorado Pharmacies” above for additional information.
Termination of the Asset Purchase Agreement
The Purchase Agreement sets forth the rights of each party to terminate the Purchase Agreement prior to the closing of the Asset Sale and provides that the Purchase Agreement may be terminated at any time prior to closing as follows:
•	by the mutual written consent of ApothecaryRx and Walgreens;
•	by Walgreens if ApothecaryRx defaults on any of its obligations under the Purchase Agreement and the default results in a failure of a Walgreens closing condition to be satisfied, and such default is not cured within the sooner of (i) 10 days after receipt of notice of the default or (ii) November 30, 2010, provided all ApothecaryRx’s closing conditions have been satisfied or waived by ApothecaryRx;
•	by ApothecaryRx if Walgreens defaults on any of its obligations under the Purchase Agreement and the default results in a failure of a ApothecaryRx closing condition to be satisfied, and such default is not cured within the sooner of (i) 10 days after receipt of notice of the default or (ii) November 30, 2010, provided all Walgreens’s closing conditions have been satisfied or waived by Walgreens;

•	by ApothecaryRx or Walgreens if any governmental authority has issued a final, non-appealable order or ruling permanently restraining or prohibiting the Asset Sale; or
•	by ApothecaryRx or Walgreens if the first closing has not occurred on or before December 31, 2010 (or such later date as the parties may mutually agree) provided the party seeking termination is not in breach of the Purchase Agreement.
If the Purchase Agreement is terminated, all further obligations of the parties are terminated without further liability except for each party’s obligation (i) not make any public announcements without prior approval of the other party, and (ii) to pay its own costs and expenses incurred in connection with the Purchase Agreement (other than certain shared expenses agreed to by the parties, if any).
In addition, termination of the Purchase Agreement does not relieve any party from liability for its willful breach of the Purchase Agreement.

Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial statements are derived from our historical combined financial statements and give effect to the sale of substantially all the assets of ApothecaryRx. The unaudited pro forma condensed combined balance sheet as of June 30, 2010 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008 were prepared as if the sale had occurred on first day of the periods presented and removes the unaudited historical consolidated statements of operations for ApothecaryRx from the historical audited and unaudited consolidated statements of operations for the Company.
The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only to show the effect of the removal of ApothecaryRx from the Company on a historical basis. These financial statements do not purport to be indicative of the financial position or operations that would have actually occurred had the sale of ApothecaryRx been completed at those dates, nor do they project expected results of operations or financial position for any future period or date.
The unaudited pro forma condensed combined financial statements do not reflect any adjustments for projected non-recurring costs associated with the sale of ApothecaryRx and does not incorporate any incremental cash or other assets or liabilities arising from the sale transaction. The final result of this transaction will be the discontinuation of this segment of the Company’s business.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2010

		Pro Forma
	Graymark	Adjustments	Pro Forma

ASSETS

Cash and cash equivalents	$1,285,574	$2,090,832	$3,376,406
Accounts receivable, net	10,615,365	(7,136,634)	3,478,731
Inventories	8,674,472	(8,090,372)	584,100
Other current assets	1,658,607	(602,401	1,056,206

Total current assets	22,234,018	(14,353,948)	7,880,070

Fixed assets, net	5,775,551	(897,316	4,878,235
Intangible assets, net	12,375,659	(6,617,965)	5,757,694
Goodwill	33,606,032	(13,089,138)	20,516,894
Other assets	435,563	—	435,563

Total assets	$74,426,823	$(34,342,994)	$40,083,829

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$5,302,542	$(4,532,295)	$770,247
Accrued liabilities	4,351,082	(2,932,213)	1,418,869
Intercompany	—	—	—
Short-term debt	20,130	—	20,130
Current portion of long-term debt	1,658,864	(1,259,235)	399,629

Total current liabilities	11,332,618	(8,723,743)	2,608,875

Long-term debt net of current portion	45,269,551	(23,135,687)	22,133,864

Total liabilities	56,602,169	(31,859,430)	24,742,739

Shareholders’ Equity:
Common stock $0.0001 par value, 500,000,000 shares authorized	2,898	—	2,898
Paid-in capital	29,435,189	(1,000)	29,434,189
Accumulated deficit	(11,647,227)	(2,482,564)	(14,129,791)

Total Graymark Healthcare shareholders’ equity	17,790,860	(2,483,564)	15,307,296

Non-controlling Interest	33,794	—	33,794

Total equity	17,824,654	(2,483,564)	15,307,296

Total liabilities and shareholders’ equity	$74,426,823	$(34,342,994)	$40,083,829

Common shares issued and outstanding	28,997,997	—	28,997,997

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2010

		Pro Forma
	Graymark	Adjustments	Pro Forma

Revenues	$55,859,152	$(43,836,051)	$12,023,101

Costs and expenses:
Cost of sales and services	36,926,923	(33,374,773)	3,552,150
Selling, general and administrative	18,089,286	(8,694,414)	9,394,872
Depreciation and amortization	1,216,061	(519,537)	696,524

	56,232,270	(42,588,724)	13,643,546

Net other (expense)	(1,192,852)	622,166	(570,686)

Income from continuing operations, before taxes	(1,565,970)	(625,161)	(2,191,131)
Benefit (provision) for income taxes	(37,589)	—	(37,589)

Income from continuing operations, net of taxes	(1,603,559)	(625,161)	(2,228,720)
Discontinued operations, net of taxes	4,576	—	4,576

Net income	(1,598,983)	(625,161)	(2,224,144)
Less: Net income (loss) attributable to noncontrolling interest	(34,727)	—	(34,727)

Net income (loss) attributable to Graymark Healthcare	$(1,564,256)	$(625,161)	$(2,189,417)

Net income per share of common stock:
Basic and diluted	$(0.05)	$(0.03)	$(0.08)

Weighted average number of common shares outstanding:
Basic and diluted	28,997,997	—	29,997,997

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2009

		Pro Forma
	Graymark	Adjustments	Pro Forma

Revenues	$107,240,840	$(89,669,301)	$17,571,539

Costs and expenses:
Cost of sales and services	73,867,128	(68,344,196)	5,522,932
Selling, general and administrative	34,246,548	(17,317,885)	16,928,663
Depreciation and amortization	2,188,479	(1,114,347)	1,074,132

	110,302,155	(86,776,428)	23,525,727

Net other (expense)	(2,287,283)	1,334,559	(952,724)

Income from continuing operations, before taxes	(5,348,598)	(1,558,314)	(6,906,912)
Benefit (provision) for income taxes	—	—	—

Income from continuing operations, net of taxes	(5,348,598)	(1,558,314)	(6,906,912)
Discontinued operations, net of taxes	6,896	—	6,896

Net income	(5,341,702)	(1,558,314)	(6,900,016)
Less: Net income (loss) attributable to noncontrolling interest	(153,806)	—	(153,806)

Net income (loss) attributable to Graymark Healthcare	$(5,187,896)	$(1,558,314)	$(6,746,210)

Net income per share of common stock:
Basic and diluted	$(0.18)	$(0.06)	$(0.24)

Weighted average number of common shares outstanding:
Basic and diluted	28,414,508	—	28,414,508

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2008

		Pro Forma
	Graymark	Adjustments	Pro Forma

Revenues	$96,621,322	$(81,329,158)	$15,292,164

Costs and expenses:
Cost of sales and services	67,803,667	(62,023,749)	5,779,918
Selling, general and administrative	23,818,864	(16,273,854)	7,545,010
Depreciation and amortization	1,571,292	(972,665)	598,627

	93,193,823	(79,270,268)	13,923,555

Net other (expense)	(2,055,063)	1,358,882	(696,181)

Income from continuing operations, before taxes	1,372,436)	(700,008)	672,428)
Benefit (provision) for income taxes	(136,000)	146,000	10,000)

Income from continuing operations, net of taxes	1,236,436)	(554,008)	682,428)
Discontinued operations, net of taxes	60,932	—	60,932

Net income	1,297,368	(554,008)	743,360
Less: Net income (loss) attributable to noncontrolling interest	552,970	—	552,970

Net income (loss) attributable to Graymark Healthcare	$744,398	$(554,008)	$190,390

Net income per share of common stock:
Basic and diluted	$0.03	$(0.02)	$0.01

Weighted average number of common shares outstanding:
Basic and diluted	25,885,628	—	25,885,628

See accompanying notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
Note 1: BASIS FOR PRESENTATION
The pro forma condensed combined financial statements present the pro forma effects of the sale by Graymark Healthcare, Inc. (“Graymark”) of substantially all the fixed and intangible assets and inventory of ApothecaryRx, LLC (“Apothecary”) to Walgreen Co. (“Walgreens”) and the resulting discontinuation of the Apothecary segment. The transaction with Walgreens is an asset sale and will be recorded as a disposition of the assets sold. Any remaining assets and liabilities, which include accounts receivable and certain accounts payable and accrued liabilities will be included in discontinued operations.
The accompanying unaudited pro forma condensed combined financial statements are presented assuming the sale and discontinuation of the Apothecary segment occurred on the first day of the periods presented.
The historical information presented for Graymark (i) as of June 30, 2010 and the six months then ended is derived from the unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q and, (ii) December 31, 2009 and 2008 and the years then ended are derived from the audited consolidated financial statements contained in our Annual Reports on Form 10-K.
The pro forma financial information presented in the unaudited pro form condensed combined financial statements is not necessarily indicative of the financial position and results of operations that would have been achieved had the assets and liabilities of Apothecary been sold as of the first date of the periods presented. The results of operations presented in the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of future operations of Graymark following the consummation of the sale and subsequent discontinuation of the Apothecary segment.
(2) ADJUSTMENTS — SALE AND DISCONTINUED OPERATIONS OF APOTHECARY
The accompanying unaudited pro forma condensed combined financial statements have been adjusted to give effect to the sale and discontinued operations of the Apothecary segment as follows:
(a)	All asset, liability and equity amounts attributable to the Apothecary segment were adjusted out of the consolidated results of Graymark to reflect the sale and discontinuation of Apothecary.
(b)	Revenue, cost of sales, selling, general and administrative expenses and other revenue and expenses attributable to the Apothecary segment have been reduced from the consolidated results of Graymark to reflect the sale and discontinuation of the Apothecary segment as of the first day of the periods presented.
(c)	Certain expenses recorded as corporate expenses were reduced from the consolidated results of Graymark to reflect an estimate of the amounts related to the Apothecary segment. The total expense adjustment for these items is $259,019, $433,691 and $131,683 for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008 respectively.
(d)	Intercompany amounts due to Graymark from Apothecary in the amount of $2,049,392 as of June 30, 2010 was offset against cash and cash equivalents to reflect cash provided to Apothecary that would have been retained by Graymark had the sale and discontinuation of Apothecary occurred on the first day of the periods presented.

(3) ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND CERTAIN OTHER LIABILITIES
The accompanying unaudited pro forma condensed combined balance sheets have been adjusted to remove accounts receivable, accounts payable and certain other liabilities for historic presentation purposes. However Graymark is not selling and will retain the accounts receivable, accounts payable and certain other liabilities.
(4) TRANSACTION AND OTHER NON-RECURRING EXPENSES ASSOCIATED WITH THE SALE TRANSACTION
Graymark will incur certain material non-recurring costs and expense associated with the sale and discontinuation of Apothecary including broker and other advisory fees, separation costs, business wind down and inventory disposition costs, income and other tax expense and other costs and expenses of approximately $5.0 million. These costs and expenses are not included in the accompanying unaudited pro forma condensed combined financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents certain information regarding the beneficial ownership of our common stock as of September 30, 2010, of (i) the only persons known by us to own beneficially more than 5% of our common stock, (ii) each of our current directors and executive officers and (iii) all of our executive officers and directors as a group, together with their percentage holdings of the beneficially owned outstanding shares. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated in the applicable footnotes, subject to community property laws, where applicable. For purposes of the table, the number of shares and percent of ownership of outstanding common stock that the named person beneficially owns includes common stock shares that the named person has the right to acquire within 60 days following September 30, 2010 (pursuant to exercise of stock options, warrants or conversion rights) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

	Common Stock Beneficial Ownership
	Shares	Rights
	Owned of	to	Total	Ownership
Name (and Address) of Beneficial Owner (1)	Record	Acquire	Shares	Percent (2)

Oliver Company Holdings, LLC (3)	7,028,992	—	7,028,992	24.3%

Lewis P. Zeidner (7)	3,493,000	91,666	3,584,666	12.3%

Stanton Nelson (7)	2,733,072	19,000	2,752,072	9.5%

Dalea Partners LP (4)	1,703,969	—	1,703,969	5.9%

William R. Oliver (3)	1,657,608	15,000	1,672,608	5.8%

P. Mark Moore (6)	1,609,212	—	1,609,212	5.6%

TLW Securities LLC (5)	1,564,842	—	1,564,842	5.4%

Kevin Lewis (7)	816,000	—	816,000	2.8%

Joseph Harroz, Jr. (7)	241,392	15,000	256,392	* %

James A.Cox (7)	255,000	—	255,000	* %

Scott Mueller (7)	134,181	15,000	149,181	* %

S. Edward Dakil, M.D. (7)	133,571	15,000	148,571	* %

Grant A. Christianson (7)	119,048	—	119,048	* %

Steven L. List (7)	40,000	—	40,000	* %

Executive Officers and Directors as a group (9 individuals)	7,965,264	155,666	8,120,930	27.9%

*	Represents less than one percent (1%) of the outstanding shares of common stock.

(1)	Unless otherwise indicated in the footnotes, the business address of each person in the table is 1350 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102.

(2)	Percentages are rounded to the nearest one-tenth of one percent, based upon 28,974,884 shares of common stock outstanding.

(3)	Oliver Company Holdings, LLC is controlled by Roy T. Oliver and each is deemed the beneficial owner of the common stock shares. Furthermore, William R. Oliver is the adult son of Roy T. Oliver. The business address of each of Oliver Company Holdings, LLC, Roy T. Oliver and William R. Oliver is 101 N. Robinson, Ste. 900, Oklahoma City, Oklahoma 73102.

(4)	Dalea Partners, LP is controlled by Malone Mitchell and each is deemed the beneficial owner of the shares of common stock. The business address of Dalea Partners LP and Malone Mitchell is 4801 Gaillardia Parkway, Suite 350, Oklahoma City, Oklahoma 73142.

(5)	TLW Securities LLC is controlled by Tom Ward and each is deemed the beneficial owner of the shares of common stock. The business address of TLW Securities LLC and Tom Ward is PO Box 54525, Oklahoma City, Oklahoma 73154.

(6)	Based solely on a Schedule 13D filed September 9, 2008: MTV Investments, LP is the record and beneficial owner of 484,500 shares. P. Mark Moore is the President of MTV Associates, Inc., the General Partner of MTV Investments, LP. P. Mark Moore is also a trustee of the R.W.M. Dynasty Trust I., which entity is the sole member of Black Oak Holdings, LLC, which entity is the sole member of Black Oak Capital, LLC, which entity is the sole member of Black Oak II, LLC and Black Oak Investments, LLC. Black Oak II, LLC is the record and beneficial owner of 1,104,112 shares and Black Oak Investments, LLC is the record and beneficial owner of 20,600 shares of the Issuer’s Common Stock. The business address of each of Black Oak Investments II, LLC, MTV Investments, LTD and P. Mark Moore is 101 N. Robinson, Ste. 800, Oklahoma City, Oklahoma 73102.

(7)	The named person is an executive officer or a director or both.
HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this Information Statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:
•	If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 1350 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102, to inform us of their request; or
•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.
WHERE YOU CAN FIND MORE INFORMATION
We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.
Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Graymark Healthcare, Inc. at 1350 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102, telephone: (405) 601-5400.

Annex A
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
DATED AS OF SEPTEMBER 1, 2010
by and among
WALGREEN CO.,

APOTHECARYRx, LLC

and for purposes of Sections 7.2, 7.15, 7.18, 7.20 and 11.12, only,
GRAYMARK HEALTHCARE, INC.

ARTICLE I DEFINITIONS	1

1.1. Definitions	1
1.2. Additional Definitions	8
1.3. Interpretation	9

ARTICLE II PURCHASE AND SALE	9

2.1. Purchased Assets — File-Transfer Locations	9
2.2. Purchased Assets — Operate Location Pharmacies	10
2.3. Excluded Assets	11
2.4. Assumed Liabilities	12
2.5. Excluded Liabilities	12

ARTICLE III PURCHASE PRICE	13

3.1. Purchase Price	13
3.2. Payments; Indemnity Escrow Account	13
3.3. Inventory Amount	14
3.4. Indemnity Fund	14
3.5. Allocation of Purchase Price	15
3.6. Lease Adjustment	15

ARTICLE IV CLOSING	15

4.1. Closing Dates	15
4.2. First Closing Date Payment; Buyer’s First Closing Date Deliveries	16
4.3. Seller’s First Closing Date Deliveries	16
4.4. Subsequent Closing Date Payment; Buyer’s Subsequent Closing Date Deliveries	18
4.5. Seller’s Subsequent Closing Date Deliveries	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER	20

5.1. Organization and Authority; Parent Shareholder Approval	20
5.2. No Conflicts	20
5.3. Taxes	21
5.4. Title and Sufficiency	21
5.5. Financial Statements	22
5.6. No Undisclosed Liabilities	22
5.7. Absence of Certain Changes or Events	22
5.8. SEC Filings	22
5.9. Material Contracts	23
5.10. Suppliers; Distributors and Third Party Payors	23
5.11. Current Volume	23

A-i

5.12. Leased Real Property	23
5.13. Personal Property	25
5.14. Inventory	25
5.15. Intellectual Property; Software	25
5.16. Employee Matters	26
5.17. Employee Relations	28
5.18. Legal Proceedings	28
5.19. Compliance With Law; Permits; Medicare and Medicaid	28
5.20. Sale Process	30
5.21. Fairness Opinion	30
5.22. Solvency	30
5.23. Affiliate Transactions	31
5.24. Broker	31

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	31

6.1. Organization of Buyer	31
6.2. Authorization	31
6.3. Non-Contravention	32
6.4. Sufficient Funds	32

ARTICLE VII ADDITIONAL AGREEMENTS	32

7.1. Employees	32
7.2. Non-competition	34
7.3. Records and Data	36
7.4. Patient Letters	36
7.5. Matters Related to Prescriptions	37
7.6. Interim Operations	37
7.7. Signage	38
7.8. Telephone Numbers	38
7.9. Taxes	38
7.10. Access	39
7.11. Consent of Third Parties; Regulatory and Other Authorizations	40
7.12. Avoiding Abandonment	41
7.13. Nonassignable Contracts	42
7.14. Remittance; Accounts Payable; Patient Charge Accounts	42
7.15. Further Assurances	42
7.16. UCC Searches	43
7.17. Access to Records	43
7.18. Parent Shareholder Approval	43
7.19. Removal of Fixtures and Hazardous Chemicals	43
7.20. Information Statement	44
7.21. Seller Name Change	44
7.22. Long-Term Care Business	44
7.23. Limitations on Representations and Warranties	45
7.24. Notice of Change in Employment Status	46

A-ii

ARTICLE VIII INDEMNIFICATION	46

8.1. Indemnification by Seller	46
8.2. Indemnification by Buyer	46
8.3. Indemnity Fund; Termination of Indemnity Fund	47
8.4. Notice and Determination of Claims	47
8.5. Third Person Claims	48
8.6. Calculation of Losses and Expenses	49
8.7. Tax Treatment of Indemnity Payments	49
8.8. Certain Limitations on Indemnity	49

ARTICLE IX CONDITIONS TO CLOSING	50

9.1. Seller’s Conditions to Closing	50
9.2. Buyer’s Conditions to Closing	50

ARTICLE X TERMINATION	52

10.1. Termination	52
10.2. Effect of Termination	52

ARTICLE XI GENERAL PROVISIONS	53

11.1. Survival of Obligations	53
11.2. No Public Announcement	53
11.3. Notices	53
11.4. Successors and Assigns; No Third Party Beneficiaries	55
11.5. Entire Agreement; Amendments	55
11.6. Waivers	55
11.7. Expenses	55
11.8. Partial Invalidity	56
11.9. Injunctive Relief; Remedies	56
11.10. Counterparts	57
11.11. Governing Law	57
11.12. Parent Guaranty	57

A-iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 1, 2010, by and between Walgreen Co., an Illinois corporation (“Buyer”), ApothecaryRx, LLC, an Oklahoma limited liability company (“Seller”), and, for purposes of Sections 7.2, 7.15, 7.18, 7.20 and 11.12 only, Graymark Healthcare, Inc., an Oklahoma corporation and the sole member of Seller (“Parent”).
WHEREAS, Seller owns and operates independent retail pharmacies;
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, upon the terms and subject to the conditions set forth in this Agreement, (a) certain of the assets of Seller used in the operation of the ten (10) retail pharmacies identified as “Operate Location Pharmacies” on Exhibit A (the “Operate Location Pharmacies”) and (b) all prescription files and inventory related to the eight (8) retail pharmacies identified as “File-Transfer Locations” on Exhibit A (the “File-Transfer Locations”); and
WHEREAS, Seller is a direct wholly-owned subsidiary of Parent, and Parent is willing to guaranty the obligations of Seller hereunder, as provided herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.
“Affiliate” means, with respect to any Person, any other Person that at the time of determination directly or indirectly controls, is controlled by or is under common control with such Person.
“Applicable Closing” means the closing of the transfer of certain Purchased Assets of the Operate Location Pharmacies and/or File Transfer Locations included in such closing from Seller to Buyer, and “Applicable Closing Date” means the time and date upon which the Applicable Closing actually occurs.
“Applicable Indemnity Amount” means $2,000,000 multiplied by the number obtained by dividing (a) the Applicable Non-Inventory Payment Amount by (b) $25,500,000.
“Applicable Non-Inventory Payment Amount” means the aggregate Non-Inventory Payments due at the Applicable Closing.
“Arvest Bank” means Arvest Bank, an Arkansas banking corporation.

“Assumed Contracts” means the Operate Real Estate Leases, Goodwill Protection Agreements and Promissory Notes.
“Business” means as of the date hereof, the business conducted at the Operate Location Pharmacies and the File-Transfer Locations.
“Buyer Group Members” means Buyer and its controlled Affiliates, successors and assigns.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means, with respect to any Person, information regarding such Person that is not previously disclosed to the public or to the trade and includes information regarding, facilities, strategies, methods, trade secrets and other intellectual property, software, systems, procedures, operational policies, manuals, confidential reports, product price lists, pricing and cost policies, customer lists, inventory information, financial information (including revenue, costs or profits of the disclosing party), business plans, prospects, or opportunities.
“Copyrights” means all copyrights, copyrightable works and maskworks, whether registered or unregistered, and pending applications to register the same.
“Encumbrance” means any lien, encumbrance, claim, charge, security interest, assignment, collateral assignment, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.
“End Date” means the date that is 120 days from the date of this Agreement.
“Environmental, Health and Safety Requirements” means all applicable Requirements of Law concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any Hazardous Substances or wastes, chemical substances or mixtures, pesticides, pollutants, process waste water, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Occupational Safety and Health Act of 1970, as amended; the Federal Water Pollution Control Act, as amended; the Federal Resource Conservation and Recovery Act, as amended; the Federal Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Federal Clean Air Act, as amended, and the Superfund Amendments and Reauthorization Act.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Expenses” means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).
“Final Closing” means the latest to occur of the Applicable Closings, and “Final Closing Date” means the time and date upon which the Final Closing actually occurs.
“First Closing” means the first Applicable Closing to occur, and “First Closing Date” means the time and date upon which the First Closing actually occurs.
“First File-Transfer Locations” means the following File-Transfer Locations: Barnes Pharmacy & Barb’s Gifts (Main St., not the Suite B location), Hapeth (33rd St.), Corner Medical (Red Wing, MN), Newt’s (Guthrie, OK), Cox (Park Hill, OK) and Professional Discount (Oklahoma City, OK).
“Goodwill Protection Agreements” means those goodwill protection agreements listed as Assumed Contracts on Schedule 5.9.
“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P. L. 104-191, and its implementing rules and regulations.
“Hazardous Chemicals” means Acetaldehyde Reagent, Ammoniated Mercury Powder usp, Ammonium Dichromate Reagent Crystals, Asafetida Tincture, Carbol Fuchsin Solution, Chloroform, Chromic Acid 10% Solution, Chromium Trioxide Regent Crystals, Hexachlorophene usp, Perchloric ac, Silver Nitrate usp Crystals, Sodium Bifluoride Technical, Sodium Cyanide Granular Technical, Succinylcholine Chloride, Thiourea Practical, Toluene Reagent, Toluene Technical, Trichloroacetic Acid, Trichloroethane 11 Reagent, Tricholorethylene Degreaser, Tungsten Powder, Turpentine and Vanadyl Sulfate Hydrate.
“Hazardous Substances” has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and will also expressly include petroleum, crude oil and any fraction thereof.
“Indemnity Escrow Agreement” means the Indemnity Escrow Agreement to be entered into at or prior to the First Closing among Buyer, Seller and the Indemnity Agent, in a form reasonably acceptable to Buyer, Seller and the Indemnity Agent.
“Installation” means, with respect to each Operate Location Pharmacy, the completion of the installation of wiring and equipment for data and communication devices and other related or similar store systems required for Buyer to integrate the Business with Buyer’s own business and to operate such Operate Location Pharmacy in a manner consistent with the operation of Buyer’s existing pharmacies.

“Instrument of Assignment and Assumption” means the Instrument of Assignment and Assumption, to be delivered by Buyer and Seller at the Applicable Closing, , in a form reasonably acceptable to Buyer and Seller.
“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets primarily used in or related to the ownership or operation of the Business owned by Seller.
“Lease Transfer Documents” means documents, in form and substance reasonably acceptable to Buyer and Seller, evidencing the assignment of the Operate Real Estate Leases to Buyer and the assumption thereof by Buyer, confirming lease terms contained in the Operate Real Estate Leases from third parties and containing the amendments described in the column labeled “Must Have” on Exhibit B (such descriptions referencing terms in the drafts of Lease Transfer Documents furnish by Buyer to Seller prior to the date hereof).
“Licensed Rights” means any transferable Intellectual Property or Software primarily used in or related to the ownership or operation of the Business owned by a third party to which Seller holds a license pursuant to a valid and enforceable license agreement.
“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, including any amount payable with respect to Taxes (including any amounts relating to Taxes payable pursuant to a contract or otherwise).
“Material Adverse Effect” means any result, consequence, condition or matter which, when taken together with all other results, consequences, conditions and matters: (a) materially adversely affects the Purchased Assets or the operations, rights, results of operations or the value of the Purchased Assets, taken as a whole, (b) materially impairs the ability of Seller to own, hold, develop and operate the Purchased Assets, taken as a whole, or (c) impairs, prevents or materially delays Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the pharmacy industry, such as fluctuations in prices, or that result from international, national, regional, state or local economic conditions, from general developments or from other general economic conditions, facts or circumstances that are not subject to the control of either party, (ii) that result from the public announcement of this Agreement or the identity of Buyer, (iii) that result directly from any action taken by Buyer pursuant to this Agreement (but not as a result of any action taken by Buyer in the conduct of its business that is unrelated to this Agreement), or (iv) that result from conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks, provided, however, in the case of each of clauses (i) and (iv) above, only to the extent that any such result, consequence, condition or matter has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on Seller relative to other companies in Seller’s industry.

“Non-compete Agreements” means the executed non-competition agreements in the form attached hereto as Exhibit F for each of Lewis P. Zeidner and James A. Cox.
“Non-compete Signatories” means Lewis P. Zeidner and James A. Cox.
“Non-Inventory Amount” means, with respect to each File-Transfer Location and each Operate Location Pharmacy, the amounts set forth opposite each such File-Transfer Location and Operate Location Pharmacy on Schedule 3.1.
“Non-standard Business” means (a) delivering prescriptions by mail, courier, automobile or other delivery system, (b) compounding, including both sterile and non-sterile compounding, (c) filling prescriptions that involve any unique, customized or non-standard packaging, including prescriptions filled for patients in independent living, assisted living, nursing home, long-term care or hospice facilities, (d) any business conducted pursuant to Section 340B of the Public Health Service Act, or (e) any non-prescription business (including durable medical equipment) done through any pharmacy’s computer system and included in its prescription count (including the Current Volume).
“Operate Premises” means the premises upon which any of the Operate Location Pharmacies conducts its business.
“Operate Real Estate Leases” means the real estate leases and related agreements associated with the Operate Location Pharmacies.
“Owned Intellectual Property” means any Intellectual Property or Software primarily used in or related to the ownership or operation of the Business owned by Seller.
“Patent Rights” means all patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations, extensions, industrial designs, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.
“Patient Charge Account” means all accounts receivable related to the purchased Operate Location Pharmacies and the File-Transfer Locations represented by the “charge accounts” corresponding to patients of the purchased Operate Location Pharmacies and the File-Transfer Locations.
“Permitted Encumbrances” means (a) encumbrances for Taxes or assessments or other governmental charges which are not yet due and payable; (b) materialmen’s, merchants’, carriers’, worker’s, repairer’s, or other similar Encumbrances arising in the ordinary course of business which are not yet due or payable; (c) the express terms of the Assumed Contracts and Software licenses; (d) matters of record (provided that if Seller has any title policies relating to any Operate Location Pharmacies, these matters of record shall be limited to items contained on any such policies, copies of which have been provided to Buyer), zoning and local ordinances affecting the Operate Premises which do not materially detract from the value of or materially impair the existing use of the property; (e) rights of customers in and to their records and prescriptions, as provided under applicable Requirements of Law; and (f) Encumbrances securing obligations under any Promissory Notes or Goodwill Protection Agreements assumed by Buyer.

“Person” means any individual, corporation, partnership, joint venture, trust, Governmental Body or other organization or entity.
“Promissory Notes” means those promissory notes listed as Assumed Contracts on Schedule 5.9 that are not paid off by Seller prior to the Applicable Closing.
“Rambo Pharmacy” means that certain pharmacy operated by Seller and located at 114 E. Leafland Ave. in Decatur, Illinois.
“Required Lease Consents” means the consents from the third parties to the Operate Real Estate Leases set forth on Exhibit B to the transfer of the respective Operate Real Estate Lease to Buyer or its Affiliate, the extension of the existing term or the other amendments contemplated by Exhibit B, which consent may be contained within the Lease Transfer Documents.
“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.
“Sale Process” means all matters related to Seller’s sale of the Purchased Assets and all activities by or for Seller in connection therewith, including the process undertaken by Seller with respect to soliciting proposals from third parties for the Assets and the consideration of, and the actions taken in connection with, possible alternatives to the transactions contemplated by this Agreement.
“SEC” means the Securities and Exchange Commission.
“Security Deposits” means all security deposits paid by Seller to any Person prior to the Applicable Closing related to the Business, if such deposits are retained by the party currently holding them after the Applicable Closing for the benefit of Buyer.
“Shared Expenses” means an amount equal to the aggregate of all expenses associated with the Indemnity Agent, the Data Converter and the Third Party Distributor.
“Software” means computer software programs and software systems used at the Business locations, including all databases, compilations, tool sets, compiles, decompilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
“Solvent” means with regard to a Person on a particular date, that, at fair valuation, such Person’s assets are equal to or greater than the sum of all of such Person’s debts and liabilities, subordinated, probable, contingent or otherwise, on such date, and that such Person is generally paying its debts and liabilities, subordinated, contingent or otherwise, as such debts become absolute and mature unless such debts or liabilities are the subject of a bona fide dispute, and “Insolvent” means that the foregoing is not true with regard to such Person on the particular date.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Applicable Closing Date.
“Subsequent File-Transfer Locations” means (a) Parkway Drugs, located at 2342 North Clark Street, Chicago, Illinois, and (b) Barnes Pharmacy, located at 422 Main Street, Suite B, Sterling, Colorado.
“Tax” (and, with the correlative meaning, “Taxes”) means all federal, state, local or foreign Taxes, charges, fees, imports, levies or other assessments, including, without limitation, all net income, gross receipts, gains (including capital gains), sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, unclaimed property, premium, fringe benefits, goods and services, debits, windfall or excess profits, environmental (including Taxes under Section 59A of the Code), unincorporated business, information, disability, workers compensation, production, registrations, alternative or add-on minimum, accumulated earnings, personal holding, escheat payments, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, and other governmental charges of any kind whatsoever, together with all interest, penalties, fines, additions to Tax or additional amounts imposed by any taxing authority with respect to such amounts.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Payor Agreements” means, with respect to the Business, the contracts and agreements between Seller and any Governmental Body, insurance company, managed care company or other third party payor.
“Trade Secrets” means trade secrets, confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, and other proprietary information and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.
“Trademarks” means all service marks, Internet domain names, logos, designs, slogans, trade dress, trade names, corporate names and general intangibles of like nature whether registered or reregistered, and registrations and pending applications to register the foregoing; provided, it shall specifically exclude the corporate name Graymark Healthcare and shall specifically include the corporate name ApothecaryRx, subject to the terms of Section 7.21.

1.2. Additional Definitions. The following terms are defined in the sections set forth across from such term in the following table:

Agreement	Preamble
Allocation Schedule	3.5
Assumed Liabilities	2.4
Balance Sheet Date	5.5
Business Employee	5.16(a)
Buyer	Preamble
Buyer Applications	7.12(a)
Call Referral Arrangement	7.8
Claim Notice	8.4(a)
Closing Date Payment	3.2(a)(ii)
Current Volume	5.11
Customer	7.2(b)
Data Converter	7.3(a)
Employee Plans	5.16(b)
Exchange Act	5.8
Excluded Assets	2.3
Excluded Contracts	2.3(b)
Excluded Inventory	Exhibit C
Excluded Liabilities	2.5
Fairness Opinion	5.21
File-Transfer Assets	2.1
File-Transfer Inventory	2.1(b)
File-Transfer Locations	Recitals
File-Transfer Records	2.2(a)
Final Conversion	7.3(a)
Financial Statements	5.5
First Purchased File-Transfer Assets	4.2(c)
Fundamental Reps	8.8
GPA Amount	3.1(d)
Indemnified Event	8.6
Indemnified Person	8.4(a)
Indemnitor	8.4(a)
Indemnity Agent	3.4
Indemnity Escrow Account	3.2(a)(i)
Indemnity Fund	3.4
Independent Valuator	3.3(a)
Information Statement	7.20
Initial Conversion	7.3(a)
Inventory	2.2(c)
Inventory Amount	3.3(a)
Inventory Audit	3.3(a)
IOU Prescriptions	7.5
Leased Real Property	5.12(f)
Long-Term Care Business	7.22
Notes Amount	3.1(e)
Operate Location Pharmacies	Recitals
Parent	Preamble

Parent SEC Reports	5.8
Parent Shareholder Approval	5.1(b)
Parent Shareholder Approval Evidence	7.18
Payment Program	5.19(c)(i)
Permits	5.19(c)(i)
Personal Property	2.2(a)
Pharmacy Business	7.2(a)
PHI	7.3(b)
Power of Attorney	7.12(c)
Purchase Price	3.1
Purchased Assets	2.2
Real Property Laws	5.12(g)
Record Data	7.3(a)
Records	2.2(b)
Required Licenses	9.2(f)
Seller	Preamble
Seller Group	7.2(a)
Seller Receivables	7.14(a)
Subsequently Purchased Assets	4.4(c)
Tax Survival Period	11.1
Termination Date	10.1(a)(iv)
Third Party Distributor	7.4
Third Person Claim	8.4(a)
Transfer Taxes	7.9(a)
Transferable Permits	7.12(a)
Transferred Employee	7.1(b)
Transition Services Agreement	4.2(e)
1.3. Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any agreement referred to herein shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement. As used herein, the word “including” means “including without limitation.”
ARTICLE II
PURCHASE AND SALE
2.1. Purchased Assets — File-Transfer Locations. Upon the terms and subject to the conditions of this Agreement, on the Applicable Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest of Seller in, to and under the following assets and properties of Seller associated with the File-Transfer Locations, as the same shall exist on the Applicable Closing Date (collectively, the “File-Transfer Assets”):
(a) any and all prescriptions, prescription files and records, customer lists and patient profiles, including refill status reports and insurance coverages, any files or records maintained electronically, any files or records added between the date of this Agreement and the Applicable Closing Date, in each case related to the File-Transfer Locations (collectively, the “File-Transfer Records”);

(b) except for the Excluded Inventory, all prescription pharmaceutical inventory utilized in connection with, or located on the premises of, any of the File-Transfer Locations (the “File-Transfer Inventory”);
(c) all Trademarks and all rights in and to the trade names (and all derivatives thereof) used in the operation of each File-Transfer Location (and all goodwill associated with such Trademarks and trade names);
(d) all Software used to maintain the File-Transfer Records;
(e) any and all other books and records related to the File-Transfer Locations, in each case that the parties agree should be transferred to Buyer in order to convey ownership of the File-Transfer Inventory or File-Transfer Records to Buyer or to otherwise effectuate the intention of this Agreement;
(f) any guarantees, warranties, indemnities and similar rights covering the File-Transfer Assets; and
(g) any assets listed on Schedule 2.1(g).
2.2. Purchased Assets — Operate Location Pharmacies. Upon the terms and subject to the conditions of this Agreement, on the Applicable Closing Dates, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest of Seller in, to and under substantially all of the assets and properties of Seller (other than the Excluded Assets), primarily used in or related to the ownership or operation of the Operate Location Pharmacies, as the same shall exist on such Applicable Closing Dates, including the following (collectively, and, together with the File-Transfer Assets, the “Purchased Assets”):
(a) any and all personal property located at the Operate Location Pharmacies, including all furniture, fixtures (and fittings thereon), equipment, signage, satellite and other communications equipment and leasehold improvements (collectively, the “Personal Property”), listed on Schedules 5.13(a) and 5.13(b);
(b) any and all prescriptions, prescription files and records, customer lists and patient profiles, including refill status reports and insurance coverages, any files or records maintained electronically, any files or records added between the date of this Agreement and the Applicable Closing Dates, in each case related to the Operate Location Pharmacies (collectively, and, together with the File-Transfer Records, the “Records”);

(c) except for the Excluded Inventory, all prescription pharmaceutical inventory and any items of over-the-counter and front-end inventory specifically identified as inventory to be included in the Purchased Assets on Exhibit C utilized in connection with, or located at, any Operate Location Pharmacy (together with the File-Transfer Inventory, the “Inventory”);
(d) all improvements, fixtures, and fittings thereon, and other appurtenants located at any Operate Location Pharmacies (such as appurtenant rights in and to public streets) and all Security Deposits paid or made with respect to the Operate Premises;
(e) to the extent transferable, all Permits and similar rights obtained from Governmental Bodies primarily used in or related to the ownership or operation of any Operate Location Pharmacies;
(f) copies of all other books and records of Seller relating primarily to the assets, properties and operations of the Operate Location Pharmacies;
(g) all Intellectual Property, Software and any web sites, including the URL addresses and related domain names, in each case, primarily used in or related to the ownership or operation of the Business, including any trade names, Trademarks (and all goodwill associated with such trade names and Trademarks) and Trade Secrets;
(h) any guarantees, warranties, indemnities and similar rights covering Purchased Assets;
(i) all rights in, to and under the Assumed Contracts, including the Operate Real Estate Leases and any rent credits, tenant improvement credits and allowances paid or made with respect to the Operate Real Estate Leases in form and substance acceptable to Buyer;
(j) all telephone and facsimile numbers of each Operate Location Pharmacy; and
(k) pharmacy computers with access to the Records that are maintained electronically and an attached printer for each such pharmacy computer.
2.3. Excluded Assets. Notwithstanding the provisions of Sections 2.1 and 2.2, the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):
(a) all cash and cash deposits and accounts receivable including insurance receivables and pre-paid Expenses, related to periods ending on the Applicable Closing Dates, of Seller or the Business;

(b) all agreements, contracts and understandings of Seller or Parent (including equipment leases and underlying equipment) other than the Assumed Contracts (collectively, the “Excluded Contracts”);
(c) all employee benefit plans, programs or arrangements and all Medicare surety bonds and contracts of insurance of Seller;
(d) all limited liability company, partnership, financial, Tax, and legal records of Sellers not specific to any Business location and all corporate, financial, Tax and legal records and the corporate seal of Parent;
(e) the Excluded Inventory;
(f) all refunds of any Tax for which Seller is liable pursuant to Section 7.9;
(g) all tangible personal property of Seller or Parent other than that located at the Operate Location Pharmacies, including all property in the company offices in Golden Valley, Minnesota, and Oklahoma City, Oklahoma;
(h) decorations and similar personal property in Red Wing Corner Drug at 401 West 3rd Street, Red Wing, Minnesota, not owned by Seller; and
(i) all leased pharmacy robotics equipment.
2.4. Assumed Liabilities. As additional consideration for the Purchased Assets, at the Applicable Closings Buyer shall assume: (a) the obligations of Seller under the Assumed Contracts arising after the Applicable Closing Dates, but not including any obligation accruing, arising out of, or relating to any event or breach of any such Assumed Contract occurring on or prior to the Applicable Closing Dates; and (b) all obligations and liability arising from Buyer’s operation of the Business after the Applicable Closing Dates (collectively, the “Assumed Liabilities”).
2.5. Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any other liability or obligation of Seller whatsoever or any liabilities or obligations constituting an Encumbrance (other than a Permitted Encumbrance) upon the Purchased Assets arising on or prior to the Applicable Closing Dates, regardless of whether any such liabilities or obligations are absolute or contingent, liquidated or unliquidated, known or unknown, or otherwise (collectively, the “Excluded Liabilities”). Seller shall remain liable for, whether known or unknown on the Applicable Closing Dates, all Excluded Liabilities, including any obligations arising on or prior to such Applicable Closing Dates, any liabilities and obligations arising on or prior to such Applicable Closing Dates under any Assumed Contract, any liabilities related to any Excluded Assets, any liabilities arising under the Excluded Contracts and all liabilities in respect of Taxes for which Seller is liable pursuant to Section 7.9. Without limiting the generality of the foregoing, in no event shall Buyer assume any legal obligations of Seller under HIPAA or other applicable laws or regulations, including the HIPAA privacy standard requiring accounting of certain disclosures of PHI made by Seller prior to the Applicable Closing Dates.

ARTICLE III
PURCHASE PRICE
3.1. Purchase Price. In consideration for the sale of the Purchased Assets described in this Agreement, the aggregate purchase price (the “Purchase Price”) shall be equal to:
(a) the Non-Inventory Amount for each File-Transfer Location and each Operate Location Pharmacy set forth on Schedule 3.1 in the aggregate amount of $25,500,000.00; plus
(b) the Inventory Amount for each File-Transfer Location and each Operate Location Pharmacy determined pursuant to Section 3.3; plus
(c) the amount of the Security Deposits for each Operate Location Pharmacy; less
(d) the sum of the remaining payments due under the Goodwill Protection Agreements at the Applicable Closings, as set forth on Schedule 3.1 (such amount, the “GPA Amount”); and less
(e) the sum of the principal amounts and interest due under the Promissory Notes at the Applicable Closings, as set forth on Schedule 3.1 (such amount, the “Notes Amount”).
3.2. Payments; Indemnity Escrow Account. The Purchase Price shall be payable as follows:
(a) On each Applicable Closing Date:
(i) Buyer shall deposit the Applicable Indemnity Amount into an indemnity escrow account (the “Indemnity Escrow Account”) pursuant to the terms of the Indemnity Escrow Agreement; and
(ii) Buyer shall pay to Seller an amount equal to (A) the Non-Inventory Amount, less (B) the GPA Amount, less (C) the Notes Amount, less (D) the Indemnity Amount, and plus (E) the amount of the Security Deposits, in each case solely with respect to the Purchased Assets associated with the File-Transfer Location and the Operate Location Pharmacies that are being transferred from Seller to Buyer as of such Applicable Closing Date (such payment, the “Closing Date Payment”).
(b) Within three (3) business days after each Applicable Closing Date with respect to one or more File-Transfer Locations and/or Operate Location Pharmacies, Buyer shall pay Seller an amount equal to (i) the Inventory Amount with respect to such File-Transfer Locations and/or Operate Location Pharmacies determined by the Inventory Audit, less (ii) Seller’s portion of the Shared Expenses with respect to such File-Transfer Locations and/or Operate Location Pharmacies. In no event shall Seller’s portion of the Shared Expenses plus any expenses relating to the Call Referral Arrangement exceed $1,700 per Business location.

(c) All payments made by Buyer hereunder shall be by wire transfer of immediately available funds to an account specified by Seller or, in the case of the funds in the Indemnity Escrow Account, by the Indemnity Agent.
3.3. Inventory Amount.
(a) The parties shall commission Washington Inventory Service or RGIS (the “Independent Valuator”) to conduct a full review and valuation of the Inventory at each of the File-Transfer Locations as of the Applicable Closing Date (each, an “Inventory Audit”). Each of Seller and Buyer shall have present at each Inventory Audit representatives with authority to approve all aspects of the Inventory Audit including determinations of Excluded Inventory. The Independent Valuators will determine the aggregate value of the Inventory at each of the Operate Location Pharmacies and File-Transfer Locations as of the Applicable Closing Date (such value, the “Inventory Amount”) in accordance with the standards and procedures set forth on Exhibit C. Unless otherwise agreed by the parties, including in the event of any dispute, each Inventory Amount as determined by the Independent Valuator in conducting the Inventory Audit shall be binding upon Seller and Buyer.
(b) Notwithstanding anything in this Agreement to the contrary except as set forth in the following sentence, in no event shall the aggregate Inventory Amount exceed $7,000,000. In the event that the aggregate Inventory Amount exceeds the foregoing amount, Buyer shall have the option, in its sole discretion, either to (i) pay the excess amount for such excess Inventory or (ii) not pay for the excess Inventory, in which case Seller shall retain and be liable for such excess Inventory which will be deemed to be Excluded Inventory.
3.4. Indemnity Fund. Notwithstanding anything to the contrary in this Agreement, each Applicable Indemnity Amount shall be deposited by Buyer on the Applicable Closing Dates with The Bank of New York Trust Company, N.A., as indemnity escrow agent (the “Indemnity Agent”). The Applicable Indemnity Amount so deposited with the Indemnity Agent shall initially constitute the indemnity escrow fund (the “Indemnity Fund”) to be held and released in accordance with the provisions of Article VIII and the Indemnity Escrow Agreement. Pursuant to the terms and conditions of the Indemnity Escrow Agreement, all interest, dividends and proceeds received on the Indemnity Amount shall be retained by the Indemnity Agent as part of the Indemnity Fund. The Indemnity Fund shall be governed by the terms set forth herein and in the Indemnity Escrow Agreement. The Indemnity Fund shall be available to indemnify the Buyer Group Members from any Loss or Expense pursuant to the terms of Article VIII. All fees and expenses of the Indemnity Agent shall be shared equally by Buyer and Seller as provided in Section 11.7.

3.5. Allocation of Purchase Price. Within ten (10) days prior to the Final Closing, Buyer and Seller will mutually agree upon a schedule (the “Allocation Schedule”) to allocate (or a formula for allocating) the Purchase Price (including, for purposes of this Section 3.5, any other consideration paid to Seller) among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Each of Buyer and Seller agrees to file Internal Revenue Service Form 8594, and all federal, state and local Tax Returns, in accordance with the Allocation Schedule. Buyer and Seller each agrees to provide the other promptly with any other information required to complete Form 8594. Notwithstanding anything set forth in this Section 3.5, the allocation of the Purchase Price shall in no way limit Buyer’s recovery for breach by Seller of any of its representations, warranties, covenants or other obligations set forth in this Agreement. The Allocation Schedule shall be consistent with Schedule 3.1.
3.6. Lease Adjustment. If any of the Required Consents or Lease Transfer Documents are not delivered prior to the End Date, unless otherwise agreed in writing by Buyer and Seller, (a) the related Operate Location Pharmacy and any and all assets specifically related thereto (including, but not limited to, Inventory and the applicable Operate Real Estate Lease) shall become Excluded Assets, (b) any and all obligations and liabilities (including, but not limited to, the obligations under the applicable Operate Real Estate Lease) relating to such Operate Location Pharmacy shall become Excluded Liabilities (c) the Non-Inventory Amount, Applicable Indemnity Amount, Inventory Amount and Closing Date Payments that otherwise would have been due for such Operate Location Pharmacy shall not be due or paid and (d) the operation of such Operate Location Pharmacy and all customers thereof will be excluded from the provisions of Section 7.2.
ARTICLE IV
CLOSING
4.1. Closing Dates.
(a) Subject to the satisfaction or waiver of the conditions set forth in Article IX and Buyer’s rights under Section 7.3(a), the First Closing shall be consummated as promptly as practicable and no later than five (5) business days after Seller’s completion of compliance with the requirements of Regulation 14C of the Exchange Act or on such other date as shall be mutually agreed upon by the parties at a time mutually agreed upon by the parties. The First Closing will include three of the First File Transfer Locations mutually agreeable to Buyer and Seller. Subject to the satisfaction or waiver of the conditions set forth in Article IX and Buyer’s rights under Section 7.3(a), the remaining three (3) First File Transfer Locations will close as promptly as practicable within three (3) business days after the First Closing.
(b) Subject to the satisfaction or waiver of the conditions set forth in Article IX and Buyer’s rights under Section 7.3(a), the Applicable Closings of the Operate Location Pharmacies and the Subsequent File-Transfer Locations shall occur as promptly as practicable not less than forty-five (45) days nor more than sixty (60) days after the date of this Agreement (or on such other dates as shall be mutually agreed upon by the parties) at a time mutually agreed upon by the parties; provided, however, that Buyer and Seller reserve the right to effect the Applicable Closings on more than one day; it being understood that in order to effect a smooth transition, neither Buyer nor Seller shall be required to consummate the purchase of more than three (3) Operate Location Pharmacies in any two (2) day period.

(c) Notwithstanding anything in this Agreement to the contrary, Buyer and Seller shall have no obligation to consummate the purchase and sale of any Purchased Assets (and Assumed Liabilities) that have not been transferred as of the End Date.
4.2. First Closing Date Payment; Buyer’s First Closing Date Deliveries. At the First Closing, Buyer shall deliver the following to Seller or the Indemnity Agent, as applicable:
(a) the amounts contemplated by Section 3.2(a), by wire transfer of immediately available funds to the accounts specified by Seller or the Indemnity Agent, as applicable;
(b) a certificate, dated as of the First Closing Date, signed by an officer of Buyer certifying as to the provisions set forth in clauses (a) and (b) of Section 9.1;
(c) the Instrument of Assignment and Assumption with respect to the File-Transfer Assets that are being transferred from Seller to Buyer on the First Closing Date (the “First Purchased File-Transfer Assets”), duly executed by an authorized officer of Buyer;
(d) the Indemnity Escrow Agreement, duly executed by an authorized officer of Buyer;
(e) a transition services agreement in form reasonably acceptable to Buyer and Seller (the “Transition Services Agreement”), duly executed by Buyer; and
(f) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.
4.3. Seller’s First Closing Date Deliveries. At the First Closing, Seller shall deliver to Buyer each of the following:
(a) possession of the First Purchased File-Transfer Assets;
(b) all Record Data related to the First Purchased File-Transfer Assets, in accordance with Section 7.3;
(c) a certificate, dated as of the First Closing Date, signed by an officer of Seller certifying as to the provisions set forth in clauses (a) and (b) of Section 9.2;
(d) a certificate of the secretary or an assistant secretary of Parent, dated as of the First Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the articles of organization of Seller; (ii) the operating agreement of Seller; (iii) the authority of Seller regarding the due execution and performance of this Agreement and the contemplated transactions; (iv) the good standing of Seller in the State of Oklahoma; and (v) the incumbency and signatures of the officers of Seller executing this Agreement and any document or agreement required to be delivered hereunder;

(e) a certificate of the secretary or an assistant secretary of Parent, dated as of the First Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the certificate of incorporation of Parent; (ii) the by-laws (or similar document) of Parent; (iii) the authority of Parent regarding the due execution and performance of this Agreement and the contemplated transactions; (iv) the good standing of Parent in the State of Oklahoma; and (v) the incumbency and signatures of the officers of Parent executing this Agreement and any document or agreement required to be delivered hereunder;
(f) the Instrument of Assignment and Assumption with respect to the First Purchased File-Transfer Assets, duly executed by an authorized officer of Seller;
(g) the Indemnity Escrow Agreement, duly executed by an authorized officer of Seller;
(h) an opinion of counsel to Seller, in form and substance reasonably acceptable to Buyer containing the opinions substantially in the form attached hereto as Exhibit D and subject to customary assumptions and qualifications acceptable to counsel to Buyer and Seller;
(i) any documents required to be delivered by Seller to release all Encumbrances (except Permitted Encumbrances) on the First Purchased File-Transfer Assets, including customary pay-off letters or similar acknowledgements of the discharge of any indebtedness for borrowed money of Seller setting forth the amount owed as of the First Closing Date and indicating that upon payment of such amount, such indebtedness will be discharged in full and all related Encumbrances (except Permitted Encumbrances) will be released and removed. Notwithstanding the foregoing, documents required to be delivered by Seller to release Encumbrances on Inventory shall be delivered upon Seller’s receipt of payment from Buyer for such Inventory in accordance with Section 3.2(b);
(j) the Non-compete Agreements;
(k) a completed Non-standard Business form for each First File-Transfer Location in the form attached hereto as Exhibit E;
(l) the Transition Services Agreement, duly executed by Seller; and
(m) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

4.4. Subsequent Closing Date Payment; Buyer’s Subsequent Closing Date Deliveries. At each Applicable Closing after the First Closing, Buyer shall deliver the following to Seller or the Indemnity Agent, as applicable:
(a) the amounts contemplated by Section 3.2(a), by wire transfer of immediately available funds to the accounts specified by Seller or the Indemnity Agent, as applicable;
(b) a certificate, dated as of the Applicable Closing Date, signed by an officer of Buyer certifying as to the provisions set forth in clauses (a) and (b) of Section 9.1;
(c) the Instrument of Assignment and Assumption with respect to the Purchased Assets that are being transferred from Seller to Buyer on the Applicable Closing Date (the “Subsequently Purchased Assets”), duly executed by an authorized officer of Buyer;
(d) the Required Lease Consents with respect to the Operate Real Estate Leases that are being transferred from Seller to Buyer on the Applicable Closing Date, duly executed by an authorized officer of Buyer, if required by the party consenting to the assignment;
(e) the Lease Transfer Documents with respect to the Operate Real Estate Leases that are being transferred from Seller to Buyer on the Applicable Closing Date, duly executed by an authorized officer of Buyer; and
(f) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.
4.5. Seller’s Subsequent Closing Date Deliveries. At each Subsequent Closing, Seller shall deliver to Buyer each of the following:
(a) possession of the Subsequently Purchased Assets that are being transferred from Seller to Buyer on the Applicable Closing Date;
(b) all Record Data related to the Subsequently Purchased Assets that are being transferred from Seller to Buyer on the Applicable Closing Date, in accordance with Section 7.3;
(c) a certificate, dated as of the Applicable Closing Date, signed by an officer of Seller certifying as to the provisions set forth in clauses (a) and (b) of Section 9.2;
(d) a certificate of the secretary or an assistant secretary of Parent, dated as of the Applicable Subsequent Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the articles of organization of Seller; (ii) the operating agreement of Seller; (iii) the authority of Seller regarding the due execution and performance of this Agreement and the contemplated transactions; (iv) the good standing of Seller in the State of Oklahoma; and (v) the incumbency and signatures of the officers of Seller executing this Agreement and any document or agreement required to be delivered hereunder;

(e) a certificate of the secretary or an assistant secretary of Parent, dated as of the Applicable Subsequent Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the certificate of incorporation of Parent; (ii) the by-laws (or similar document) of Parent; (iii) the authority of Parent regarding the due execution and performance of this Agreement and the contemplated transactions; (iv) the good standing of Parent in the State of Oklahoma; and (v) the incumbency and signatures of the officers of Parent executing this Agreement and any document or agreement required to be delivered hereunder;
(f) the Instrument of Assignment and Assumption with respect to the Subsequently Purchased Assets that are being transferred from Seller to Buyer on the Applicable Closing Date, duly executed by an authorized officer of Seller;
(g) the Required Lease Consents with respect to the Operate Real Estate Leases that are being transferred from Seller to Buyer on the Applicable Closing Date, duly executed by an authorized officer of Seller and each third-party to a Operate Real Estate Lease;
(h) the Lease Transfer Documents with respect to the Operate Real Estate Leases that are being transferred from Seller to Buyer on the Applicable Closing Date, duly executed by an authorized officer of Seller and each third party to a Operate Real Estate Lease;
(i) an Estoppel Certificate from Seller and each other party to an Operate Real Estate Lease with respect to the Operate Real Estate Leases that are being transferred from Seller to Buyer on the Applicable Subsequent Closing Date, duly executed by an authorized officer of Seller and such other party unless the terms of the Estoppel Certificate are contained in the Lease Transfer Documents;any documents required to be delivered by Seller to release all Encumbrances (except Permitted Encumbrances) on the Subsequently Purchased Assets, including customary pay-off letters or similar acknowledgements of the discharge of any indebtedness for borrowed money of Seller setting forth the amount owed as of the Applicable Subsequent Closing Date and indicating that upon payment of such amount, such indebtedness will be discharged in full and all related Encumbrances (except Permitted Encumbrances) will be released and removed. Notwithstanding the foregoing, documents required to be delivered by Seller to release Encumbrances on Inventory shall be delivered upon Seller’s receipt of payment from Buyer for such Inventory in accordance with Section 3.2(b);
(j) the Powers of Attorney with respect to the Transferred Permits that are being transferred from Seller to Buyer on the Applicable Closing Date, as contemplated by Section 7.12(c), duly executed by authorized officers of Seller;
(k) a completed Non-standard Business form for each File-Transfer Location and Operate Location Pharmacy that relates to Purchased Assets being transferred from Seller to Buyer on the Applicable Closing Date, in the form attached hereto as Exhibit E; and
(l) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and agrees as follows:
5.1. Organization and Authority; Parent Shareholder Approval.
(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the power and other authority to execute, deliver and perform this Agreement, the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder. This Agreement, the Indemnity Escrow Agreement and the transactions contemplated hereby have been approved by the Managers of Seller and by Parent, as sole member of Seller. This Agreement has been duly authorized, executed and delivered by Seller is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder to which Seller is a party, have been duly authorized by Seller and upon execution and delivery thereof by Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.
(b) Parent is the sole member of Seller. The affirmative vote of the holders of a majority of the outstanding shares of common stock of Parent is the only vote of shareholders of Parent necessary to adopt this Agreement and thereby approve the transactions contemplated herein (the “Parent Shareholder Approval”). Set forth on Schedule 5.1(b) is a list of (i) holders that, in the aggregate, own and have the right to vote at least 56.5% of the outstanding shares of common stock of Parent and (ii) each such holder’s total number and percentage of such shares owned.
(c) At a meeting duly called and held, the Board of Directors of Parent has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent’s shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend adoption of this Agreement and the transactions contemplated by this Agreement by the shareholders of Parent.
5.2. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will: (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (i) the articles of organization or the operating agreement of Seller, (ii) the certificate of incorporation or bylaws of Parent, or (iii) any material contract, agreement or understanding to which Seller or Parent is a party (other than the credit facility with Arvest Bank), (b) conflict with any order from a Governmental Body or any Requirements of Law to which any of the Purchased Assets is subject or by which Seller or Parent is bound, or (c) require the approval, consent, authorization or act of, or the making by Seller or Parent of any declaration, filing (other than the filing of the Information Statement by Parent) or registration with, any Person, other than the Required Lease Consents, any required third party consents to the assignment of the Assumed Contracts and notices to Governmental Bodies required by the Requirements of Law, all as scheduled and specified on Schedule 5.2.

5.3. Taxes.
(a) Except as set forth on Schedule 5.3, (i) Seller and its Affiliates have, in respect of the Business and the Purchased Assets, filed all Tax Returns which are required to be filed and have paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable or for which Buyer may otherwise have any transferee liability; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid in respect of the Business and the Purchased Assets; (iii) since and including 2006, no federal or state income or franchise Tax Returns have been closed by audit; (iv) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return; (v) there is no action, suit, investigation, audit, claim or assessment pending or, to Seller’s knowledge, threatened with respect to Taxes of the Business and the Purchased Assets, and, to Seller’s knowledge, no basis exists therefor; (vi) Seller has not waived or been requested to waive any statute of limitations in respect of Taxes associated with the Business and the Purchased Assets which waiver is currently in effect; (vii) all monies required to be withheld by Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; and (viii) none of the Purchased Assets is properly treated as owned by persons other than Seller or Parent for income Tax purposes.
(b) Except as set forth on Schedule 5.3, no payment, or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.
5.4. Title and Sufficiency. Seller has full legal, equitable and marketable title to all of the Purchased Assets, free and clear of all Encumbrances except Permitted Encumbrances and except as set forth in Schedule 5.4. At each Applicable Closing, Seller will transfer to Buyer full legal, equitable and marketable title to all of the Purchased Assets that are being transferred from Seller to Buyer at such Applicable Closing free and clear of all Encumbrances (except Permitted Encumbrances). Except for the Excluded Assets, the Purchased Assets constitute all the assets necessary for the operation of the Operate Location Pharmacies as currently conducted. Other than Excluded Assets, there are no assets or property of any nature that are being retained after the Final Closing Date by Seller or any of its Affiliates which have been used at and in the business of the Operate Location Pharmacies.

5.5. Financial Statements. Seller has delivered to Buyer the unaudited income statements and balance sheets (the “Financial Statements”) for Seller for the twelve (12) month period ending December 31, 2009, and the six (6) month period ending June 30, 2010 (the “Balance Sheet Date”). The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles, except (a) for the exclusion of the statement of changes in cash flows and the statement of changes in shareholder’s equity, (b) as otherwise stated therein, (c) for the omission of footnote disclosures and, (d) with respect to the unaudited interim financial statements, normally recurring year-end audit adjustments, to the extent such adjustments are immaterial in amount and consistent with generally accepted accounting principles and prior such adjustments.
5.6. No Undisclosed Liabilities. Seller has no material liabilities, claims or indebtedness related to the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, except liabilities that (a) are set forth in the Financial Statements or (b) were incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and are of the same nature and amount as the liabilities set forth in the Financial Statements.
5.7. Absence of Certain Changes or Events. Since the Balance Sheet Date, Seller has conducted the Business in the ordinary course in all material respects consistent with past practice, and, since such date, there has not been any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets. Except as set forth in Schedule 5.7, since the Balance Sheet Date, Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 7.6 hereof.
5.8. SEC Filings. Seller has made available to Buyer (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all material reports filed by Parent with the U.S. Securities and Exchange Commission within the last two (2) years, all in the form so filed (as amended to date, including the financial statements thereto, the “Parent SEC Reports”). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), the Parent SEC Reports were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the U.S. Securities and Exchange Commission thereunder applicable to such Parent SEC Reports.

5.9. Material Contracts. Schedule 5.9 sets forth a complete and accurate list of all material contracts and all Third-Party Payor Agreements (including and specifically designating all Assumed Contracts) with respect to or relating to the Business to which Seller is a party or by which Seller is bound or to which Seller or any of the Purchased Assets is subject. Without limiting the foregoing, Schedule 5.9 shall include the following: (a) long-term care agreements, (b) 340B agreements, (c) agreements (including goodwill protection agreements) that include any non-competition or non-solicitation provisions which currently do, or upon consummation of the transactions contemplated by this Agreement, will, (i) restrict Buyer, the Purchased Assets or the Business in any way or (ii) restrict any Person competing with the Business; (d) agreements relating to the underlying assets of the Business, (e) the Operate Real Estate Leases, (f) employment agreements and (g) any other contract or other agreement not made in the ordinary course of business. Seller has made available to Buyer true, correct and complete copies of all such material contracts, together with all modifications and supplements thereto. Except as set forth at Schedule 5.9, (a) each of the Assumed Contracts is in full force and effect in accordance with its terms, (b) Seller is not in breach of any of the material provisions of any such contract, (c) to the knowledge of Seller, no other party to any such contract is in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a material default thereunder, and (d) Seller has performed all material obligations required to be performed by it to date under each Assumed Contract. No Assumed Contract includes any provision the effect of which would be, upon assignment to and assumption by Buyer, to materially enlarge or accelerate any obligations of Buyer to be assumed thereunder or give material additional rights to any other party thereto or will materially adversely affect the Business as presently conducted by Seller.
5.10. Suppliers; Distributors and Third Party Payors. Set forth in Schedule 5.10 are the names and addresses of (during the twelve months ending June 30, 2010) (a) the largest pharmaceutical supplier to the Business, measured by value of goods supplied and (b) Seller’s ten (10) largest payors, measured by percentage of revenue. To Seller’s knowledge, no distributor, payor, wholesaler, customer, supplier or other Person with a material business relationship with Seller has any intention to cease or substantially reduce the use or supply of products, goods or services of or to the Business or return any products of the Business, whether as a result of any Applicable Closing or otherwise.
5.11. Current Volume. Schedule 5.11 sets forth the average daily prescription count at each of the Operate Location Pharmacies and File-Transfer Locations over the twelve month period ending April 30, 2010 (the “Current Volume”). Such prescriptions filled at each of the Operate Location Pharmacies and File-Transfer Locations have arisen from bona fide, legal transactions and the information related to such prescriptions included in the Records is accurate in all material respects. Except as set forth on the Non-standard Business forms provided to Buyer in the form attached as Exhibit E, none of the prescriptions filled at any of the Operate Location Pharmacies or File-Transfer Locations result from any Non-standard Business.
5.12. Leased Real Property.
(a) The Operate Real Estate Leases set forth on Exhibit B comprise all leasehold interests in the Operate Premises. Seller has not pledged, encumbered or hypothecated its right, title or interest in any Operate Real Estate Lease or Operate Premises. Seller has provided Buyer with true and correct copies of each Operate Real Estate Lease and all amendments, addendums and attachments thereto. Upon obtaining the Required Lease Consents, Seller will transfer to Buyer Seller’s interest in the leasehold estates covered by the Operate Real Estate Leases free of any Encumbrance granted by Seller other than Permitted Encumbrances. Seller enjoys peaceful and undisturbed possession of all the Operate Premises, and Seller has in all material respects performed all the obligations with respect thereto required through the date of this Agreement to be performed by it.

(b) Seller is not in, or, to the knowledge of Seller, alleged to be in, material breach or default under any Operate Real Estate Lease, and to the knowledge of Seller there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such material breach or default. Seller has not declared any, and, to the knowledge of Seller, no third party to any Operate Real Estate Lease is alleged to be in, material breach or default of such Operate Real Estate Lease, and to the knowledge of Seller, there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such material breach or default.
(c) None of the Operate Real Estate Leases are subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the knowledge of Seller, no such condemnation or other taking is threatened or contemplated.
(d) To the knowledge of Seller, no security deposit or portion thereof deposited with respect any Operate Real Estate Lease has been applied in respect of a breach or default under such Operate Real Estate Lease which has not been redeposited in full.
(e) Seller does not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to any Operate Real Estate Lease.
(f) Except for the Sublease Agreement between Seller and RX Artisans, Inc. dated October 1, 2007, covering premises in Wayzata, Minnesota, Seller has not subleased, licensed or otherwise granted any third party the right to use or occupy any real property which is subject to any Operate Real Estate Lease (the “Leased Real Property”) or any portion thereof.
(g) Seller’s improvements are and Seller has taken no action to cause any other part of the Leased Real Property not to be in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use or occupancy of the Real Property or operation of the Business thereon does not violate any Real Property Laws. Seller has not received any notice of violation of any Real Property Law and, to Seller’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation. To Seller’s knowledge, there is no pending or anticipated change in any Real Property Law that will have a Material Adverse Effect on the lease, use or occupancy of any Leased Real Property or any portion thereof in the continued operation of the Business.
(h) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon, and all hook-up fees or other similar fees or charges due by Seller prior to the date hereof have been paid in full.

5.13. Personal Property.
(a) Schedule 5.13(a) contains a list of all material machinery, equipment, vehicles, furniture and other tangible personal property (other than Inventory) owned by Seller and used in or relating to the Business. The property listed on Schedule 5.13(a), other than Excluded Assets, is in good working order and condition, free of defect or damage, ordinary wear and tear excepted. Between the date hereof and each Applicable Closing, there will not be a material reduction in the property listed on Schedule 5.13(a).
(b) Schedule 5.13(b) contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in the Operate Location Pharmacies.
5.14. Inventory. The Inventory is in good, merchantable and useable condition, and consists only of items of quality commercially usable and salable in the ordinary course of the Business, except for any items of obsolete material or material below standard quality. The representation in the foregoing sentence will only survive closing for a period of 120 days. The present quantities of all items included in the Inventory are at levels adequate and not excessive in the present circumstances of the Business and are at levels reasonably based on historical sales of Seller.
5.15. Intellectual Property; Software.
(a) Schedule 5.15(a) contains a list of all registered Copyrights, applications to register Copyrights, Patent Rights and Trademarks (including all assumed or fictitious names under which Seller is conducting business or has within the previous five years conducted business) owned by, licensed to or used by Seller with respect to the Purchased Assets.
(b) Schedule 5.15(b) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the by Seller with respect to the Purchased Assets, except Software licensed to Seller that is commercially available and subject to “shrink-wrap,” “click-through” or similar license agreements.
(c) Schedule 5.15(c) contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities with respect to the Purchased Assets that relate to: (i) any Copyrights, Patent Rights or Trademarks required to be identified on Schedule 5.15(a); (ii) any Trade Secrets owned by or licensed to Seller or (iii) any Software required to be identified on Schedule 5.15(b).

(d) Except for the Permitted Encumbrances or as expressly stated in Schedule 5.15(d): (i) Seller owns all right, title and interest in the Owned Intellectual Property, free and clear of any liens, claims or Encumbrances; (ii) the Owned Intellectual Property is not subject to any license (royalty bearing or royalty free) and is not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange; (iii) the Licensed Rights are free and clear of any royalties, obligations or Encumbrances; (iv) the Owned Intellectual Property and the Licensed Rights are all those material Intellectual Property rights necessary to the conduct of the Business at the Operate Location Pharmacies as presently conducted; and (v) Seller has the sole and exclusive right to bring actions for infringement or unauthorized use of the Owned Intellectual Property.
(e) Except as expressly stated in Schedule 5.15(e), the Owned Intellectual Property and the Licensed Rights are valid and in force, and the validity of the Owned Intellectual Property and title thereto and validity of the Licensed Rights: (i) have not been questioned in any prior action, suit, investigation or proceeding; (ii) are not being questioned in any pending action, suit, investigation or proceeding; and (ii) to the knowledge of Seller, are not the subject(s) of any threatened action, suit, investigation or proceeding.
(f) Except as expressly stated in Schedule 5.15(f): (i) the Business, as presently conducted, does not conflict with and, to the knowledge of Seller, has not been alleged to conflict with any Patents, Trademark, Trade Secret, Copyrights or other rights of others; (ii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Owned Intellectual Property or the right to use any of the Licensed Rights in the Business; and (iii) there are no third parties using any of the Owned Intellectual Property that is material to the Business as presently conducted.
(g) Except as expressly stated in Schedule 5.15(g): (i) Seller owns, or possesses valid rights to, all Software that is material to the conduct of the Business; and (ii) there are no infringement suits, actions or proceedings pending or, to the knowledge of Seller threatened, against Seller with respect to any Software owned or licensed by Seller.
5.16. Employee Matters.
(a) Set forth on Schedule 5.16(a) is a list of all employees of Seller who are employed at any of the Operate Location Pharmacies or File-Transfer Locations on the date hereof (each, a “Business Employee”), including their full legal name, position, salary, bonus and other compensation information and, in the case of pharmacists or other licensed Persons, their relevant license numbers. Schedule 5.16(a) shall be updated as necessary to reflect new hires or other personnel changes occurring between the date hereof and the Applicable Closing. Except as set forth on Schedule 5.9, Seller is not bound by any oral or written employment agreement, consulting agreement, or deferred compensation agreement. To Seller’s knowledge, no Business Employee is a party to any collective bargaining agreement. As related to the Business Employees, Seller is not and has never been subject to any affirmative action obligations under any Requirements of Law with respect to any current or former Business Employees, including Executive Order 11246, or is or has been a government contractor for purposes of any Requirements of Law with respect to the terms and conditions of employment of any current or former Business Employees.

(b) Set forth on Schedule 5.16(b) is a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, retention, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or retention benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Seller or any of its Affiliates or any professional employment organization or by which any of them are bound, and which covers any Business Employee as of the date hereof (all of the foregoing collectively referred to as the “Employee Plans”). Copies of such Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Buyer together with, if applicable, the most recently filed annual report (Form 5500 including, if applicable, Schedule B thereto) in connection with any such plan or trust. Each Employee Plan maintained or administered by Seller, or, to the knowledge of Seller, contributed to by Seller or maintained, administered or contributed to by a professional employment organization, that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification. Each Employee Plan maintained or administered by Seller, or, to the knowledge of Seller, contributed to by Seller or maintained, administered or contributed to by a professional employment organization is now and has been operated in all material respects in accordance with its terms and the Requirements of Law, including ERISA and the Code. Seller has made all required contributions to the Employee Plans maintained, administered or contributed to by Seller, or, to the knowledge of Seller, maintained, administered or contributed to by a professional employment organization, except for any contribution which is not yet due and payable. None of the Purchased Assets is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.
(c) Prior to employment or offer of a contract, Seller screens all Business Employees and independent contractors against the List of Excluded Individuals and Entities maintained by the Office of Inspector General for the U.S. Department of Health & Human Services and the Excluded Parties List System maintained by the General Services Administration.

5.17. Employee Relations. Except as set forth in Schedule 5.17, Seller has complied in respect of the Business with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Seller believes that its relations with the Business Employees with respect to the Business are satisfactory. Seller is not a party to, and Seller with respect to the Business is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the Business Employees with respect to the Business. Seller, with respect to the Business, is not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Seller with respect to the Business. To the knowledge of Seller, there are no union organizing or election activities involving any non-union Business Employees with respect to the Business which have occurred since Seller acquired the Business or, to the knowledge of Seller, are threatened as of the date hereof.
5.18. Legal Proceedings.
(a) Except as described in Schedule 5.18, there are no material claims, actions, suits or proceedings pending or, to Seller’s knowledge, threatened by or against Seller relating to or affecting the Business or the Purchased Assets and to Seller’s knowledge, there is no basis or circumstance that would reasonably be expected to lead to any such material claim, action, suit or proceeding against Seller.
(b) Except as described in Schedule 5.18, there are no material judgments, decrees, orders, writs, injunctions, rulings, decisions or awards of any court or Governmental Body to which the Business or to which any of the Purchased Assets is subject. Seller does not know or have any grounds to know of any reasonable basis for any such action or of any governmental investigations relating to the Business or the Purchased Assets. Seller has received no notice of complaints filed against Seller under HIPAA or applicable patient privacy and data protection laws and, to Seller’s knowledge, no such violation exists.
5.19. Compliance With Law; Permits; Medicare and Medicaid.
(a) Seller has obtained all material licenses, franchises, permits, approvals and other authorizations from a Governmental Body that are necessary to entitle Seller to own or lease, and operate and use the Purchased Assets and to carry on the Business as currently conducted. Schedule 5.19 sets forth a list and brief description of all such licenses, franchises, permits, approvals and other authorizations and a list of all NCPDP, TRICARE, NPI, DME, Medicare, Medicaid or other billing or similar numbers used in the Business (collectively, the “Permits”).
(b) Seller is not in violation, and has not been in violation in the preceding three years, in any material respects of any Requirements of Laws with respect to the Business or the Purchased Assets. Seller has timely filed all material reports, registrations, certifications and statements required to be filed by it with any Governmental Body, and has paid all related fees and assessments due and payable. Neither Seller nor anyone acting on behalf of Seller has, to the knowledge of Seller, received any unrefunded Medicare, Medicaid or TRICARE overpayments. All Medicare, Medicaid, TRICARE and third-party reports and claims filed or required to be filed by or on behalf of Seller have been timely filed and are complete and accurate in all material respects. Such reports and claims properly claim and disclose all information and other items to be disclosed for the periods covered thereby. None of Seller, any director, officer or present or former employee of Seller or any Affiliate of Seller has been excluded from participation in any government healthcare payment program, including Medicare, Medicaid or TRICARE, nor are any of the foregoing Persons aware of any pending or threatened investigation or government action that may lead to such exclusion, fine, sanction, penalty or other remedy.

(c) Without limiting the generality of the foregoing,
(i) there is no pending or, to the knowledge of Seller, threatened, lawsuits, claims, suits, or other proceedings relating to Seller’s participation in any payment program, including Medicare, TRICARE, Medicaid, worker’s compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs (the “Payment Programs”);
(ii) to the knowledge of Seller, (x) no Payment Program has requested or threatened any recoupment, refund, or set-off from Seller except in the ordinary course of the Business consistent with past practice; and (y) since January 1, 2005, no Payment Program has imposed an exclusion, fine, penalty or other sanction on Seller and Seller has never been excluded, suspended or otherwise sanctioned from participation in any Payment Program.
(iii) Since January 1, 2005, neither Seller, nor, to the knowledge of Seller, any present or former employee, with respect to actions taken in connection with their employment by Seller, (A) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded, disbarred, suspended or otherwise declared ineligible from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), including Medicare, Medicaid, or TRICARE, nor, to the knowledge of Seller, are any of the foregoing Persons aware of any pending or threatened investigation or government action that may lead to such an exclusion, (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (D) has failed to comply with the requirements of Section 340B of the Public Health Service Act, (E) is now or has ever been listed on the office of the Inspector General’s excluded persons list or the General Services Administration’s list of excluded parties, (F) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. Section 1320a-7(a) or (G) has been a party to or subject to any action concerning any of the matters described above in clauses (A) through (E).

(d) Seller has no knowledge of and has not caused the Business to be in any material violation of any Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of the Business. There are no pending or, to the knowledge of Seller, any threatened allegations against Seller by any Person that any of the Purchased Assets are not, or that the Business has not been conducted, in compliance with all Environmental, Health and Safety Requirements and Seller has not received any notice, report, or information (including information that litigation, investigation or administrative action of any kind are pending or threatened) regarding any actual or potential liabilities or any corrective, investigatory, or remedial obligations, arising under Environmental, Health and Safety Requirements relating to the Business or the use of any of the Purchased Assets. Seller has not caused any Hazardous Substances to be located at, in, under, or about, either the Purchased Assets or the Operate Premises in a manner that: (i) violates in any material respect any applicable Environmental, Health and Safety Requirements or (ii) requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental, Health and Safety Requirements.
5.20. Sale Process. Schedule 5.20 sets forth a materially accurate description of the Sale Process undertaken by Seller and its agents in offering the Purchased Assets for sale to third parties.
5.21. Fairness Opinion. Seller has received a copy of an opinion from Morgan Joseph & Co. Inc. addressed to Parent, to the effect that, as of such date, and subject to the qualifications, limitations and assumptions set forth therein, certain consideration to be received by Seller pursuant to this Agreement is fair, from a financial point of view, to Seller (the “Fairness Opinion”). A true, correct and complete copy of the Fairness Opinion has been delivered to Buyer as of the date hereof.
5.22. Solvency.
(a) Seller and Parent, consolidated together as a whole, are Solvent and the transactions contemplated by this Agreement will not render Seller and Parent, consolidated together as a whole, Insolvent.
(b) Neither Seller nor Parent is engaged in business or transactions, nor is about to engage in business or transactions, for which any property remaining with Seller or Parent, as applicable, immediately after the Applicable Closing Date constitutes unreasonably small capital with which to engage in such business or transactions.
(c) By entering into this Agreement and consummating the transactions contemplated in this Agreement, neither Seller nor Parent intends to incur, nor believes that it will incur, debts that will be beyond such party’s ability to pay as such debts mature.
(d) Neither Seller nor Parent is entering into the transactions contemplated by this Agreement or incurring any obligation pursuant to this Agreement with the intent to hinder, delay or defraud any creditor to which such party is indebted on the Applicable Closing Date or any creditor to which the such party may become indebted after the Applicable Closing Date.

5.23. Affiliate Transactions. Except as set forth on Schedule 5.23, no Affiliate of Seller and no employee, officer or director of Seller or any of its Affiliates (i) owns, directly or indirectly, in whole or in part, any Permits, real property, leasehold interests or other property, the use of which is necessary for the operation of the Business, other than the personal professional licenses of employees, (ii) has any claim or cause of action or any other action, suit or proceeding against, or owes any amount to Seller related to the Business, or (iii) is a party to any contract related to the Business pursuant to which Seller provides to, or receives services from, any such Person, except as to any such individual in his or her capacity as a Business Employee and except for general corporate management and shared services provided by Parent and its Affiliates.
5.24 Broker. Except as set forth on Schedule 5.24, neither Seller nor any Person acting on Seller’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:
6.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to carry on its business as now conducted.
6.2. Authorization. Buyer has full corporate power and authority to execute, deliver and perform this Agreement, the Indemnity Escrow Agreement and all documents and agreements required to be delivered hereunder, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by Buyer of this Agreement, the Indemnity Escrow Agreement and the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary with respect hereto or thereto. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder have been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

6.3. Non-Contravention. Neither the execution and delivery of this Agreement, the Indemnity Escrow Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, in each case by Buyer will:
(a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the assets of Buyer, under (i) the certificate of incorporation or by-laws of Buyer, (ii) any material agreement, note, instrument, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of their respective assets or business is subject or by which Buyer is bound, (iii) any order, writ, injection or decree to which Buyer is a party or any of their respective assets or business is subject or by which Buyer is bound or (iv) any applicable Requirements of Laws affecting Buyer or its assets or business; or
(b) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, and such other approvals, consents, authorizations or acts the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
6.4. Sufficient Funds. Buyer has, and on each Applicable Closing Date will have, sufficient funds available to enable Buyer to pay the applicable portion of the Purchase Price payable thereon pursuant to the terms of this Agreement. Buyer will not require any third-party financing to consummate the transactions contemplated by this Agreement.
ARTICLE VII
ADDITIONAL AGREEMENTS
7.1. Employees.
(a) Unless otherwise agreed to by Buyer, between the date hereof and the Applicable Closing, Seller shall (i) continue to employ each of the Business Employees, subject to normal workplace practices and discipline, and (ii) not transfer the Business Employees or offer the Business Employees an employment position outside of the Operate Location Pharmacies or File-Transfer Locations. In addition, between the date hereof and the Applicable Closing, Seller shall inform Buyer if any Business Employee has terminated or given notice of their termination of employment at any Business Location.
(b) Between the date hereof and the Applicable Closing, Buyer may interview some or all of the Business Employees to determine whether to offer employment to any of such employees. Buyer shall have no obligation to hire any Business Employee. Any Business Employees who accept Buyer’s offer of employment (each, a “Transferred Employee”) shall be employed on substantially similar terms as currently available to similarly situated employees of Buyer. Any Transferred Employee will be deemed terminated by Seller and hired by Buyer, effective upon the hiring of such employee by Buyer. Any Business Employee who is not a Transferred Employee will be terminated or retained by Seller, in its discretion. Buyer shall coordinate interviews through Seller in order to minimize disruptions to ongoing operations of the Business.

(c) Nothing herein contained shall be considered or construed as an agreement to employ any Business Employee for any period of time. Buyer assumes no obligation with respect to any of the Business Employees, whether hired by Buyer or not, for any benefit, perquisite or remuneration accrued or earned while under Seller’s employ. Without limiting the generality of the foregoing, Buyer shall have no obligation or liability for such employees’ accrued vacation time, bonuses, awards, commissions, salaries, reimbursements of any kind, health or disability benefit, insurance, severance pay, pension or profit sharing interests or any other benefits, compensation or remuneration of any nature whatsoever, other than for Transferred Employees after the Applicable Closing Date.
(d) The benefits of Transferred Employees under the Employee Plans (if and to the extent applicable) will be determined as of the Applicable Closing in accordance with the terms of the applicable Employee Plans. Except as expressly set forth herein, no assets or liabilities of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.
(e) Buyer will make available to Transferred Employees such benefits as Buyer currently makes available to its similarly situated employees. Upon the Applicable Closing, Seller, in accordance with Seller’s personnel policies and procedures, shall pay to each Transferred Employee the amount of (i) all accrued unpaid vacation and time-off pay credited to the Transferred Employee as of the Applicable Closing and (ii) all other accrued unpaid compensation credited to the Transferred Employee as of the Applicable Closing. Buyer will cause all employee benefit plans and programs of Buyer and its Affiliates to recognize all service of Transferred Employees with Seller or any of its Affiliates (to the extent such service was recognized under the comparable Employee Plans as of the Applicable Closing) for purposes of vesting and eligibility under Buyer’s employee benefit plans (other than the frozen retiree health benefit plan) and for purposes of determining the length of annual vacation, number of sick days and amount of severance benefits.
(f) No provision of this Section 7.1 shall create any third party beneficiary or other rights in any Business Employee (including any beneficiary or dependent thereof, and further including the Transferred Employees) in respect of employment with Buyer or any of its Affiliates and no provision of this Section 7.1 shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Applicable Closing any such plans or arrangements of Buyer or any of its Affiliates.
(g) With respect to all employees of Seller who are employed at any pharmacy location of Seller, Seller shall use commercially reasonable efforts to comply with, and be responsible for performing and discharging, all applicable requirements under the WARN Act, and any similar applicable state or local law, and for the timely notification to its employees, or any other required individuals or entities, of any “employment loss” within the meaning of the WARN Act which occurs prior to, at or following the Applicable Closing Date as a result of or to the extent otherwise related to the transactions contemplated by this Agreement. Seller shall be responsible for, and shall indemnify Buyer and its Affiliates for, all costs and liabilities associated with any failure by Seller to comply with the requirements of the WARN Act or any similar applicable state or local laws.

7.2. Non-competition.
(a) In furtherance of the sale of the Purchased Assets to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets so sold, for a period of five (5) years after the Final Closing Date, Parent and Seller agree not to (and shall cause their respective Affiliates not to), in any manner whatsoever, directly or indirectly operate, own, lease, engage or participate in as an owner, landlord, partner, employee, joint venturer, shareholder, director, assignor, seller, transferor, or as a sales or marketing agent or otherwise, in, for, or in connection with any retail drug store, clinic pharmacy, long-term care facility pharmacy business or other business which competes with the Business as conducted by Seller prior to the date hereof (“Pharmacy Business”) within (x) Illinois, Colorado, Minnesota, Missouri or Oklahoma as it relates to the long-term care segment of the Business or (y) the United States as it relates to any other segment of the Business, including retail pharmacies. The limitations in this Section 7.2(a) will not prohibit: (i) any passive investment by Parent, Seller or their Affiliates (the “Seller Group”) in securities that are listed on a securities exchange or quotation system issued by a company, firm, corporation, partnership, trust or other entity involved in or conducting a Pharmacy Business provided that the Seller Group own no more than five percent (5%) of the outstanding voting securities of the entity; (ii) Parent, SDC Holdings, LLC and their Affiliates other than Seller from acquiring and organically growing any businesses that diagnose and/or treat sleep disorders or otherwise support the ongoing care of patients with respect to such disorders; including but not limited to the diagnostic testing of patients in an institution, facility or personal residence and the rental, lease or sale of medical devices, supplies and accessories currently or in the future used in the care of sleep disorders or reasonably growing out of such care and as long as the business does not sell prescription drugs or market itself as a pharmacy, this exclusion shall not be limited by State or Federal rules or guidelines governing how a business is licensed, accredited or categorized for administrative purposes; or (c) any purchaser, unaffiliated with Parent and Seller (or any successor or assign), of a controlling interest in Parent from conducting Pharmacy Business in the same manner conducted prior to the acquisition of Parent, as long as such Pharmacy Business is not conducted directly or indirectly through Parent or its subsidiaries and as long as such purchase does not occur prior to one year after the Final Closing.
(b) Parent and Seller also agree not to (and shall cause their respective Affiliates not to), for a period of five (5) years after the Final Closing Date, directly or indirectly call upon, solicit, write, direct or divert business from any Person who filled a prescription in the twelve (12) month period ending on the Applicable Closing Date at any Operate Location Pharmacy or File-Transfer Location (a “Customer”).

(c) Parent and Seller also agree, for a period of five (5) years after the Final Closing Date, not to (and shall cause their respective Affiliates during the same period not to) transfer, lease or sublease the real property at the File-Transfer Locations to any business which competes with the Business. Seller’s termination of any lease shall not violate this provision; provided, that no such lease shall be terminated within ninety (90) days of the Applicable Closing Date.
(d) For a period of five (5) years after the Final Closing Date, Parent and Seller shall not (and shall cause their respective Affiliates to not) solicit, recruit or hire any Business Employee at the date of this Agreement who becomes a Transferred Employee and shall not (and shall cause their respective Affiliates to not) encourage any such employee to leave the employment of Buyer; provided, that the provisions of this Section 7.2(d) shall not apply with respect to any Business Employee who responds to a public advertisement by Parent or Seller.
(e) For the period during which Parent or Seller (or any of their respective Affiliates) is the tenant under a lease at any File-Transfer Location, each of Parent and Seller covenants and agrees that such location shall not be used to operate a retail pharmacy.
(f) Parent and Seller covenant and agree not to (and shall cause their respective Affiliates not to) use or divulge to any Person any Confidential Information included in the Purchased Assets or otherwise relating to the Business.
(g) The parties hereby recognize, acknowledge and agree that the territorial and time limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business to be conducted by Buyer with the Purchased Assets. The parties further agree that the geographical and temporal restrictions referred to in this Section 7.2 are divisible and severable. The parties acknowledge that inclusion of this Section 7.2 in the Agreement is a material inducement to Buyer to enter into this Agreement and pay the Purchase Price.
(h) Notwithstanding anything to the contrary herein, Seller may continue to operate the File-Transfer Locations for ninety (90) days after the Applicable Closing for the sale of non-pharmaceutical Excluded Assets and Excluded Inventory.

7.3. Records and Data.
(a) The parties agree that Seller will engage Infowerks (the “Data Converter”) to convert Seller’s prescription file and record data (the “Record Data”) to a format specified by Buyer. Seller agrees to provide such access, information and cooperation to the Data Converter as may be required to enable the Data Converter to deliver the Record Data to Buyer in English at least two (2) weeks prior to each Applicable Closing Date (the “Initial Conversion”). In the event that the Record Data is not or cannot be delivered to the Data Converter in English as of such date, or cannot be converted by the Data Converter, Buyer, at Buyer’s sole discretion, may delay the Applicable Closing until the Record Data is delivered to Buyer in English. Prior to each Applicable Closing, Buyer will not use the Record Data for any purpose other than to test integration with Buyer’s systems. If an Applicable Closing does not occur for any reason, Buyer will not contact any of the customers in the Record Data and will promptly destroy the Record Data and send Seller written certification of such destruction. The parties further agree that in the event that despite having received the Record Data, the Data Converter is unable to convert such Record Data at least one (1) week prior to the Applicable Closing, Buyer, at Buyer’s reasonable discretion, may, upon written notice to Seller, delay such Applicable Closing by the amount of time reasonably required to convert such data. If Buyer does not provide such notice to Seller at least three (3) business days prior to such Applicable Closing, then Buyer shall forfeit its right to delay such Applicable Closing pursuant to this Section 7.3(a). Buyer agrees that it will use commercially reasonable efforts to have the data converted within the time periods set forth above. Seller shall deliver the Record Data with respect to each File-Transfer Location and Operate Location Pharmacy for the period between the Initial Conversion and each Applicable Closing Date (the “Final Conversion”), to the Data Converter, so that the Data Converter can deliver the Final Conversion to Buyer as soon as possible on each Applicable Closing Date.
(b) Seller has, with respect to each of the Operate Location Pharmacies and File-Transfer Locations, maintained (i) an accurate log of all disclosures, to the extent any have been made, since Seller acquired each Business, of Protected Health Information (“PHI”), as that term is defined in HIPAA, (ii) hard copies of all prescriptions for a minimum of the shorter of (x) the existence of such Operate Location Pharmacies or (y) six (6) years prior to the Applicable Closing Date, (iii) hard copy printouts of all patient profiles and histories, active and archived, on any and all databases, and (iv) hard copy printouts of all customer requests for amendments to prescription records and related Seller responses, as contemplated by 45 C.F.R. §164.526. Seller agrees to provide Buyer with a record of any disclosure of PHI made by any Operate Location Pharmacies and File-Transfer Locations while Seller owned such Business.
7.4. Patient Letters. Buyer will engage Tribune Direct (the “Third Party Distributor”) to notify each customer who has had a prescription filled or refilled at any File-Transfer Location within the last two (2) years by mailing to each such customer a letter in form and substance compliant with applicable Requirements of Law and reasonably satisfactory to Buyer and Seller. The parties agree that, promptly after its delivery of the Record Data related to the File-Transfer Locations to Buyer in accordance with Section 7.3, and subject to obtaining reasonable assurance from Buyer of compliance with applicable Requirements of Law regarding patient confidentiality, the Data Converter will provide the Record Data to the Third Party Distributor in order to enable the Third Party Distributor to assemble and distribute such letters promptly after the Applicable Closing Date. Buyer and Seller shall instruct the Data Converter not to deliver the Record Data related to the File-Transfer Locations to the Third Party Distributor until after it delivers such Record Data to Buyer in accordance with Section 7.3. Buyer shall instruct the Third Party Distributor not to distribute such letters prior to the Applicable Closing.

7.5. Matters Related to Prescriptions. Prior to each Applicable Closing, Seller shall use reasonable efforts to fill and deliver to customers of Operate Location Pharmacies any partial-fill prescriptions with a remaining quantity balance (each, an “IOU Prescription”). For any IOU Prescriptions remaining on an Applicable Closing Date, Seller shall credit the prescription to the customer or to the third-party payor, as appropriate, on such Applicable Closing Date. Buyer assumes no liability for IOU Prescriptions. In addition, prior to each Applicable Closing, Seller shall reverse and return to stock any filled prescriptions that have not been picked up, providing all necessary notice to any third-party payors, and shall provide Buyer with a list of such prescriptions so that Buyer is prepared to fill such prescriptions on or after such Applicable Closing Date.
7.6. Interim Operations.
(a) Between the date hereof and each Applicable Closing Date, Seller shall operate and carry on the Business not previously transferred to Buyer only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Seller shall (i) keep and maintain the Purchased Assets in good operating condition and repair; (ii) use commercially reasonable efforts to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business; and (iii) other than the reduction of surplus non-pharmaceutical Excluded Inventory that does not eliminate the display of a product or create the appearance of an inventory shortage, maintain the Inventory at levels adequate and not excessive in the present circumstances of the Business and at levels reasonably based on past practices and historical sales of the Business. In furtherance of the foregoing, Seller shall maintain normal operating hours, staffing levels, inventory levels and merchandise mix. Additionally, between the date hereof and each Applicable Closing Date, Seller will take commercially reasonable steps that are consistent with (x) Seller’s past practice in the ordinary course of the Business and (y) regional pharmacy standards to maintain or increase the applicable Current Volume. Buyer shall have the right, at any time before the Final Closing upon reasonable notice and at Buyer’s expense, to audit Seller’s prescription records to determine the then-current average daily prescription counts.
(b) Except as expressly contemplated by this Agreement or except with the express written approval of Buyer, Seller shall not: (i) take any action that is intended or may reasonably be expected to result in (x) any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, (y) any of the conditions to each Applicable Closing set forth in this Agreement not being satisfied or (z) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law; (ii) enter into any lease, agreement, contract or commitment of any nature (or amendment, supplement or modification of any existing lease, agreement, contract or commitment, other than amendments to the Operate Real Estate Leases contemplated by this Agreement), oral or written, that would be binding on or adversely impact the Purchased Assets or Buyer after any Applicable Closing, nor make any capital investment or expenditures, primarily related to the ownership or operation of the Operate Location Pharmacies or File-Transfer Locations; (iii) enter into any contract with respect to, or make any increase in (or commitment to increase) the compensation payable to any of its employees or agents primarily related to the Operate Location Pharmacies or File-Transfer Locations; or (iv) sell, lease, transfer or otherwise dispose of (including any transfers from Seller to any of its Affiliates), or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice.

7.7. Signage. To the extent permitted under each real estate lease related to the File-Transfer Locations, if any, and applicable zoning and similar laws and ordinances (a) Seller shall permit Buyer to place a sign at the front entrance of each File-Transfer Location for a period beginning two (2) weeks after Seller files the Information Statement with the SEC and ending on the earlier of (i) ninety (90) days after the Applicable Closing Date, or (ii) the termination of Seller’s lease for such location, advising customers that all prescription files have been transferred to a Walgreen drug store or other location designated by Buyer and (b) Seller shall permit Buyer to place a sign at the front entrance of each File-Transfer Location prior to the Applicable Closing Date advising customers that all prescription files will be transferred to such drug store or other location.
7.8. Telephone Numbers. Upon each Applicable Closing, Seller shall disconnect existing telephone lines and fax lines and terminate any existing telephone and fax accounts, including advertising and yellow pages agreements, for the applicable File-Transfer Locations. Seller shall arrange, in a manner approved by Buyer, for call referral for all calls to the numbers so canceled to a Walgreen drug store or other location designated by Buyer for a period of no less than ninety (90) days (the “Call Referral Arrangement”). Except as contemplated by Section 3.2(b), there shall be no charge to Buyer for the Call Referral Arrangement and Seller shall pay all telephone charges and billings arising from the numbers canceled by Seller.
7.9. Taxes.
(a) Seller shall be liable for and covenants to pay, and pursuant to Article VIII shall indemnify and hold harmless each Buyer Group Member from and against any and all Loss and Expense incurred by any of them in connection with or arising from (i) all Taxes imposed on Seller or for which Seller may otherwise be liable (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods (or portions thereof) ending on or prior to the Closing Date and (ii) all excise, sales, use, transfer (including real property transfer or gains), stamp, registration, documentary, filing, recordation and other similar Taxes which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement (the “Transfer Taxes”).
(b) Seller shall provide reimbursement for any Tax paid by Buyer, all or a portion of which is the responsibility of Seller in accordance with the terms of this Section 7.9 without regard to the terms of the Indemnity Escrow Agreement. Within a reasonable time prior to the payment of any such Tax, Buyer shall give notice to Seller of the Tax payable and the portion which is the liability of Seller, although failure to do so will not relieve Seller from its liability hereunder.

(c) After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to): (i) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets; (ii) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability; and (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period. Any returns or reports with respect to Transfer Taxes that are required to be filed shall be prepared and, to the extent Buyer is permitted by law or administrative practice, filed by Buyer when due.
(d) Seller and Buyer shall each comply with all of their respective requirements and obligations under state tax bulk sales or similar laws that apply when a person sells some or all of its assets.
(e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.9 shall be unconditional and absolute and shall remain in effect until sixty (60) calendar days after the expiration of the statute of limitations with respect to any underlying claim.
7.10. Access.
(a) Upon reasonable notice, Seller, each of its directors, officers, agents and employees shall afford Buyer and its representatives reasonable access during regular business hours from the date hereof through each Applicable Closing to the Operate Premises and any and all properties, contracts, books, records, data and personnel of Seller relating to the Business. Seller shall afford to Buyer and its representatives reasonable access to and an opportunity to speak with any third parties to the Operate Real Estate Leases. Seller, its directors, officers, agents and employees shall cooperate in connection with the foregoing. Seller shall provide to Buyer such information and documents concerning the Business as reasonably may be requested by Buyer. Buyer shall reimburse Seller for payments made by Seller to pharmacist employees of Seller as compensation for hours worked in accordance with Seller’s employment policy at the request of Buyer in connection with providing the access required for the Installation or contemplated by this Section 7.10(a) and upon the provision by Seller to Buyer of reasonable documentation evidencing such overtime work to the satisfaction of Buyer. In exercising its rights under this Section 7.10(a), Buyer shall not unreasonably interfere with Seller’s Business and shall coordinate the exercise of such rights through Seller.
(b) Upon reasonable notice, Seller shall permit Buyer access to all of the Operate Premises in order to perform the Installation and to prepare for the integration of the Business with Buyer’s own business, all at Buyer’s cost and without causing material damage to such Premise. Buyer agrees to repair any damage which may be caused due to the exercise of its rights pursuant to this Section 7.10(b) and to indemnify, defend and hold harmless Seller from any and all Losses arising out of or in any way connected with Buyer’s exercise of its rights pursuant to this Section 7.10(b). In exercising its rights under this Section 7.10(b), Buyer shall not unreasonably interfere with Seller’s Business, shall perform all work outside of business hours of the Business unless it is impractical to do so, and shall coordinate the exercise of such rights through Seller. Seller will not be deemed to have failed to provide access under this Section until two (2) business days after receipt of written notice of such failure from Buyer.

(c) For a period of ninety (90) days following each Applicable Closing Date, Seller shall afford Buyer the use of (i) a pharmacy computer with access to the File-Transfer Records that are maintained electronically and (ii) an attached printer. In addition, Seller agrees to make the computer hardware, computer software and electronic data currently used for record keeping purposes available to Buyer for up to six (6) months after each Applicable Closing Date at no cost to Buyer. Seller will retain a complete copy of all Record Data in accordance with applicable Requirements of Law regarding retention of records. Buyer agrees to allow Seller access upon reasonable notice to the computer hardware, computer software and electronic data currently used for record keeping purposes at the Operate Location Pharmacies available for up to six (6) months after each Applicable Closing Date at no cost to Seller. Buyer will retain a complete copy of all Record Data in accordance with applicable Requirements of Law regarding retention of records.
(d) Any breach of any representation or covenant of Seller to the extent directly resulting from Buyer’s actions under this Section 7.10, will not be a default under this Agreement and will not give rise to an indemnity claim by any Buyer Group Member.
7.11. Consent of Third Parties; Regulatory and Other Authorizations.
(a) Seller will act diligently and reasonably to secure before each Applicable Closing Date, each consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, required to be satisfied prior to such Applicable Closing; provided, that Seller shall not make any agreement or understanding affecting, in any material respect, the Business or the Purchased Assets as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer, which consent shall not be unreasonably withheld. During the period prior to each Applicable Closing Date, Buyer shall use commercially reasonable efforts to cooperate with Seller to obtain the consents, approvals and waivers contemplated by this Section 7.11(a).
(b) During the period prior to each Applicable Closing Date, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to (1) secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated hereby or (2) otherwise satisfy the conditions set forth in Sections 9.1 and 9.2; provided, that Seller shall not make any agreement or understanding affecting, in any material respect, the Business or the Purchased Assets as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

7.12. Avoiding Abandonment.
(a) Seller hereby authorizes Buyer to operate under each Permit related to the Business after each Applicable Closing, to the extent permitted by applicable law, rule or regulation and to the extent necessary to enable Buyer to conduct the Business while Buyer seeks to replace such Permit with its own license, authorization, permit or waiver (such Permits, the “Transferable Permits”). Buyer shall promptly after execution of this Agreement prepare and submit the necessary applications (the “Buyer Applications”) to the applicable regulatory agencies, to obtain the licenses required to operate the Business. Seller will take all steps reasonably necessary to maintain its authorizations under the Transferable Permits that Buyer operates under during the period between Closing and the issuance of Buyer’s own licenses, authorizations, permits or waivers and Seller will cooperate with Buyer in preparing and submitting the Buyer Applications.
(b) Prior to each Applicable Closing, Seller agrees to use commercially reasonable efforts as may be reasonably requested by Buyer to assist Buyer in (i) obtaining all licenses, authorizations, permits or waivers as may be necessary for Buyer to conduct the Business at the Operate Location Pharmacies (including, taking all steps reasonably necessary to relinquish the Permits effective as of the Applicable Closing) and (ii) making such licenses, authorizations, permits or waivers effective as of each Applicable Closing Date or as promptly thereafter as is practicable. Seller further agrees that, prior to each Applicable Closing, it will cooperate as may be reasonably necessary to enable Buyer to (x) obtain either a new license or the approval of the transfer of Buyer’s existing license issued by the pharmacy boards of the states in which the Operate Location Pharmacies are located, and (y) obtain any required Medicare or Medicaid authorizations or numbers, NCPDP numbers and Drug Enforcement Agency authorizations, permits or licenses.
(c) Seller shall execute a power of attorney, in form and substance reasonably acceptable to the parties, authorizing Buyer to operate the Business under the Transferable Permits (the “Power of Attorney”) and such other powers of attorney, pharmacy management and other agreements; assignments, amendments, addenda and other documents as may be necessary to enable Buyer to conduct the Business, in each case as are reasonably requested by Buyer.
(d) During the term of the Operate Real Estate Leases and any extensions, Seller will not take or, prior to each Applicable Closing fail to take, any action under the Operate Real Estate Leases that would impair the ability of Seller to perform its obligations under the Operate Real Estate Leases.

7.13. Nonassignable Contracts.
(a) To the extent that the assignment by Seller of any Assumed Contract is not permitted without (i) the consent of the other party to the contract, (ii) the approval of Buyer as a source of the products or services called for by such contract or (iii) the approval of Buyer as a lessee, then this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. However, unless otherwise agreed as to any particular contract, Seller shall use commercially reasonable efforts (without the requirement to pay money or agree to terms which are less favorable to Seller) to obtain any and all such consents and approvals before and after each Applicable Closing.
(b) any necessary consent or approval is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits under such Assumed Contracts without violating the terms thereof, as if such consent or approval had been obtained. Nothing herein shall excuse Seller from responsibility for any of its representations and warranties or covenants hereunder.
7.14. Remittance; Accounts Payable; Patient Charge Accounts.
(a) The parties agree that (i) in the event Buyer receives payment from any parties for services rendered by Seller on or before an Applicable Closing Date (including payment from Medicare and Medicaid programs) (the “Seller Receivables”), Buyer will remit such payment to Seller as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days after receipt) and (ii) in the event Seller or any Affiliate receives payment from any parties for services rendered by Buyer after an Applicable Closing Date (including payment from Medicare and Medicaid programs), Seller will remit such payment to Buyer as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days after receipt). At Seller’s reasonable request and expense, Buyer shall provide Seller with information detailing Buyer’s receipt and delivery of any Seller Receivables and use of the Borrowed Permits; provided, that Buyer will not be required to provide any information relating to any other aspect of its business or operations.
(b) The parties agree that (i) all accounts payable and other liabilities incurred in connection with the Business on or before the Closing Date will be the sole responsibility of Seller and (ii) all accounts payable and other liabilities incurred by Buyer in connection with the Business after the Closing Date will be the sole responsibility of Buyer. Each party shall, as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days after receipt) deliver to the other party copies of each relevant bill or statement that may be in such party’s records.
(c) After the date hereof and for 180 days after the Final Closing Date, Seller may pursue collection of Patient Charge Accounts, including utilizing the services of a collection agency; provided, that in connection therewith, Seller (or Seller’s collection agency) may not engage in or threaten to engage in litigation against any individual customer from which Seller is pursuing collection. Promptly after each Applicable Closing Date, Seller will send written notice, in a form reasonably acceptable to Buyer, to the obligors under the Patient Charge Accounts of the change in ownership and that payment should be directed to Seller.
7.15. Further Assurances. At any time and from time to time at or after each Applicable Closing, the parties agree to cooperate with each other to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required in order to carry out the purposes of this Agreement.

7.16. UCC Searches. Buyer may conduct Uniform Commercial Code searches of state and county records.
7.17. Access to Records.
(a) The parties acknowledge that, subsequent to each Applicable Closing, Seller may need access to information or documents in the control or possession of Buyer for the purposes of billing Medicare and other payors, concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, the parties agree that for a period of not less than five (5) years after each Applicable Closing, subject to applicable law, Buyer will make reasonably available to Seller and Parent and their respective agents, independent auditors, counsel, and/or governmental agencies, upon request, such records as may be available for periods prior and subsequent to such Applicable Closing to the extent necessary to facilitate billing by Seller, concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims.
(b) The parties agree that for a period of not less than five (5) years after each Applicable Closing, Seller shall make reasonably available to Buyer and its respective agents, independent auditors, counsel and/or governmental agencies, upon request, information not included in the Purchased Assets but relating to the Purchased Assets, the Business, or any Transferred Employee.
7.18. Parent Shareholder Approval. Parent shall cause its corporate Secretary to deliver to Buyer copies of written consents of shareholders of Parent evidencing the Parent Shareholder Approval with a certificate executed on behalf of Parent by its corporate Secretary certifying that such written consents reflect the approval and adoption of this Agreement and the transactions described herein by a majority of the common stock of Parent (the “Parent Shareholder Approval Evidence”).
7.19. Removal of Fixtures and Hazardous Chemicals.
(a) If, with respect to any real estate lease associated with a File-Transfer Location, either (i) Seller terminates such lease within ninety (90) days following the Applicable Closing or (ii) such lease expires within ninety (90) days after the Applicable Closing, Seller shall remove all fixtures located at such File-Transfer Location within a period of time to be agreed upon by Buyer and Seller.
(b) Seller shall remove all Hazardous Chemicals (including Hazardous Chemicals included in Inventory) from each Operate Location Pharmacy prior to the Applicable Closing Date.
(c) Seller shall remove or cause to be removed the leased pharmacy robotics equipment from each Operate Location Pharmacy as soon as possible after the Applicable Closing, and in any event no later than fifteen (15) days after the Applicable Closing, subject to the requirements under the equipment lease that the owner of such equipment conduct the removal.

7.20. Information Statement. As promptly as practicable following the date of this Agreement (and in no event more than four (4) days after the date hereof), Parent shall prepare and file an information statement, describing the transactions contemplated herein, on Schedule 14C (the “Information Statement”) with the SEC in accordance with Regulation 14C of the Exchange Act. Parent shall use its commercially reasonable efforts to cause the Information Statement to comply with the rules and regulations promulgated by the SEC. Parent shall provide Buyer with the opportunity to review and suggest comments on the Information Statement prior to its filing with the SEC. Parent shall consider Buyer’s comments in good faith, but Buyer’s consent shall not be required for any SEC filing. Parent will advise Buyer promptly after it receives oral or written notice of any oral or written request by the SEC for amendment to the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Buyer with copies of any written communication from the SEC or any state securities commission. As promptly as practicable, Parent shall distribute the Information Statement to its shareholders in accordance with Regulation 14C of the Exchange Act.
7.21. Seller Name Change.
(a) Within ten (10) business days after the first anniversary of the Final Closing Date, Seller shall take or cause to be taken all necessary action in order to change its corporate name to a name that does not relate in any way to (i) the pharmacy business, (ii) the name “Apothecary,” or (iii) any name under which any File-Transfer Location or Operate Location Pharmacy currently conducts business, and shall have effected such name change by filing an amendment to its Certificate of Limited Liability Company with the Secretary of State of Oklahoma. At such time, Seller shall execute and deliver such consents, waivers and other documents as are necessary or, in Buyer’s determination, advisable in order for Buyer to use the corporate name “ApothecaryRx” and any derivation of such name.
(b) After each Applicable Closing Date, Seller shall have a non-exclusive license to use the name “ApothecaryRx” solely for purposes of (i) operating the File-Transfer Locations for 180 days after such Applicable Closing Date for the sale of non-pharmaceutical Excluded Assets and Excluded Inventory (ii) collecting outstanding accounts receivable for twelve (12) months after such Applicable Closing Date and (iii) communicating with any Governmental Body. Seller agrees to indemnify Buyer for use by Seller of the name ApothecaryRx after each Applicable Closing.
7.22. Long-Term Care Business. In connection with Buyer’s efforts to enter into an agreement for the sale of all or part of (i) the closed-door pharmacy prescription business at Barnes Pharmacy, located at 422 Main Street, Suite B, Sterling, Colorado, (ii) the facility segment of Rambo Pharmacy’s prescription business that is serviced by the RNA prescription processing software, (iii) Cox Pharmacy, located at 1301 E. Downing Ave., Tahlequah, Oklahoma, (iv) Ken’s Discount Pharmacy, located at 808 N. Porter Ave., Norman, Oklahoma, and (v) Red Wing Corner Drug, located at 401 W. 3rd Street, Red Wing, Minnesota (together, the “Long-Term Care Business”), prior to the Applicable Closing of such locations, Seller shall provide records and inventory of, and on-site access to, the Long-Term Care Business to potential buyers of such Long Term Care Business in a manner that does not substantially interfere with any Business.

7.23. Limitations on Representations and Warranties.
(A) EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENT DELIVERED PURSUANT HERETO, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER.
(B) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENT DELIVERED PURSUANT HERETO, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PURCHASED ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (v) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE REQUIREMENTS OF LAW, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED HEREIN OR IN ANY CLOSING DOCUMENT DELIVERED PURSUANT HERETO, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH SUCH SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.
(C) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE REQUIREMENTS OF LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 7.23 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE REQUIREMENTS OF LAW.

7.24. Notice of Change in Employment Status. So long as the Non-compete Agreement between Buyer and James A. Cox remains in effect, Seller shall provide Buyer with written notice of any change in the employment status of James A. Cox as it relates to Parent, Seller or any of their respective subsidiaries as soon as practicable after the date thereof.
ARTICLE VIII
INDEMNIFICATION
8.1. Indemnification by Seller. Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:
(a) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any agreement, certificate or other document required to be delivered by or on behalf of Seller pursuant hereto;
(b) any breach by Seller of any of its covenants or agreements, or any failure of Seller to perform any of its obligations, in this Agreement or any agreement, certificate or other document required to be delivered by or on behalf of Seller pursuant hereto;
(c) the failure of Seller to pay, perform or discharge any Excluded Liability;
(d) any claims for brokerage commissions or compensation arising out of the negotiation and execution of this Agreement;
(e) any and all claims from or on behalf of any former, current or future (A) holder of capital stock of, or other rights or interests in Seller or (B) creditor of Seller, in either case, arising from or relating to the execution, delivery and performance of this Agreement and the transactions contemplated hereby; or
(f) any breach by a Non-compete Signatory of any of his obligations under his Non-compete Agreement during the time such Non-compete Signatory is an employee of Seller or its Affiliates.
8.2. Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller, its Affiliates, directors, officers, employees and agents from and against any and all Loss and Expense incurred by any of them in connection with or arising from: (a) any breach by Buyer of any of its representations or warranties in this Agreement or in any agreement, certificate or other document required to be delivered by Buyer hereunder; (b) any breach by Buyer of any of its covenants, agreements or obligations in this Agreement or in any agreement, certificate or other document required to be delivered by Buyer hereunder; (c) any Assumed Liability; or (d) Buyer’s use of the Borrowed Permits on and after the Closing Date.

8.3. Indemnity Fund; Termination of Indemnity Fund. For purposes of satisfying any amounts owed to any Buyer Group Member under this Agreement, the Buyer Group Members shall be entitled (subject to final determination of the right to, and amount of, indemnification pursuant to Section 8.4(b)) to either (i) charge the amount of any Loss and Expense against (and be entitled to receive payment from) the Indemnity Fund until the amounts owed under this Article VIII exceed the Indemnity Fund, (ii) set off and reduce any amounts owed to Seller under this Agreement or (iii) otherwise initiate proceedings to seek recovery directly from Seller or, pursuant to Section 11.12, from Parent.
(b) On the twelve (12) month anniversary of the Final Closing Date, the Indemnity Agent shall distribute in accordance with the terms of the Indemnity Escrow Agreement fifty percent (50%) of the total funds held in the Indemnity Fund after deducting from the total funds the amounts for which claims for indemnification by any Buyer Group Member are pending or remain unpaid, each as of such date.
(c) In the event that on the eighteen (18) month anniversary of the Final Closing Date no claims for indemnification by any Buyer Group Member are pending or remain unpaid, the Indemnity Fund shall terminate and any funds then remaining in the Indemnity Fund shall be distributed in accordance with the terms of the Indemnity Escrow Agreement. Alternatively, in the event that on such date, any such good faith claims for indemnification are pending or remain unpaid, the Indemnity Fund shall not terminate and any funds remaining in the Indemnity Fund shall not be distributed to Seller or any of its creditors or shareholders unless and until all such claims have been resolved and, if appropriate, paid in accordance with this Article VIII; provided, however, that if the aggregate maximum amount of such claims are less than the then existing Indemnity Fund, the Indemnity Agent shall distribute such difference in accordance with the terms of the Indemnity Escrow Agreement.
8.4. Notice and Determination of Claims. The party which is entitled to indemnification hereunder (for purposes of this Section 8.4, the “Indemnified Person”) may make claims for indemnification hereunder by promptly giving written notice thereof to the party required to indemnify (for purposes of this Section 8.4, the “Indemnitor”). If indemnification is sought for a claim or liability asserted by a third party (the “Third Person Claim”), the Indemnified Person shall also give written notice thereof to the Indemnitor promptly after it receives notice of the claim or liability being asserted, but the failure to do so, or any delay in doing so, shall not relieve the Indemnitor of its indemnification obligation under this Article VIII, unless, and then only to the extent that, the rights and remedies of the Indemnitor are materially prejudiced as a result of the failure to give, or delay in giving, such notice. Such notice shall in good faith summarize the bases for the claim for indemnification (the “Claim Notice”) describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, any certificate or other agreement delivered pursuant hereto in respect of which such Loss or Expense shall have occurred.

(b) Within fourteen (14) days after receiving such notice (or sooner as is reasonably necessary, in the case of a Third Person Claim), the Indemnitor shall give written notice to the Indemnified Person stating whether it in good faith disputes the claim for indemnification and whether it will defend against any Third Person Claim at its own cost and expense. If the Indemnitor fails to give timely notice that it will defend a Third Person Claim it shall be deemed to have refused to defend such Third Person Claim. The amount of indemnification to which an Indemnified Person shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Indemnified Person and the Indemnitor; (ii) by a final, non-appealable judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Person and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
8.5. Third Person Claims. Subject to Section 8.5(b), the Indemnitor shall have the right to conduct and control, through counsel of its choosing (subject to the consent of the Indemnified Person, which consent shall not be unreasonably withheld), the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided, however, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder and all other rights to recover on such claim from the Indemnitor unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived; provided, further, that such settlement or compromise shall include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a full release from all liability in respect of such claim or litigation. Notwithstanding anything herein to the contrary, the Indemnitor shall not settle or compromise any Third Person Claim without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, unless the terms of any settlement or compromise provide for (i) no relief other than the payment of monetary damages for which the Indemnified Party will be indemnified in full and (ii) a full release of the Indemnified Party for all liability in respect of such claim or litigation.
(b) Notwithstanding the provisions of paragraph (a) above which grant to the Indemnitor the right to assume the defense of a Third Person Claim, if (i) the Indemnitor elects not to assume the defense or fails to assume the defense in a timely manner, (ii) the Indemnitor and any Indemnified Party are both parties to or subjects of such Third Person Claim and a conflict of interests exists between the Indemnitor and such Indemnified Party which has the potential of materially and adversely affecting the interests of the Indemnified Party in the defense of such Third Person Claim or (iii) the Indemnified Party reasonably determines in good faith that the Indemnified Party or its Affiliates are reasonably likely to be adversely affected in any material respect in such Third Person Claim other than as a result of monetary damages, then the Indemnified Party may conduct its own defense and employ counsel reasonably satisfactory to the Indemnitor to represent or defend it against such Third Person Claim, in which case the Indemnitor will pay the reasonable Expenses of such counsel. If the Indemnified Party retains its own counsel, the Indemnitor shall reasonably cooperate in providing information to and consulting with the Indemnified Party about the Third Person Claim.

8.6. Calculation of Losses and Expenses. Any indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an “After-Tax Basis”, which shall mean an amount which is sufficient to compensate the Indemnified Person for the event giving rise to such Loss or Expense (the “Indemnified Event”), determined after taking into account (a) all increases in federal, state, local or other Taxes payable by the Indemnified Person as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of Tax basis, or otherwise), (b) to the extent not previously taken into account in computing the amount of the such Loss or Expense, all increases in federal, state, local and other Taxes payable by the Indemnified Person as a result of the Indemnified Event for all affected taxable years or periods ending on or before the Final Closing Date and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Final Closing Date, and (c) to the extent not previously taken into account in computing the amount of such Loss or Expense, all reductions in federal, state, local and foreign Taxes realized by the Indemnified Person as a result of the Indemnified Event for all affected taxable years or periods ending on or before the Final Closing Date and with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Final Closing Date.
8.7. Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.
8.8. Certain Limitations on Indemnity. In no event will Seller’s aggregate liability for breaches of representations and warranties hereunder (by indemnification or otherwise) exceed Eight Million One Hundred Twenty-five Thousand Dollars ($8,125,000.00) (other than with respect to liability for breaches of Sections 5.1 (Organization and Authority; Parent Shareholder Approval), 5.2 (No Conflicts), 5.4 (Title and Sufficiency), 5.19 (Compliance With Law; Permits; Medicare and Medicaid), or 5.24 (Broker) (together, the “Fundamental Reps”) or 5.3 (Taxes), as to which this proviso shall have no effect) _____. The amount of any indemnification provided under Sections 8.1 or 8.2 shall be net of any amounts actually recovered by the Indemnified Person under insurance policies (net of any costs incurred in obtaining such recovery, including increased insurance premiums to the Indemnified Person) and the parties agree that each Indemnified Person shall use commercially reasonable efforts to pursue in good faith claims under applicable insurance policies, provided that where a Buyer Group Member is an Indemnified Person, such Indemnified Person’s only obligation hereunder shall be to file claims under insurance policies made available to Buyer by Seller and such Indemnified Person shall not be obligated to pursue litigation or incur any other related expense.

ARTICLE IX
CONDITIONS TO CLOSING
9.1. Seller’s Conditions to Closing. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to each Applicable Closing of each of the following conditions, but compliance with any or all of such conditions may be waived, in writing, by Seller:
(a) the representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and those representations and warranties not so qualified shall be true and correct in all material respects, in each case, on the date hereof and on the Applicable Closing Date (except to the extent that they expressly relate to an earlier date);
(b) Buyer shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement and satisfied all of the conditions required by this Agreement to be performed or complied with or satisfied by Buyer at or prior to the Applicable Closing;
(c) there shall be no legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement threatened, pending or in effect, including any order, injunction, judgment or decree issued by any court or other Governmental Body, any order or request by any Governmental Body seeking to restrain, enjoin or otherwise prevent or delay the consummation of the transactions contemplated by this Agreement or any action, suit or proceeding instituted by any Person or entity before a court or Governmental Body, which restrains or prevents the consummation of the transactions contemplated by this Agreement;
(d) Seller shall have received the Parent Shareholder Approval;
(e) Parent shall have complied with all applicable requirements of Regulation 14C of the Exchange Act; and
(f) with respect to the Purchased Assets and Assumed Liabilities to be transferred on the Applicable Closing Date, Buyer shall have delivered all documents and paid all sums required to be delivered or paid under Section 4.2.
9.2. Buyer’s Conditions to Closing. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to each Applicable Closing of each of the following conditions, but compliance with any or all of any such conditions may be waived, in writing, by Buyer:
(a) Except for the representations in Section 7.3(b)(i) and (iv), the representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and those representations and warranties not so qualified shall be true and correct in all material respects, in each case, on the date hereof and on the Closing Date (except to the extent that they expressly relate to an earlier date);

(b) Seller shall have performed and complied in all material respects with all the covenants and agreements contained in this Agreement and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by it or them at or prior to the Applicable Closing Date;
(c) Seller shall have received the Parent Shareholder Approval and delivered to Buyer the Parent Shareholder Approval Evidence;
(d) between the date hereof and the Applicable Closing Date, there shall not have been any Material Adverse Effect on the Business or the Purchased Assets to be transferred on such Applicable Closing Date and no fact or condition shall exist or be threatened which would reasonably be expected to have a Material Adverse Effect thereon;
(e) Seller shall have delivered to Buyer either (a) documents, in form and substance reasonably satisfactory to Buyer, demonstrating the release of all Encumbrances (except Permitted Encumbrances) on the applicable Purchased Assets, or (b) customary pay-off letters or similar acknowledgments of the discharge of any indebtedness for borrowed money of Seller setting forth the amount owed as of the Applicable Closing Date and indicating that upon payment of such amount, such indebtedness will be discharged in full and all related Encumbrances (except Permitted Encumbrances) on the applicable Purchased Assets will be released and removed;
(f) unless Buyer can operate under the terms of Section 7.12, Buyer shall have obtained all licenses, permits, NCPDP numbers, Medicaid or Medicare numbers, or similar items required to operate the Business as set forth at Schedule 9.2(f) (the “Required Licenses”) (either by transfer of Seller’s Transferable Permits to the extent permitted by law or its receipt of new licenses, permits or numbers, provided, however that as soon as reasonably possible after execution of this Agreement but in no event prior to the filing of the Information Statement, Buyer will file its application for the Required Licenses);
(g) there shall be no legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement threatened, pending or in effect, including any order, injunction, judgment or decree issued by any court or other Governmental Body, any order or request by any Governmental Body seeking to restrain, enjoin or otherwise prevent or delay the consummation of the transactions contemplated by this Agreement or any action, suit or proceeding instituted by any Person or entity before a court or Governmental Body, which restrains or prevents the consummation of the transactions contemplated by this Agreement;
(h) Seller shall have granted access to Buyer to interview the Business Employees pursuant to Section 7.1(b);
(i) Parent shall have complied with all applicable requirements of Regulation 14C of the Exchange Act;
(j) with respect to the Purchased Assets and Assumed Liabilities to be transferred on the Applicable Closing Date, Seller shall have delivered all documents required to be delivered under Section 4.3;

(k) with respect to the Purchased Assets and Assumed Liabilities to be transferred on the Applicable Closing Dates, Seller shall have received the Required Lease Consents, in form and substance reasonably satisfactory to Buyer; and
(l) with respect to each Operate Location Pharmacy (and the Purchased Assets related thereto), Seller shall have made such location available for Installation pursuant to Section 7.10(c) during the forty-five (45) day period after the date hereof, provided that if such Installation is not complete as of such date, Buyer may delay a Subsequent Closing Date until up to sixty (60) days after the date hereof.
ARTICLE X
TERMINATION
10.1. Termination.
(a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the First Closing Date:
(i) by the mutual written consent of Buyer and Seller;
(ii) by Buyer or Seller pursuant to Section 11.9;
(iii) by either Buyer or Seller if any Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of any the transactions contemplated hereby; or
(iv) by either Buyer or Seller if the First Closing shall not have occurred on or before 90 days after the date hereof (or such later date as may be mutually agreed to in writing by Buyer and Seller) (the “Termination Date”); provided, that the party seeking to exercise such right of termination has not breached its obligations hereunder.
10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, all further obligations of the parties under this Agreement shall be terminated without further liability of any party or its shareholders, directors or officers to the other parties, provided, (a) that this Section 10.2 and Sections 11.2, 11.7 and 11.11 shall survive any such termination, and (b) that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XI
GENERAL PROVISIONS
11.1. Survival of Obligations. Except for the Fundamental Reps (which shall survive for thirty (30) days beyond the applicable statute of limitations), the respective representations and warranties of Seller and Buyer contained in this Agreement or in any certificate delivered in connection with this Agreement (together with the indemnification rights with respect thereto) will survive each Applicable Closing Date for a period of eighteen (18) months and shall thereafter be of no further force or effect, except for any claim asserted by Seller or Buyer, as applicable, with respect thereto before the end of such eighteen (18) month period; provided, however, that Seller’s representations and warranties with respect to any Taxes covered by this Agreement shall survive each Applicable Closing until thirty (30) calendar days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Taxes (the “Tax Survival Period”), except for any claim asserted by Buyer with respect thereto before the end of the Tax Survival Period which shall survive with respect to such claim until such claim is finally paid or adjudicated. The intended effect of termination of representations and warranties (and the indemnification rights with respect thereto) is to bar, from and after the date of termination, any claim or cause of action based on the alleged inaccuracy of such representation or breach of such warranty, or with regard to claims for indemnity with respect thereto. The covenants and agreements contained in this Agreement shall survive each Applicable Closing indefinitely.
11.2. No Public Announcement. Neither party shall, without the approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that a party may be so obligated by law, regulation or stock exchange or quotation system (including the rules and regulations of the SEC and the Nasdaq Capital Market), in which case the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. In any event, no such press release or other public announcement shall be made by either party prior to Seller having received the Parent Shareholder Approval and provided the Parent Shareholder Approval Evidence to Buyer; provided that Parent may make any required disclosures (including a Current Report on Form 8-K) within the time required.
11.3. Notices. All notices or other communications required or permitted under this Agreement shall be in writing, shall be deemed to have been given when delivered in person, by telex or telecopier, when delivered to a recognized next business day courier, or, if mailed, when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, addressed as follows or to such other address as notice shall have been given pursuant hereto:
If to Seller, to:
ApothecaryRx, LLC
Attn: Lew Zeidner, President
5500 Wayzata Boulevard, Suite 210
Golden Valley, Minnesota 55416
Phone: (763) 245-8278
Fax: (763) 647-1137

with copies to:
Graymark Healthcare, Inc.
Attn: Ashley Tate, General Counsel
210 Park Avenue, Suite 1350
Oklahoma City, Oklahoma 73102
Phone: (405) 601-5300 Ext. 361
Fax: (405) 601-4550
and
Commercial Law Group, P.C.
5520 North Francis
Oklahoma City, Oklahoma 73118
Attention: Mike Meleen
Telephone: (405) 232-3001
Fax: (405) 232-5553
and
Greenberg Traurig LLP
One International Place
Boston, Massachusetts 02110
Attention: Robert E. Puopolo
Phone: (617) 310-6033
Fax: (617) 279-8433
If to Buyer, to:
Walgreen Co.
Mergers & Acquisitions
106 Wilmot Road, MS-1655
Deerfield, Illinois 60015
Attention: Mark E. Vainisi
Phone: (847) 315-4185
Fax: (847) 405-9552
Walgreen Co.
Corporate and Transactional Law Department
104 Wilmot Road, MS-1425
Deerfield, Illinois 60015
Attention: Hiranda S. Donoghue
Phone: (847) 315-4399
Fax: (847) 315-4464
with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Chris Abbinante
Phone: (312) 853-7000
Fax: (312) 853-7036

11.4. Successors and Assigns; No Third Party Beneficiaries. Buyer may assign any of its rights and interests hereunder to any Person; provided, however, Buyer may not assign and be relieved of any of its obligations hereunder, other than to an Affiliate, without the prior written consent of Seller, which consent may not be unreasonably withheld. Seller shall not assign any of its rights, interest and obligations hereunder without the prior written consent of Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as set forth in Article VIII, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.4 any right, remedy or claim under or by reason of this Agreement.
11.5. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, other than the letter confidentiality agreement dated April 23, 2010, between Parent and Buyer which will remain in effect until Closing at which time the parties agree it will terminate, notwithstanding anything in such letter confidentiality agreement to the contrary. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
11.6. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
11.7. Expenses. Except for the Shared Expenses, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. All items of income and expense incurred in connection with the Purchased Assets (including rent, expenses, utilities, prepayments, deposits and similar items) shall be prorated between Seller and Buyer such that Seller shall receive and be responsible for all items of income and expense earned or incurred prior to each Applicable Closing Date and Buyer shall receive and be responsible for all items of income and expense earned or incurred on or after each Applicable Closing Date. The parties will use commercially reasonable efforts to settle and pay such amounts within ninety (90) days after the Final Closing. For administrative convenience, Buyer shall pay and be liable for the Shared Expenses. In consideration therefore, the parties agree that Buyer will be reimbursed, through a credit against the Purchase Price, equal to Seller’s share of the Shared Expenses as set forth in Section 3.2(b). If the amount of Seller’s share of Shared Expenses so credited is not the actual amount determined at a later dated, the difference will be settled with other expenses as provided above in this Section.

11.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
11.9. Injunctive Relief; Remedies.
(a) If any party fails to perform any obligation contained in this Agreement, the party claiming default will serve written notice to the other party specifying the nature of such default and demanding performance. If such a default by Seller is of a nature that would cause a failure of one or more of the conditions to Closing set forth in Section 9.2 to be satisfied, and such default has not been cured within the sooner of ten (10) days after receipt of such default notice or the Termination Date and each of the conditions contained in Section 9.1 has been either fulfilled in all material respects or waived in writing by Seller, Buyer will be entitled to exercise all remedies arising at law by reason of such default, including, without limitation, termination of this Agreement pursuant to Article X. If such a default by Buyer is of a nature that would cause a failure of one or more of the conditions to Closing set forth in Section 9.1 to be satisfied, and such default has not been cured within the sooner of ten (10) days after receipt of such default notice or the Termination Date and each of the conditions contained in Section 9.2 has been either fulfilled in all material respects or waived in writing by Buyer, Seller will be entitled to exercise all remedies arising at law by reason of such default, including, without limitation, termination of this Agreement pursuant to Article X. The parties agree that any breach or threatened breach by Seller of or its Affiliates of Section 7.2 of this Agreement would result in substantial and irreparable damage to Buyer, the amount of which would be difficult, if not impossible, to ascertain. Therefore, Seller agrees that in the event of any such breach or threatened breach thereof, Buyer shall have the right to enforce Section 7.2 of this Agreement by preliminary or permanent injunctive or other relief in equity, without the necessity of proving any actual damages or providing any bond or other security. The right of Buyer to obtain injunctive or other equitable relief to enforce the terms of Section 7.2 hereof shall be in addition to all other rights and remedies it may otherwise have at law, in equity, or otherwise. Such right to obtain injunctive or other equitable relief may be exercised, at the option of Buyer, concurrently with, prior to, after, or in lieu of the exercise of any other rights or remedies which Buyer may have as a result of any breach or threatened breach of any of Section 7.2.

(b) The prevailing party or parties in any action brought to enforce any provision of this Agreement shall be entitled to recover all reasonable attorneys’ fees and disbursements and other out-of-pocket costs incurred in connection therewith.
11.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.
11.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.
11.12. Parent Guaranty. Parent hereby absolutely, irrevocably and unconditionally guarantees to Buyer and its successors and permitted assigns the prompt and full discharge by Seller of all of Seller’s covenants, agreements, obligations, and liabilities under this Agreement, including the due and punctual payment of all amounts that are or may become due and payable by Seller hereunder when and as the same shall become due and payable, in accordance with the terms hereof and subject to the limitations set forth herein, including, without limitation, Seller’s indemnification obligations under Article VIII. The foregoing obligation of Parent constitutes a continuing guaranty of payment and is and shall be absolute and unconditional under any and all circumstances, including without limitation, circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The obligation of Parent hereunder shall not be discharged, impaired or otherwise affected by the failure of Buyer to assert any claim or demand against Seller or to enforce any remedy hereunder. Notwithstanding the foregoing, this guaranty is subject to and Guarantor may assert all claims, counterclaims and defenses of Seller arising hereunder.
* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

WALGREEN CO.
By:	/s/ Robert M. Silverman
	Name:	Robert M. Silverman
	Title:	Divisional Vice President

APOTHECARYRx, LLC
By:	/s/ Lewis P. Zeidner
	Name:	Lewis P. Zeidner
	Title:	President & CEO, ApothecaryRx, LLC

For purposes of Sections 7.2, 7.15, 7.18, 7.20 and 11.12 only, GRAYMARK HEALTHCARE, INC.
By:	/s/ Stanton Nelson
	Name:	Stanton Nelson
	Title:	CEO

EXHIBIT AND SCHEDULE INDEX
Exhibits

Exhibit A	Operate Location Pharmacies and File-Transfer Locations

Exhibit B	Purchase Real Estate Leases and Required Real Estate Consents

Exhibit C	Inventory Procedures

Exhibit D	Form of Opinion of Counsel

Exhibit E	Non-standard Prescriptions

Exhibit F	Form of Non-Compete Agreement
Schedules

Schedule 2.1(g)	Purchased Assets

Schedule 3.1	Purchase Price Allocation

Schedule 5.1(b)	Holders of an Aggregate Majority of Parent Common Stock

Schedule 5.2	No Conflicts

Schedule 5.3	Taxes

Schedule 5.4	Encumbrances

Schedule 5.7	Changes since Balance Sheet Date

Schedule 5.9	Material Contracts; Assumed Contracts

Schedule 5.10	Suppliers, Distributors and Third Party Payors

Schedule 5.11	Current Volume

Schedule 5.13(a)	Owned Personal Property

Schedule 5.13(b)	Leased Personal Property

Schedule 5.15(a)	Copyrights, Patent Rights and Trademarks

Schedule 5.15(b)	Software

Schedule 5.15(c)	Intellectual Property Agreements

Schedule 5.15(d)	Intellectual Property Encumbrances

Schedule 5.15(e)	Validity of Intellectual Property

Schedule 5.15(f)	Intellectual Property Conflicts

Schedule 5.15(g)	Software Ownership

Schedule 5.16(a)	Business Employees

Schedule 5.16(b)	Employee Benefit Plans

Schedule 5.17	Employee Relations

Schedule 5.18	Legal Proceedings

Schedule 5.19	Permits

Schedule 5.20	Sale Process

Schedule 5.23	Affiliate Transactions

Schedule 5.24	Broker

Schedule 9.2(f)	Required Licenses

FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT
THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into effective the 29th day of October, 2010, by and between Walgreen Co., an Illinois corporation (“Buyer”), ApothecaryRx, LLC, an Oklahoma limited liability company (“Seller”), and Graymark Healthcare, Inc., an Oklahoma corporation and the sole member of Seller (“Parent”).
W I T N E S S E T H :
WHEREAS, Buyer, Seller and Parent entered into the Asset Purchase Agreement dated as of September 1, 2010 (the “Agreement”) and now wish to amend the Original Purchase Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Definition of Terms. Except as otherwise defined herein, all capitalized terms will have the same meaning herein as the terms are defined in the Agreement.
2. New Defined Terms. In the Agreement as amended by this Amendment, the following terms have the meanings specified or referred to in this Section 2:
“Barnes I” means Barnes Pharmacy & Barb’s Gifts, located at 422 Main Street, Sterling, Colorado.
“Barnes II” means Barnes Pharmacy, located at 422 Main Street, Suite B, Sterling, Colorado.
“Barnes II Non-Compete Amount” means $1,500,000.
“Barnes Parties” means Jenae Lorenzo Lock, Cassandra L. Behrends, Barbara Lorenzo, Ronald G. Lorenzo, CJ Pharmacy Services, LLC and R.G. Lorenzo Pharmacy, Inc.
“Buyer’s Sterling Pharmacy” means the pharmacy owned and operated by Buyer at 101 W. Main Street, Sterling, Colorado.
“Closing Prescription Count Certificate” means a certificate provided by Seller to Buyer certifying the average daily prescription count at Barnes I excluding prescriptions filled using Non-Continuing Services during the six (6) month period ending on the day prior to the Applicable Closing Date for Barnes I.
“Compete With Barnes” means a Barnes Party or an Affiliate of a Barnes Party takes any action which would be in violation of Section 7.1(a), 7.1(b) or 7.1(c) of the LTC Agreement if such action were to be taken by CJ Pharmacy Services, LLC.

A-2-1

“Exhibit C Services” means those services provided by Seller at Barnes I which are to be identified, agreed upon and attached hereto as Exhibit C by Buyer and Seller prior to the Applicable Closing Date for Barnes I.
“Jenae Lorenzo Lock Employment Agreement” means the Employment Agreement made effective August 27, 2007 between Seller and Jenae Lorenzo Lock.
“Lorenzo Lawsuit” means the Complaint for Injunctive Relief and Damages filed by Seller against Jenae Lorenzo Lock, Cassandra L. Behrends, Ronald G. Lorenzo, CJ Pharmacy Services, LLC and R.G. Lorenzo Pharmacy, Inc.
“LTC Agreement” means that Purchase and Sale Agreement, by and among Buyer, CJ Pharmacy Services, LLC, Jenae Lorenzo Lock, Ronald Lorenzo and Barbara Lorenzo, on the form and terms as attached hereto as Exhibit A.
“Non-Continuing Services” means those services provided by Seller at Barnes I which are identified and agreed upon by Buyer and Seller prior to the Applicable Closing Date for Barnes I.
“Post-Closing Prescription Count Certificate” means a certificate provided by Buyer to Seller certifying (i) the average daily prescription count at Buyer’s Sterling Pharmacy. excluding prescriptions filled using Non-Continuing Services, during the six (6) month period following the Applicable Closing Date; (ii) as to which of the Exhibit C Services have been performed or not performed by Buyer at such location during such six (6) month period; and (iii) the Retention Rate.
“Retention Rate” means the percentage equal to (i) the average daily prescription count for Buyer’s Sterling Pharmacy set forth on the Post-Closing Prescription Count Certificate less a Buyer baseline average daily prescription count of 106 prescriptions (the “Baseline Count”), divided by (ii) the average daily prescription count at Barnes I set forth on the Closing Prescription Count Certificate, provided that if Buyer does not continue the Exhibit C Services for six (6) months after the Applicable Closing Date for Barnes I, then the prescriptions included in the Closing Prescription Count Certificate that were filled utilizing such Exhibit C Services at Barnes I that Buyer did not continue will be excluded from the Closing Prescription Count Certificate and the calculation of the Retention Rate. The Retention Rate will be calculated and seasonally adjusted as set forth in the example calculation attached as Exhibit B.
3. Amendments to Definitions. The definitions of the following terms in the Agreement are hereby amended to state as follows:
“First File-Transfer Locations” means the following File-Transfer Locations: Hapeth (33rd St.), Corner Medical (Red Wing, MN), Newt’s (Guthrie, OK), Cox (Park Hill, OK) and Professional Discount (Oklahoma City, OK).
“Subsequent File-Transfer Locations” means (a) Parkway Drugs, located at 2342 North Clark Street, Chicago, Illinois, (b) Barnes I and (c) Barnes II.

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4. Amendment to Section 3.2(a). The following paragraphs are added as subsections (iii) and (iv) of Section 3.2(a):
“(iii) Notwithstanding subsection (ii) of this Section 3.2(a), if the transactions contemplated by the LTC Agreement are not consummated, on terms substantially similar to, and no less favorable to Buyer than, those specified therein, concurrently with the Applicable Closing with respect to Barnes I and Barnes II and Buyer notifies Seller in writing prior to completion of the Applicable Closing of such failure (an “LTC Agreement Failure”), then the aggregate Closing Date Payment with respect to Barnes I and Barnes II shall be reduced by the Barnes II Non-Compete Amount; and
(iv) If an LTC Agreement Failure occurs, on the Applicable Closing Date with respect to Barnes I and Barnes II, Buyer shall deposit the Barnes II Non-Compete Amount into an indemnity escrow account (the “LTC Escrow Account”) pursuant to the terms of the Indemnity Escrow Agreement.”
5. Amendment to Section 3.2(c). Section 3.2(c) is hereby deleted and the following is substituted therefor:
“(c) All payments made by Buyer hereunder shall be by wire transfer of immediately available funds to an account specified by Seller or, in the case of the funds in the Indemnity Escrow Account or the LTC Escrow Account, by the Indemnity Agent.”
6. Amendment to Section 3.4. Section 3.4 is hereby deleted and the following is substituted therefor:
“3.4 Indemnity Fund. Notwithstanding anything to the contrary in this Agreement, each Applicable Indemnity Amount, and the Barnes II Non-Compete Amount, if applicable, shall be deposited by Buyer on the Applicable Closing Dates with J.P. Morgan Chase Bank, as indemnity escrow agent (the “Indemnity Agent”). The Applicable Indemnity Amount and Barnes II Non-Compete Amount, if applicable, so deposited with the Indemnity Agent shall initially constitute the indemnity escrow fund (the “Indemnity Fund”) to be held and released in accordance with the provisions of Section 3.7 and Article VIII and the Indemnity Escrow Agreement. Pursuant to the terms and conditions of the Indemnity Escrow Agreement, all interest, dividends and proceeds received on the Indemnity Amount shall be retained by the Indemnity Agent as part of the Indemnity Fund. The Indemnity Fund shall be governed by the terms set forth herein and in the Indemnity Escrow Agreement. The Indemnity Fund shall be available to indemnify the Buyer Group Members from any Loss or Expense pursuant to the terms of Article VIII. All fees and expenses of the Indemnity Agent shall be shared equally by Buyer and Seller as provided in Section 11.7.”

A-2-3

7. Barnes Matters. The following is added as new Section 3.7 to the Agreement:
“3.7 Barnes Matters.
(a) On the six (6) month anniversary of the Applicable Closing Date for Barnes I and Barnes II, if the Retention Rate, as certified in the Post-Closing Prescription Count Certificate, is within the range of percentages set forth below, the following amount of funds from the Indemnity Escrow Account shall be distributed to Buyer:

% Range	Funds Paid to Buyer
Equal to or less than 45%	$1,000,000
Greater than 45% but less than 50%	$800,000
Equal to or greater than 50% but less than 55%	$600,000
Equal to or greater than 55% but less than 60%	$400,000
Equal to or greater than 60% but less than 65%	$200,000
Equal to or greater than 65%	$0.00
(b) If an LTC Agreement Failure occurs:
(i) if the Barnes Parties do not Compete With Barnes between the Applicable Closing Date with respect to Barnes I and Barnes II and the six month anniversary thereof, $500,000 of the LTC Escrow Account shall be distributed to Seller on such six month anniversary;
(ii) if the Barnes Parties do not Compete With Barnes between the Applicable Closing Date with respect to Barnes I and Barnes II and the eighteen month anniversary thereof, an additional $1,000,000 of the LTC Escrow Account shall be distributed to Seller on such eighteen month anniversary;
(iii) if the Barnes Parties do Compete With Barnes at any time prior to the eighteen month anniversary of the Applicable Closing Date with respect to Barnes I and Barnes II, the remaining funds in the LTC Escrow Account shall be immediately distributed to Buyer; and
(iv) notwithstanding anything to the contrary herein, if after the occurrence of an LTC Agreement Failure, Buyer closes the sale of all or part of Barnes II, on terms substantially similar to, and no less favorable to Buyer than, those specified in the LTC Agreement, to any of the buyers named in the LTC Agreement and none of the Barnes Parties have taken action to Compete With Barnes, then the entire balance of the LTC Escrow Account will be distributed to Seller and this Section 3.7(b) will be of no further force or effect.

A-2-4

(c) Notwithstanding anything to the contrary in the Agreement or this Amendment, the remedies in this Section 3.7 constitute the sole and exclusive remedy of Buyer in connection with breaches as of the date hereof of representations, warranties or covenants, or damages incurred with respect to Barnes I and Barnes II relating to, arising out of or in connection with the Lorenzo Lawsuit and the matters described therein and all agreements executed in connection therewith, breaches as of the date hereof by any Barnes Party of the Goodwill Protection Agreement assigned to Buyer, in each case above based on facts and circumstances known to Buyer as of the date hereof, or the lease or use of the Barnes II location after the Applicable Closing Date.”
8. Amendment to Section 4.1.
8.1
The phrase “the remaining three (3) First File Transfer Locations” in the second sentence of Section 4.1(a) is hereby deleted and the phrase “the remaining two (2) First File Transfer Locations” is hereby substituted therefor.

8.2	The following phrase is added before the period at the end of Section 4.1(b): “; provided further, however, that the Applicable Closings of Barnes I and Barnes II shall occur on the same day”.
9. Barnes Prescription Count. The following is added as new Section 4.6 to the Agreement:
“4.6 Barnes Prescription Count.
(a) Within five (5) business days after the Applicable Closing with respect to Barnes I and Barnes II, Seller shall deliver to Buyer the Closing Prescription Count Certificate. Within thirty (30) days after receiving the Closing Prescription Count Certificate, Buyer shall give written notice to Seller stating whether it disputes the prescription count set forth on the Closing Prescription Count Certificate. If such notice of dispute is provided, Seller and Buyer shall cooperate to agree upon a revised Closing Prescription Count Certificate. If such an agreement is not reached within ten (10) days after receipt by Seller of such written notice, Buyer and Seller shall submit the Closing Prescription Count Certificate to an agreed-upon third party arbitrator and vest in such arbitrator the authority to resolve the dispute, including the right to review Seller’s relevant records.
(b) Within five (5) business days after the six month anniversary of the Applicable Closing with respect to Barnes I and Barnes II, Buyer shall deliver to Seller the Post-Closing Prescription Count Certificate and, if the Retention Rate reported therein is less than 65%, Buyer shall deliver to Seller upon Seller’s request a prescription retention report. Within thirty (30) days after receiving the Post-Closing Prescription Count Certificate, Seller shall give written notice to Buyer stating whether it disputes the prescription count set forth on the Post-Closing Prescription Count Certificate. If such notice of dispute is provided, Seller and Buyer shall cooperate to agree upon a revised Post-Closing Prescription Count Certificate. If such an agreement is not reached within ten (10) days after receipt by Buyer of such written notice, Buyer and Seller shall submit the Post-Closing Prescription Count Certificate to an agreed-upon third party arbitrator and vest in such arbitrator the authority to resolve the dispute, including the right to review Buyer’s prescription retention reports.”

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10. Amendment to Section 7.22. The phrase “Barnes Pharmacy, located at 422 Main Street, Suite B, Sterling, Colorado” in Section 7.22(i) is hereby deleted and the phrase “Barnes II” is hereby substituted therefor.
11. Lorenzo Lawsuit. The following is added as new Section 7.25 to the Agreement:
“7.25 Lorenzo Lawsuit.
(a) Seller shall use best efforts to pursue settlement of or its claims under the Lorenzo Lawsuit using all available rights and remedies with respect to the subject matter thereof. Seller shall promptly provide to Buyer any court filings received by Seller. Buyer shall have the reasonable opportunity to review and comment on any court filings made by Seller prior to filing. Seller shall consult in good faith with Buyer on any matters or actions with respect the Lorenzo Lawsuit and shall not enter into any settlement agreement thereto without the consent of Buyer. Seller shall name Buyer as a party to the Lorenzo Lawsuit or grant to Buyer third party beneficiary rights with respect to the Lorenzo Lawsuit.
(b) Seller shall use best efforts to fully enforce any and all rights and remedies with respect any non-solicitation and non-competition provisions in the Jenae Lorenzo Employment Agreement and pursue any and all remedies for any breach thereof.”
12. Amendment to Section 8.3(a). Subsection (i) of Section 8.3(a) is hereby deleted and the following is substituted therefor: “(i) charge the amount of any Loss and Expense against (and be entitled to receive payment from) the Indemnity Fund until the amounts owed under this Article VIII together with payments made under Section 3.7 hereof exceed the Indemnity Fund,”.
13. Amendment to Section 10.1(a). The phrase “90 days after the date hereof” in subsection (iv) of Section 10.1(a) is hereby deleted and the phrase “December 31, 2010” is hereby substituted therefor.
14. Buyer Representations. Buyer represents and warrants to Seller that: (a) the Baseline Count is the average number of prescriptions sold per day at Buyer’s Sterling Pharmacy over the six (6) month period ending September 30, 2010; and (b) Buyer has received and reviewed copies of the Complaint and Motion for Temporary Restraining Order filed in the Lorenzo Litigation.
15. Supersession. In all respects, except as specifically amended hereby, the Agreement remains in full force and effect and unabated.
16. Multiple Counterparts. This First Amendment may be executed in counterparts, or facsimiles thereof, each of which will be deemed an original document but all of which will constitute a single document.

A-2-6

IN WITNESS WHEREOF, this First Amendment has been executed by the parties effective the date first above written.

WALGREEN CO.
By:	/s/ Robert M. Silverman
	Name:	Robert M. Silverman
	Title:	Divisional Vice President

APOTHECARYRx, LLC
By:	/s/ Lewis P. Zeidner
	Name:	Lewis P. Zeidner
	Title:	President & CEO, ApothecaryRX, LLC

GRAYMARK HEALTHCARE, INC.
By:	/s/ Stanton Nelson
	Name:	Stanton Nelson
	Title:	CEO

A-2-7

Annex B
August 30, 2010
The Board of Directors
Graymark Healthcare, Inc.
ApothecaryRx, LLC
101 North Robinson, Suite 900
Oklahoma City, OK 73102
Attn: Stanton Nelson, Chief Executive Officer
Gentlemen:
We understand that Walgreen Co. (the “Buyer”) and ApothecaryRx, LLC (the “Company”) and for certain limited purposes Graymark Healthcare, Inc. (the “Seller”) propose to enter into an Asset Purchase Agreement (the “Agreement”) pursuant to which, among other things, the Company will sell substantially all assets of ten of its pharmacy locations (the “Buy & Operate Stores”), customer lists, files and records, and other intangible assets of eight of the Company’s pharmacy locations (the “File Transfer Stores”), certain conforming inventory of the Buy & Operate Stores and File Transfer Stores (the “Inventory”) and certain identified contracts and leases (the “Contracts” and collectively, the “Assets”) but expressly excluding, without limitation, all cash, deposits, accounts receivables, pre-paid expenses, assets and records located at or related to Seller’s corporate operations, employee benefit plans, “ApothecaryRx” trademarks, and any tax refunds or liabilities for a total of $25.5 million in cash, plus up to $7.0 million in cash for the Inventory, plus any security deposits for assumed leases, and less the sum of amounts due at closing under certain Goodwill Protection Agreements and Promissory Notes assumed by the Buyer (the “Consideration”), and the Buyer will purchase the Assets from the Company for the Consideration (such purchase and sale is referred to as the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully described in the Agreement.
You have requested that we render our opinion to the board of directors of the Seller (the “Board of Directors”) and to the Company as to the fairness, from a financial point of view, as of the date hereof, to the Seller and the Company, of the Consideration to be received by the Company in the Proposed Transaction.
In conducting our analysis and arriving at our opinion, we have reviewed and analyzed, among other things, the following:
i.	A draft of the Agreement dated August 27, 2010, which you have represented to us is, with respect to all material terms and conditions thereof, substantially in the form of the definitive Agreement to be executed and delivered by the parties thereto promptly after the receipt of this opinion;
ii.	The internal financial results for the Company for the fiscal years ended December 31, 2007, 2008 and 2009, interim financial reporting packages through June 30, 2010 as provided by the Seller, and certain internal information and other data relating to the Company and its business and prospects, including financial budgets, forecasts, projections prepared by the Seller, and certain memoranda, in each case, provided to us by the senior management of the Seller;

iii.	Certain proposals, Indications of Interests and Letters of Intent related to the divestiture of the Company from the Seller;
iv.	Certain other publicly available business and financial information concerning the Company and the industry in which it operates, which we believe to be relevant;
v.	Certain publicly available information concerning certain other public companies and the trading markets for certain of such other companies’ securities which we believe to be relevant;
vi.	The financial terms of certain unrelated transactions which we believe to be relevant; and
We have also met with and held discussions with certain officers and employees of the Seller concerning the business, operations, assets, present financial condition and prospects of the Company, as well as the Proposed Transaction, and undertook such other studies, analyses, investigations and other efforts as we deemed appropriate.
We have, with your permission, assumed and relied upon the accuracy and completeness of the financial and other information and data used by us or otherwise reviewed by or discussed with us, and upon the assurances of management of the Seller that no information relevant to this Opinion has been omitted or remains undisclosed to us, and have not attempted independently to verify the accuracy or completeness of any such information or data, nor do we assume any responsibility to do so. We have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of review. We have also assumed, with your permission, that the forecasts and projections provided to or reviewed by us have been reasonably prepared in good faith based upon the best current estimates, information and judgment of the senior management of the Seller as to their respective future financial condition, cash flows and results of operations. In that regard, we have assumed, with your permission, that (i) the forecasts and projections will be achieved at the times and in the amounts contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the forecasts and projections or the estimates and judgments upon which they are based. We are not responsible for any financial projections or forecasts provided by the Seller, the Company or their respective management teams. We have made no independent investigation of any legal, accounting or tax matters, and have assumed, with your permission, the correctness of all legal, accounting and tax advice given the Seller and the Board of Directors or any committee thereof. With your permission, we have further relied upon and assumed, without independent verification, that (i) the Proposed Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Proposed Transaction. We have not conducted a physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities and we have not assumed any responsibility to do so. Our opinion necessarily is based upon economic, market, financial, political, regulatory and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. No opinion is expressed as to whether any alternative transaction might result in terms and conditions more favorable to the Seller or the Company than those contemplated by the Proposed Transaction.

This opinion is provided for the sole use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction. Furthermore, this letter should not be construed as creating a fiduciary duty on the part of Morgan Joseph LLC to any party. This opinion does not address the underlying business decision of the Seller to approve the Proposed Transaction, and it does not constitute a recommendation to the Seller, the Company, the Board of Directors, any committee of the Board of Directors, the shareholders of the Seller, or any other person as to any specific action or vote that should be taken in connection with the Proposed Transaction. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors with respect to the Proposed Transaction. In addition, we do not express a view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of the Seller, the Company, or any class of such persons, in connection with the Proposed Transaction, relative to the compensation payable to or to be received by any other person. This opinion was authorized for issuance by the Morgan Joseph Opinion Committee. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent.
In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analysis must be considered as a whole and that selecting portions of our analyses, without considering all of our analyses, would create an incomplete view of the process underlying this opinion.
Pursuant to the terms of our engagement letter with the Seller dated February 17, 2010, we are acting as exclusive financial advisor to the Seller in connection with the Proposed Transaction and will receive a fee from the Seller, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, we will receive a fee for rendering this opinion which is payable regardless of either the conclusion expressed herein or the consummation of the Proposed Transaction. In addition, the Seller has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of our business, we may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions in debt, equity and other securities and financial instruments (including loans and other obligations) of, or investments in, the Seller. Other than this engagement and our future engagement by the Seller to act as the exclusive placement agent in connection with the Seller’s efforts to obtain financing unrelated to the Proposed Transaction which you are aware, we have not been, and are not, engaged by any of the Seller, the Company or by the Buyer. We may in the future seek to provide investment banking services to the Seller for which we would expect to receive customary compensation.
Based upon and subject to the foregoing and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the Company in the Proposed Transaction is fair, from a financial point of view, to the Seller and the Company.

Very truly yours,

/s/ MORGAN JOSEPH LLC

MORGAN JOSEPH LLC

Annex C
Graymark Healthcare, Inc. Consolidated Condensed Financial Statements
The consolidated condensed financial statements included in this Information Statement have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission. The Consolidated Condensed Balance Sheets as of June 30, 2010 and December 31, 2009, the Consolidated Condensed Statements of Operations for the three month and six month periods ended June 30, 2010 and 2009, and the Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 2010 and 2009, have been prepared without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to those rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated condensed financial statements be read in conjunction with the financial statements and the related notes thereto included in our latest annual report on Form 10-K.
The consolidated condensed statements for the unaudited interim periods presented include all adjustments, consisting of normal recurring adjustments, necessary to present a fair statement of the results for such interim periods. Because of the influence of seasonal and other factors on our operations, net earnings for any interim period may not be comparable to the same interim period in the previous year, nor necessarily indicative of earnings for the full year.

GRAYMARK HEALTHCARE, INC.
Consolidated Condensed Balance Sheets
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$1,285,574	$1,890,606
Accounts receivable, net of allowance for contractual adjustments and doubtful accounts of $7,250,235 and $9,959,027, respectively	10,615,365	11,479,366
Inventories	8,674,472	8,234,302
Other current assets	1,658,607	743,266

Total current assets	22,234,018	22,347,540

Property and equipment, net	5,775,551	6,311,161
Intangible assets, net	12,375,659	12,877,282
Goodwill	33,606,032	33,606,032
Other assets	435,563	725,262

Total assets	$74,426,823	$75,867,277

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$5,302,542	$3,649,422
Accrued liabilities	4,351,082	4,552,647
Short-term debt	20,130	195,816
Current portion of long-term debt	1,658,864	2,263,499

Total current liabilities	11,332,618	10,661,384

Long-term debt, net of current portion	45,269,551	45,910,194

Total liabilities	56,602,169	56,571,578

Equity:
Graymark Healthcare shareholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 28,984,319 and 28,989,145 issued and outstanding at June 30, 2010 and December 31, 2009, respectively	2,898	2,899
Paid-in capital	29,435,189	29,086,750
Accumulated deficit	(11,647,227)	(9,869,471)

Total Graymark Healthcare shareholders’ equity	17,790,860	19,220,178

Noncontrolling interest	33,794	75,521

Total equity	17,824,654	19,295,699

Total liabilities and shareholders’ equity	$74,426,823	$75,867,277

See Accompanying Notes to Consolidated Condensed Financial Statements

GRAYMARK HEALTHCARE, INC.
Consolidated Condensed Statements of Operations
For the Three Months Ended June 30, 2010 and 2009
(Unaudited)

	2010	2009
Net Revenues:
Product sales	$23,559,280	$22,847,513
Services	4,694,398	2,438,114

	28,253,678	25,285,627

Costs and Expenses:
Cost of sales	17,045,209	17,103,196
Cost of services	1,404,384	838,773
Selling, general and administrative	8,183,117	6,669,736
Bad debt expense	562,227	2,896,688
Depreciation and amortization	608,629	528,602

	27,803,566	28,036,995

Other Income (Expense):
Interest expense, net	(598,321)	(533,238)

Income (loss) from continuing operations, before taxes	(148,209)	(3,284,606)

Benefit (provision) for income taxes	10,397	208,000

Income (loss) from continuing operations, net of taxes	(137,812)	(3,076,606)

Discontinued operations, net of taxes	4,576	(15)

Net income (loss)	(133,236)	(3,076,621)

Less: Net income (loss) attributable to noncontrolling interests	6,072	(253,837)

Net income (loss) attributable to Graymark Healthcare	$(139,308)	$(2,822,784)

Earnings per common share (basic and diluted):
Income (loss) from continuing operations attributable to Graymark Healthcare common shareholders	$0.00	$(0.10)
Discontinued operations attributable to Graymark Healthcare common shareholders	0.00	0.00

Net income (loss) attributable to Graymark Healthcare common shareholders	$0.00	$(0.10)

Average common shares outstanding (basic and diluted)	28,984,319	28,088,673

See Accompanying Notes to Consolidated Condensed Financial Statements

GRAYMARK HEALTHCARE, INC.
Consolidated Condensed Statements of Operations
For the Six Months Ended June 30, 2010 and 2009
(Unaudited)

	2010	2009
Net Revenues:
Product sales	$46,491,769	$45,532,770
Services	9,367,383	5,224,250

	55,859,152	50,757,020

Costs and Expenses:
Cost of sales	34,069,939	33,831,283
Cost of services	2,856,984	1,733,269
Selling, general and administrative	17,274,065	13,467,491
Bad debt expense	815,221	2,909,661
Depreciation and amortization	1,216,061	1,044,684

	56,232,270	52,986,388

Other Income (Expense):
Interest expense, net	(1,192,852)	(1,051,471)

Income (loss) from continuing operations, before taxes	(1,565,970)	(3,280,839)

Benefit (provision) for income taxes	(37,589)	208,000

Income (loss) from continuing operations, net of taxes	(1,603,559)	(3,072,839)

Discontinued operations, net of taxes	4,576	2,181

Net income (loss)	(1,598,983)	(3,070,658)

Less: Net income (loss) attributable to noncontrolling interests	(34,727)	(267,587)

Net income (loss) attributable to Graymark Healthcare	$(1,564,256)	$(2,803,071)

Earnings per common share (basic and diluted):
Income (loss) from continuing operations attributable to Graymark Healthcare common shareholders	$(0.05)	$(0.10)
Discontinued operations attributable to Graymark Healthcare common shareholders	0.00	0.00

Net income (loss) attributable to Graymark Healthcare common shareholders	$(0.05)	$(0.10)

Average common shares outstanding (basic and diluted)	28,997,997	28,096,019

See Accompanying Notes to Consolidated Condensed Financial Statements

GRAYMARK HEALTHCARE, INC.
Consolidated Condensed Statements of Cash Flows
For the Six Months Ended June 30, 2010 and 2009
(Unaudited)

	2010	2009
Operating activities:
Net income (loss)	$(1,564,256)	$(2,803,071)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,216,061	1,044,684
Noncontrolling interests	(34,727)	(267,587)
Stock-based compensation, net of cashless vesting	348,438	185,796
Bad debt expense	815,221	2,909,661
Changes in assets and liabilities -
Accounts receivable	(164,720)	1,221,772
Inventories	(440,170)	381,337
Other assets	(625,642)	(285,526)
Accounts payable	1,653,120	(2,756,654)
Accrued liabilities	(201,565)	(605,297)

Net cash provided by (used in) operating activities	1,001,760	(974,885)

Investing activities:
Purchase of property and equipment	(263,732)	(796,616)
Disposal of property and equipment	84,904	—

Net cash (used in) investing activities	(178,828)	(796,616)

Financing activities:
Debt proceeds	12,614	419,415
Debt payments	(1,433,578)	(2,488,339)
Distributions to noncontrolling interests, net of contributions	(7,000)	(33,146)

Net cash (used in) financing activities	(1,427,964)	(2,102,070)

Net change in cash and cash equivalents	(605,032)	(3,873,571)

Cash and cash equivalents at beginning of period	1,890,606	15,380,310

Cash and cash equivalents at end of period	$1,285,574	$11,506,739

Cash Paid for Interest and Income Taxes:
Interest expense	$1,240,600	$1,138,515

Income taxes	$32,270	$38,900

See Accompanying Notes to Consolidated Condensed Financial Statements

GRAYMARK HEALTHCARE, INC.
Notes to Consolidated Condensed Financial Statements
For the Periods Ended June 30, 2010 and 2009
Note 1 — Nature of Business
Graymark Healthcare, Inc. (the “Company”) is organized in Oklahoma and is a diversified medical holding company that operates in two operating segments: Sleep Management Solutions (“SMS”) and ApothecaryRx.
Through SMS, the Company provides diagnostic sleep testing services and care management solutions for people with chronic sleep disorders. In addition, the Company sells equipment and related supplies and components used to treat sleep disorders. The Company’s products and services are used primarily by patients with obstructive sleep apnea, or OSA. SMS sleep centers provide monitored sleep diagnostic testing services to determine sleep disorders in the patients being tested. The majority of the sleep testing is to determine if a patient has OSA. A continuous positive airway pressure, or CPAP, device is the American Academy of Sleep Medicine’s, or AASM, preferred method of treatment for obstructive sleep apnea. The Company’s sleep diagnostic facilities also determine the correct pressure settings for patient treatment with positive airway pressure. SMS sells CPAP devices and supplies to patients who have tested positive for sleep apnea and have had their positive airway pressure determined. There are noncontrolling interest holders in some of the SMS’ testing facilities, who are typically physicians in the geographical area being served by the diagnostic sleep testing facility.
Through our ApothecaryRx segment, the Company operates independent retail pharmacy stores selling prescription drugs and a small assortment of general merchandise, including diabetic merchandise, non-prescription drugs, beauty products and cosmetics, seasonal merchandise, greeting cards and convenience foods. As of June 30, 2010, the Company owned and operated 18 retail pharmacies located in Colorado, Illinois, Missouri, Minnesota, and Oklahoma. The Company has historically grown its pharmacy business by acquiring financially successful independently-owned retail pharmacies from long-term owners that were approaching retirement. The Company’s pharmacies have successfully maintained market share due to their convenient proximity to healthcare providers and services, high customer service levels, longevity in the community, competitive pricing. Additionally, ApothecaryRx independent pharmacies offer supportive services and products such as pharmaceutical compounding, durable medical equipment, and assisted and group living facilities. ApothecaryRx pharmacies are located in mid-size, economically-stable communities and the Company believes that a significant amount of the value of our pharmacies resides in retaining the historical pharmacy name and key staff relationships in the community.
Note 2 — Summary of Significant Accounting Policies
For a complete list of the Company’s significant accounting policies, please see the Company’s Annual Report on Form 10-K for the year ending December 31, 2009.
Interim Financial Information — The unaudited consolidated condensed financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial statements and with Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months and six months ended June 30, 2010 are not necessarily indicative of results that may be expected for the year ended December 31, 2010. The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2009. The December 31, 2009 consolidated condensed balance sheet was derived from audited financial statements.
Reclassifications — Certain amounts presented in prior years have been reclassified to conform to the current year’s presentation.

Consolidation — The accompanying consolidated financial statements include the accounts of the Company and its wholly owned, majority owned and controlled subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.
Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Revenue recognition —
Sleep center services and product sales from the Company’s SMS operating segment are recognized in the period in which services and related products are provided to customers and are recorded at net realizable amounts estimated to be paid by customers and third-party payers. For certain sleep therapy and other equipment sales, reimbursement from third-party payers occurs over a period of time, typically 10 to 13 months. The Company recognizes revenue, and the corresponding cost of goods sold, on these sales as payments are earned over the payment period stipulated by the third-party payor. Insurance benefits are assigned to the Company and, accordingly, the Company bills on behalf of its customers. The Company has established an allowance to account for contractual adjustments that result from differences between the amount billed and the expected realizable amount. Actual adjustments that result from differences between the payment amount received and the expected realizable amount are recorded against the allowance for contractual adjustments and are typically identified and ultimately recorded at the point of cash application or when otherwise determined pursuant to the Company’s collection procedures. Revenues in the accompanying consolidated financial statements are reported net of such adjustments.
Pharmacy product sales from the Company’s ApothecaryRx operating segment are recorded at the time the customer takes possession of the merchandise. Customer returns are immaterial and are recorded at the time merchandise is returned.
Due to the nature of the healthcare industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payers may result in adjustments to amounts originally recorded.
Included in accounts receivable are earned but unbilled receivables of approximately $389,000 and $797,000 as of June 30, 2010 and December 31, 2009, respectively. Unbilled accounts receivable represent charges for services delivered to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of services or equipment and supplies to customers, the Company performs certain certification and approval procedures to ensure collection is reasonably assured and that unbilled accounts receivable is recorded at net amounts expected to be paid by customers and third-party payers. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payer-specific documentation from internal and external sources, interim transactions occurring between cycle billing dates established for each customer within the billing system and new sleep centers awaiting assignment of new provider enrollment identification numbers. In the event that a third-party payer does not accept the claim for payment, the customer is ultimately responsible.
The Company performs analysis to evaluate the net realizable value of accounts receivable on a quarterly basis. Specifically, the Company considers historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the healthcare industry and third-party reimbursement, it is possible that the Company’s estimates could change, which could have a material impact on its operating results and cash flows in subsequent periods.

Restricted cash — As of June 30, 2010 and December 31, 2009, the Company had long-term restricted cash of approximately $236,000 included in other assets in the accompanying condensed consolidated balance sheets. This amount is pledged as collateral to the Company’s senior bank debt and bank line of credit.
Accounts receivable — The majority of the Company’s accounts receivable is due from Medicare, private insurance carriers and other third-party payors, as well as from customers under co-insurance and deductible provisions.
The Company’s allowance for contractual adjustments and doubtful accounts is primarily attributable to the Company’s SMS operating segment. Third-party reimbursement is a complicated process that involves submission of claims to multiple payers, each having its own claims requirements. In some cases, the ultimate collection of accounts receivable subsequent to the service dates may not be known for several months. The Company has established an allowance to account for contractual adjustments that result from differences between the amounts billed to customers and third-party payers and the expected realizable amounts. The percentage and amounts used to record the allowance for doubtful accounts are supported by various methods including current and historical cash collections, contractual adjustments, and aging of accounts receivable.
Accounts receivable are reported net of allowances for contractual adjustments and doubtful accounts as follows:

	June 30,	December 31,
	2010	2009
Allowance for contractual adjustments	$4,096,938	$5,408,789
Allowance for doubtful accounts	3,153,297	4,550,238

Total	$7,250,235	$9,959,027

Goodwill and Intangible Assets — Goodwill is the excess of the purchase price paid over the fair value of the net assets of the acquired business. Goodwill and other indefinitely-lived intangible assets are not amortized, but are subject to annual impairment reviews during the fourth quarter, or more frequent reviews if events or circumstances indicate there may be an impairment of goodwill.
Intangible assets other than goodwill which include customer relationships, customer files, covenants not to compete, trademarks and payor contracts are amortized over their estimated useful lives using the straight line method. The remaining lives range from three to fifteen years. The Company evaluates the recoverability of identifiable intangible asset whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable.
Discontinued Operations — Effective January 1, 2009, management of the Company elected to discontinue its film production and distribution operations. The income and expense from the ongoing marketing and distribution of the Company’s films is accounted for as discontinued operations.
Earnings (loss) per share — Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted during the period. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.
Fair value of financial instruments — The recorded amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued liabilities approximate fair value because of the short-term maturity of these items. The Company calculates the fair value of its borrowings based on estimated market rates. Fair value estimates are based on relevant market information and information about the individual borrowings. These estimates are subjective in nature, involve matters of judgment and therefore, cannot be determined with precision. Estimated fair values are significantly affected by the assumptions used. Based on the Company’s calculations at June 30, 2010 and December 31, 2009, the carrying amount of the Company’s borrowings approximates fair value.

Recently Adopted and Recently Issued Accounting Guidance
Adopted Guidance
Effective January 1, 2010, the Company adopted changes issued by the FASB on January 6, 2010, for a scope clarification to the FASB’s previously-issued guidance on accounting for noncontrolling interests in consolidated financial statements. These changes clarify the accounting and reporting guidance for noncontrolling interests and changes in ownership interests of a consolidated subsidiary. An entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. The gain or loss includes any gain or loss associated with the difference between the fair value of the retained investment in the subsidiary and its carrying amount at the date the subsidiary is deconsolidated. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction. The adoption of these changes had no impact on the Company’s consolidated financial statements.
Effective January 1, 2010, the Company adopted changes issued by the FASB on January 21, 2010, to disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. The changes also clarify existing disclosure requirements related to how assets and liabilities should be grouped by class and valuation techniques used for recurring and nonrecurring fair value measurements. The adoption of these changes had no impact on the Company’s consolidated financial statements.
Effective January 1, 2010, the Company adopted changes issued by the FASB on February 24, 2010, to accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued, otherwise known as “subsequent events.” Specifically, these changes clarified that an entity that is required to file or furnish its financial statements with the SEC is not required to disclose the date through which subsequent events have been evaluated. Other than the elimination of disclosing the date through which management has performed its evaluation for subsequent events, the adoption of these changes had no impact on the Company’s consolidated financial statements.
Issued Guidance
In October 2009, the FASB issued changes to revenue recognition for multiple-deliverable arrangements. These changes require separation of consideration received in such arrangements by establishing a selling price hierarchy (not the same as fair value) for determining the selling price of a deliverable, which will be based on available information in the following order: vendor-specific objective evidence, third-party evidence, or estimated selling price; eliminate the residual method of allocation and require that the consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the arrangement to each deliverable on the basis of each deliverable’s selling price; require that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis; and expand the disclosures related to multiple-deliverable revenue arrangements. These changes become effective for the Company on January 1, 2011. Management has determined that the adoption of these changes will not have an impact on the Company’s consolidated financial statements, as the Company does not currently have any such arrangements with its customers.
In January 2010, the FASB issued changes to disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose, in the reconciliation of fair value measurements using significant unobservable inputs (Level 3), separate information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). These changes become effective for the Company beginning January 1, 2011. Other than the additional disclosure requirements, management has determined these changes will not have an impact on the Company’s consolidated financial statements.

Note 3 — Change in Accounting Method
On January 1, 2010, the Company elected to change its method of revenue recognition for sleep therapy equipment sales that are paid for over time (“rental equipment”) to recognize the revenue for rental equipment over the life of the rental period which typically ranges from 10 to 13 months. Prior to the acquisitions of somniTech, Inc., somniCare, Inc. and Avastra Eastern Sleep Centers, Inc. in the third quarter of 2009, the Company recognized the total amount of revenue for entire rental equipment period at the inception of the rental period with an offsetting entry for estimated returns. The entities that were acquired in 2009 recorded revenue for rental equipment consistent with method being adopted by the Company. Recording revenue for rental equipment over the life of the rental period will provide more accurate interim information as this method relies less on estimates than the previous method in which potential rental returns had to be estimated.
The Company has determined that it is impracticable to determine the cumulative effect of applying this change retrospectively because historical transactional level records are no longer available in a manner that would allow for the appropriate calculations for the historical periods presented. As a result, the Company will apply the change in revenue recognition for rental equipment on a prospective basis. As a result of the accounting change, the Company’s accumulated deficit increased $213,500, as of January 1, 2010, from $9,869,471, as originally reported, to $10,082,971.
Note 4 — Acquisitions
On August 24, 2009, the Company acquired somniTech, Inc. and somniCare, Inc. (“Somni”) for a purchase price of $5.9 million. On September 14, 2009, the Company acquired Avastra Eastern Sleep Centers, Inc. (“Eastern”) for a purchase price of $4.7 million. Somni and Eastern are included in the Company’s SMS operating segment.
The Company believes that the Somni and Eastern acquisitions solidify the Company as a national leader in quality sleep medicine. In addition, the Company expects to experience operational benefits from the Somni and Eastern acquisitions, including economies of scale and reduced overall overhead expenses.
The Somni and Eastern acquisitions were recorded by allocating the cost of the acquisitions to the assets acquired, including intangible assets, and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the cost of the acquisitions over the net amounts assigned to the fair value of the assets acquired, net of liabilities assumed, was recorded as goodwill, none of which is tax deductible. As of December 31, 2009, management had completed a preliminary valuation of the fair values of the assets acquired and liabilities assumed in the Somni and Eastern acquisitions. In March 2010, management completed the fair value analysis and no adjustments were made to the amounts recorded at December 31, 2009. The final purchase allocations for the Somni and Eastern acquisitions were as follows:

	Somni	Eastern

Cash and cash equivalents	$225,774	$33,389
Accounts receivable	1,002,334	455,120
Inventories	78,358	6,307
Other current assets	36,299	—

Total current assets	1,342,765	494,816

Property and equipment	1,060,362	157,109
Intangible assets	1,455,000	3,991,000
Goodwill	3,747,379	163,730

Total assets acquired	7,605,506	4,806,655

Less: Liabilities assumed:
Accounts payable and accrued liabilities	548,197	39,497
Short-term debt	501,667	—
Long-term debt	655,642	67,158

Total liabilities assumed	1,705,506	106,655

Net assets acquired	$5,900,000	$4,700,000

The revenue and earnings of the combined entity had the acquisition dates of Somni and Eastern been January 1, 2009 is as follows:

	Three Months	Six Months
	Ending	Ending
	6/30/2009	6/30/2009

Supplemental Pro Forma:
Revenues	$28,221,235	$56,532,235

Earnings	$(2,492,450)	$(2,241,450)

Net income per common share (basic and diluted)	$(0.09)	$(0.08)

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results. Net income per common share attributable to Graymark Healthcare, Inc. was calculated assuming the common stock issued in the Eastern acquisition was retroactively issued on January 1, 2009.
Note 5 — Goodwill and Other Intangibles
There were no changes in the carrying amount of goodwill by operating segment during the six months ended June 30, 2010.

	SMS	ApothecaryRx	Total

December 31, 2009	$20,516,894	$13,089,138	$33,606,032

June 30, 2010	$20,516,894	$13,089,138	$33,606,032

As of June 30, 2010, the Company had $33.6 million of goodwill resulting from business acquisitions and other purchases. Goodwill and intangible assets with indefinite lives must be tested for impairment at least once a year. Carrying values are compared with fair values, and when the carrying value exceeds the fair value, the carrying value of the impaired asset is reduced to its fair value. The Company tests goodwill for impairment on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. The Company generally determines the fair value of its reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.

Intangible assets as of June 30, 2010 and December 31, 2009 include the following:

	Useful	June 30, 2010			December 31,
	Life	Gross	Accumulated		2009
	(Years)	Amount	Amortization	Net	Net

SMS:
Customer relationships	Indefinite	$3,870,000	$—	$3,870,000	$3,870,000
Customer relationships	8 – 15	1,450,000	(175,584)	1,274,416	1,338,969
Covenants not to compete	3 – 15	295,000	(106,806)	188,194	218,475
Trademark	10 – 15	271,000	(25,361)	245,639	258,356
Payor contracts	15	190,000	(10,555)	179,445	185,778
ApothecaryRx:
Customer files	5 – 15	7,587,717	(1,506,774)	6,080,943	6,340,838
Covenants not to compete	3 – 5	1,514,065	(977,043)	537,022	664,866

Total		$15,177,782	$(2,802,123)	$12,375,659	$12,877,282

Amortization expense for the three months ended June 30, 2010 and 2009 was approximately $251,000 and $231,000, respectively. Amortization expense for the six months ended June 30, 2010 and 2009 was approximately $502,000 and $464,000, respectively. Amortization expense for the next five years related to these intangible assets is expected to be as follows:

Twelve months ended June 30,
2011	$994,000
2012	925,000
2013	768,000
2014	679,000
2015	669,000
Note 6 — Borrowings
The Company’s borrowings by operating segment as of June 30, 2010 and December 31, 2009 are as follows:

		Maturity	June 30,	December 31,
	Rate (1)	Date	2010	2009
SMS:
Senior bank debt	6%	May 2014	$12,596,375	$12,596,375
Bank line of credit	6%	Aug. 2015	9,002,341	9,002,341
Sleep center notes payable	3.75 – 8.75%	July 2011 – Sept. 2012	330,319	467,835
Notes payable on equipment	6 – 14%	April 2012 – Dec. 2013	488,829	570,947
Notes payable on vehicles	2.9 – 3.9%	Nov. 2012 – Dec. 2013	75,702	104,764
Capital leases	11.4%	Nov. 2010	39,927	81,314
Short-term insurance premium financing	7.5%	Sept. 2010	20,130	68,316

			22,553,623	22,891,892

ApothecaryRx:
Senior bank debt	6%	May 2014	17,403,625	17,403,625
Bank line of credit	6%	July 2014 – Dec. 2014	5,394,594	5,394,594
Seller financing	4.13 – 7.25%	July 2010 – June 2011	1,038,995	2,015,495
Non-compete agreements	0.0 – 7.65%	July 2012 – Nov. 2013	557,708	663,903

			24,394,922	25,477,617

Total borrowings			46,948,545	48,369,509
Less:
Short-term debt			(20,130)	(195,816)
Current portion of long-term debt			(1,658,864)	(2,263,499)

Long-term debt			$45,269,551	$45,910,194

(1)	Effective rate as of June 30, 2010

At June 30, 2010, future maturities of long-term debt were as follows:

Twelve months ended June 30,
2011	$1,659,000
2012	5,015,000
2013	5,830,000
2014	25,115,000
2015	6,150,000
Thereafter	3,159,000
In May 2008 and as amended in May 2009 and July 2010, the Company entered into a loan agreement with Arvest Bank consisting of a $30 million term loan (the “Term Loan”) and a $15 million line of credit to be used for future acquisitions (the “Acquisition Line”); collectively referred to as the “Credit Facility”. The Term Loan was used by the Company to consolidate certain prior loans to the Company’s subsidiaries SDC Holdings LLC and ApothecaryRx LLC. The Term Loan and the Acquisition Line bear interest at the greater of the prime rate as reported in the Wall Street Journal or the floor rate of 6%. Prior to June 30, 2010, the floor rate was 5%. The rate on the Term Loan is adjusted annually on May 21. The rate on the Acquisition Line is adjusted on the anniversary date of each advance or tranche. The Term Loan matures on May 21, 2014 and requires quarterly payments of interest only. Commencing on September 1, 2011, the Company is obligated to make quarterly payments of principal and interest calculated on a seven-year amortization based on the unpaid principal balance on the Term Loan as of June 1, 2011. Each advance or tranche of the Acquisition Line will become due on the sixth anniversary of the first day of the month following the date of the advance or tranche. Each advance or tranche is repaid in quarterly payments of interest only for three years and thereafter, quarterly principal and interest payments based on a seven-year amortization until the balloon payment on the maturity date of the advance or tranche. The Credit Facility is collateralized by substantially all of the Company’s assets and is personally guaranteed by various individual shareholders of the Company. Commencing with the calendar quarter ending September 30, 2010 and thereafter during the term of the Credit Facility, based on the latest four rolling quarters, the Company agreed to maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.
The Debt Service Coverage Ratio is defined as the ratio of:
•	the net income of the Company (i) increased by interest expense, amortization, depreciation, and non-recurring expenses as approved by Arvest Bank, and (ii) decreased by the amount of noncontrolling (minority) interest share of net income and distributions to noncontrolling (minority) interests for taxes, to
•	annual debt service including interest expense and current maturities of indebtedness as determined in accordance with generally accepted accounting principles.
If the Company were to acquire another company or its business, the net income of the acquired company and the Company’s new debt service associated with acquiring the company may both be excluded from the Debt Service Coverage Ratio, at the option of the Company.

Effective June 30, 2010, the Company executed an amendment to the Credit Facility that provided for an increase in the floor rate from 5% to 6% and the extension of the Debt Service Coverage Ratio requirement from June 30, 2010 to September 30, 2010. As of June 30, 2010, the Company’s Debt Service Coverage Ratio is 0.9 to 1. The Company expects to achieve compliance by September 30, 2010 through a combination of operational and debt reduction strategies. If the Company sells assets which are collateral for the Credit Facility, then subject to certain exceptions and without the consent of Arvest Bank, such sale proceeds must be used to reduce the amounts outstanding to Arvest Bank. If the Company is unsuccessful in fully executing these strategies, it is not likely that the Company will achieve compliance by September 30, 2010 and there is no assurance that Arvest Bank will waive or further delay the requirement.
As of June 30, 2010, there was $30 million outstanding on the Term Loan consisting of $12,596,375 to the Company’s SMS operating segment and $17,403,625 to the Company’s ApothecaryRx operating segment. As of June 30, 2010, there was $14,396,935 outstanding on the Acquisition Line consisting of $9,002,341 to the Company’s SMS operating segment and $5,394,594 to the Company’s ApothecaryRx operating segment. As of June 30, 2010, there was approximately $603,000 available under the Acquisition Line.
Note 7 — Stock Awards
On February 25, 2010, the Company issued 180,000 shares in restricted stock grant awards to certain key employees and directors. The fair value of the restricted stock grant awards was $209,000 and was calculated by multiplying the number of restricted shares issued times the closing share price on the date of issuance. The stock grants immediately vested and as a result, were recorded as compensation expense on the grant date.
On March 25, 2010, Joseph Harroz, Jr. gave notice of his resignation as the President of the Company effective June 30, 2010. Mr. Harroz will remain on the Company’s Board of Directors. In connection with Mr. Harroz’s resignation, the Company accelerated the vesting of 112,500 shares of restricted stock that was scheduled to vest on July 23, 2010. In conjunction with the acceleration, Mr. Harroz agreed to forfeit 37,500 shares of restricted stock that was scheduled to vest on July 23, 2010 and 150,000 shares that were scheduled to vest at future dates beyond 2010.
During the first quarter of 2010, Mr. Harroz vested in 112,500 common stock shares under previously issued restricted stock grant awards. In accordance with the terms of the restricted stock grant agreement, Mr. Harroz elected to have the Company fund the personal tax withholding in the amount of approximately $26,000 that the Mr. Harroz owed at the time of vesting. In return, Mr. Harroz forfeited 24,131 of the shares vested which were calculated by dividing the tax withholding requirement by the market value of the stock on the date of vesting. In addition, a reduction to salary expense of approximately $15,000 was recorded and represents the difference between the market value of the Company’s common stock on the vesting date and the weighted average price of the vested shares on the original grant date multiplied by the number of shares forfeited.
On April 1, 2010, the Company issued 30,000 shares of common stock pursuant to restricted stock awards to a key employee. The fair value of the restricted stock grant awards was $30,000 and was calculated by multiplying the number of restricted shares issued times the closing share price on the date of issuance. The stock grants vest as follows: 10,000 shares immediately vested, 10,000 shares vest on April 1, 2011 and 10,000 shares vest on April 1, 2012. In accordance with the terms of the restricted stock grant agreement, the employee elected to have the Company fund the personal tax withholding in the amount of approximately $3,000 that the employee owed for the shares that vested on April 1, 2010. In return, the employee forfeited 3,195 of the shares vested.
Stock-based compensation expense related to stock awards was approximately $45,000 and $96,000, respectively, during the three months ended June 30, 2010 and 2009. Stock-based compensation expense related to stock awards was approximately $392,000 and $186,000, respectively, during the six months ended June 30, 2010 and 2009.
Note 8 — Segment Information
The Company operates in two reportable business segments: SMS and ApothecaryRx. The SMS operating segment provides diagnostic sleep testing services and care management solutions for people with chronic sleep disorders. In addition, the Company sells equipment and related supplies and components used to treat sleep disorders. The ApothecaryRx operating segment operates retail pharmacy stores throughout the central United States. The Company’s film production and distribution activities are included in discontinued operations. The Company’s remaining operations which primarily involve administrative activities associated with operating as a public company are identified as “Other.”

Reportable business segment information follows:

	Three Months Ending		Six Months Ending
	June 30,		June 30,
	2010	2009	2010	2009
Sales to external customers:
SMS	$6,111,066	$2,959,214	$12,023,101	$6,315,712
ApothecaryRx	22,142,612	22,326,413	43,836,051	44,441,308

Total	$28,253,678	$25,285,627	$55,859,152	$50,757,020

Segment operating profit (loss):
SMS	$(14,498)	$(3,375,129)	$(456,520)	$(3,385,593)
ApothecaryRx	599,021	469,343	884,180	949,658
Other	(732,732)	(378,820)	(1,993,630)	(844,904)

Total	$(148,209)	$(3,284,606)	$(1,565,970)	$(3,280,839)

	June 30,	December 31,
	2010	2009
Segment assets:
SMS	$36,085,396	$36,863,976
ApothecaryRx	37,266,778	37,399,351
Discontinued operations	12,229	120,150
Other	1,062,420	1,483,800

Total	$74,426,823	$75,867,277

Note 9 — Related Party Transactions
As of June 30, 2010, the Company had approximately $160,000 on deposit at Valliance Bank. Valliance Bank is controlled by Mr. Roy T. Oliver, one of our greater than 5% shareholders and affiliates. In addition, the Company’s SMS operating segment is obligated to Valliance Bank under certain sleep center capital notes totaling approximately $138,000 and $193,000 at June 30, 2010 and December 31, 2009, respectively. The interest rates on the notes are fixed and range from 4.25% to 8.75%. Non-controlling interests in Valliance Bank are held by Mr. Stanton Nelson, the Company’s chief executive officer and Mr. Joseph Harroz, Jr., a director of the Company. Mr. Nelson and Mr. Harroz also serve as directors of Valliance Bank.
The Company’s corporate headquarters and offices and the executive offices of SDC Holdings are occupied under a 60-month lease with Oklahoma Tower Realty Investors, LLC, requiring monthly rental payments of approximately $10,300. Mr. Roy T. Oliver, one of our greater than 5% shareholders and affiliates, controls Oklahoma Tower Realty Investors, LLC (“Oklahoma Tower”). During the six months ended June 30, 2010 and 2009, the Company incurred approximately $60,000 in lease expense under the terms of the lease. Mr. Stanton Nelson, the Company’s chief executive officer, owns a non-controlling interest in Oklahoma Tower Realty Investors, LLC.
Note 10 — Subsequent Events
Management evaluated all activity of the Company and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements other than the amendment to the Credit Facility disclosed in Note 6 — Borrowings.

GRAYMARK HEALTHCARE, INC.

Report of Independent Registered Public Accounting Firm
To the Audit Committee, Board of Directors,
     and Shareholders of Graymark Healthcare, Inc.
We have audited the accompanying consolidated balance sheets of Graymark Healthcare, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2009 and 2008 and the results of its consolidated operations and its consolidated cash flows for the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.
/s/ Eide Bailly LLP
March 31, 2010
Minneapolis, Minnesota

GRAYMARK HEALTHCARE, INC.
Consolidated Balance Sheets
As of December 31, 2009 and 2008

	2009	2008
ASSETS

Cash and cash equivalents	$1,890,606	$15,380,310
Accounts receivable, net of allowance for contractual adjustments and doubtful accounts of $9,959,027 and $13,142,913, respectively	11,479,366	13,312,157
Inventories	8,234,302	8,893,918
Other current assets	743,266	298,239

Total current assets	22,347,540	37,884,624

Property and equipment, net	6,311,161	5,014,176
Intangible assets, net	12,877,282	8,396,238
Goodwill	33,606,032	29,694,923
Other assets	725,262	343,669

Total assets	$75,867,277	$81,333,630

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$3,649,422	$6,111,783
Accrued liabilities	4,552,647	4,951,562
Short-term debt	195,816	565,190
Current portion of long-term debt	2,263,499	3,913,481

Total current liabilities	10,661,384	15,542,016
Long-term debt, net of current portion	45,910,194	43,248,053

Total liabilities	56,571,578	58,790,069

Equity:
Graymark Healthcare shareholders’ Equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 28,989,145 and 27,719,113 issued and outstanding, respectively	2,899	2,772
Paid-in capital	29,086,750	26,937,736
Accumulated deficit	(9,869,471)	(4,681,575)

Total Graymark Healthcare shareholders’ equity	19,220,178	22,258,933

Noncontrolling interest	75,521	284,628

Total equity	19,295,699	22,543,561

Total liabilities and shareholders’ equity	$75,867,277	$81,333,630

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK HEALTHCARE, INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2009 and 2008

	2009	2008
Revenues:
Product sales	$93,711,748	$84,030,972
Services	13,529,092	12,590,350

	107,240,840	96,621,322

Costs and Expenses:
Cost of sales	70,060,546	62,501,467
Cost of services	6,018,735	5,302,200
Selling, general and administrative	29,386,188	23,818,864
Change in accounting estimate	2,648,207	—
Depreciation and amortization	2,188,479	1,571,292

	110,302,155	93,193,823

Other (Expense):
Interest expense, net	(2,241,429)	(2,055,063)
Other expense	(45,854)	—

Net other (expense)	(2,287,283)	(2,055,063)

Income (loss) from continuing operations, before taxes	(5,348,598)	1,372,436
Provision for income taxes	—	(136,000)

Income (loss) from continuing operations, after taxes	(5,348,598)	1,236,436
Income from discontinued operations, net of income taxes	6,896	60,932

Net income (loss)	(5,341,702)	1,297,368
Less: Net income (loss) attributable to noncontrolling interests	(153,806)	552,970

Net income (loss) attributable to Graymark Healthcare	$(5,187,896)	$744,398

Earnings (loss) per common share (basic and diluted):
Net income (loss) from continuing operations	$(0.18)	$0.03
Income from discontinued operations	0.00	0.00

Net income (loss) per share	$(0.18)	$0.03

Weighted average number of common shares outstanding	28,414,508	25,885,628

Weighted average number of diluted shares outstanding	28,414,508	26,102,841

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK HEALTHCARE, INC.
Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2009 and 2008

			Additional
	Common Stock		Paid-in	Accumulated	Noncontrolling
	Shares	Amount	Capital	Deficit	Interest
Balance, December 31, 2007	22,190,400	$2,219	$7,286,636	$(5,425,973)	$629,916

Issuance of common stock in connection with private placement offering	599,999	60	938,440	—	—
Issuance of common stock in connection with private placement offering	3,344,447	335	15,049,712	—	—
Issuance of commons stock for payment of convertible debt	750,000	75	749,925	—	—
Issuance of common stock in roll-up of minority interest holders	404,089	40	1,616,316	—	(617,645)
Issuance of common stock in connection with acquisition	130,435	13	899,987	—	—
Issuance of stock options in connection with acquisition	—	—	60,000	—	—
Cashless exercise of warrants	149,723	15	(15)	—	—
Stock—based compensation	150,000	15	336,735	—	—
Fractional shares from reverse stock split	20	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	(378,266)
Net income	—	—	—	744,398	—
Net income attributable to noncontrolling interests	—	—	—	—	552,970
Income from discontinued operations attributable to noncontrolling interests	—	—	—	—	97,653

Balance, December 31, 2008	27,719,113	2,772	26,937,736	(4,681,575)	284,628

Issuance of common stock in connection with acquisition	752,795	75	1,543,925	—	—
Stock—based compensation	482,133	48	500,715	—	—
Stock—based professional services	—	—	104,378	—	—
Cashless exercise of warrants	35,104	4	(4)	—	—
Contributions from noncontrolling interests	—	—	—	—	41,250
Distributions to noncontrolling interests	—	—	—	—	(96,551)
Net loss	—	—	—	(5,187,896)	—
Net income (loss) attributable to noncontrolling interests	—	—	—	—	(153,806)

Balance, December 31, 2009	28,989,145	$2,899	$29,086,750	$(9,869,471)	$75,521

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK HEALTHCARE, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008

	2009	2008
Operating activities:
Net income (loss)	$(5,187,896)	$744,398
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,188,479	1,571,292
Disposal of retired fixed assets	77,916	—
Net income (loss) attributable to noncontrolling interests	(153,806)	552,970
Income from discontinued operations attributable to noncontrolling interests	—	97,653
Stock based compensation	500,763	336,750
Stock based professional services	104,378	—
Changes in assets and liabilities (net of acquisitions) –
Accounts receivable	3,290,245	(6,109,268)
Inventories	737,974	(897,704)
Other assets	(784,013)	(232,990)
Accounts payable	(2,562,013)	1,688,459
Accrued liabilities	(886,957)	2,477,158

Net cash provided by (used in) operating activities	(2,674,930)	228,718

Investing activities:
Cash received from acquisitions	259,163	3,000
Purchase of businesses	(9,056,000)	(11,364,706)
Purchase of property and equipment	(1,380,954)	(1,521,460)

Net cash (used in) investing activities	(10,177,791)	(12,883,166)

Financing activities:
Issuance of common stock	—	15,988,547
Debt proceeds	5,407,901	13,396,867
Debt payments	(5,989,583)	(3,045,256)
Contributions from noncontrolling interests	41,250	—
Distributions to noncontrolling interests	(96,551)	(378,266)

Net cash provided by (used in) financing activities	(636,983)	25,961,892

Net change in cash and cash equivalents	(13,489,704)	13,307,444

Cash and cash equivalents at beginning of period	15,380,310	2,072,866

Cash and cash equivalents at end of period	$1,890,606	$15,380,310

Noncash Investing and Financing Activities:
Common stock and stock options issued in business acquisitions	$1,544,000	$960,000

Common stock issued in roll-up of minority interest holders	$—	$1,616,356

Seller-financing of acquisitions	$—	$4,272,593

Common stock issued for payment of convertible debt	$—	$750,000

Cash Paid for Interest and Income Taxes:
Interest expense	$2,442,000	$2,050,000

Income taxes	$39,000	$—

See Accompanying Notes to Consolidated Financial Statements

GRAYMARK HEALTHCARE, INC.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008
Note 1 – Nature of Business
          Graymark Healthcare, Inc. (the “Company”) is organized under the laws of the state of Oklahoma and is a diversified medical holding company that operates in two operating segments: Sleep Management Solutions (“SMS”) and ApothecaryRx. The Company’s first operating segment, SMS, is one of the largest providers of care management solutions to the sleep disorder market based on number of independent sleep care centers and hospital sleep diagnostic programs operated in the United States. The Company provides a comprehensive diagnosis and care management solution for patients suffering from sleep disorders. The Company’s second operating segment, ApothecaryRx, operates independent retail pharmacy stores selling prescription drugs, non-prescription drugs, and an assortment of general merchandise.
          Through SMS, the Company provides diagnostic sleep testing services and care management solutions for people with chronic sleep disorders. In addition, the Company sells equipment and related supplies and components used to treat sleep disorders. The Company’s products and services are used primarily by patients with obstructive sleep apnea, or OSA. SMS sleep centers provide monitored sleep diagnostic testing services to determine sleep disorders in the patients being tested. The majority of the sleep testing is to determine if a patient has OSA. A continuous positive airway pressure, or CPAP, device is the American Academy of Sleep Medicine’s, or AASM, preferred method of treatment for obstructive sleep apnea. The Company’s sleep diagnostic facilities also determine the correct pressure settings for patient treatment with positive airway pressure. SMS sells CPAP devices and supplies to patients who have tested positive for sleep apnea and have had their positive airway pressure determined. There are noncontrolling interest holders in some of the SMS’ testing facilities, who are typically physicians in the geographical area being served by the diagnostic sleep testing facility.
          Through our ApothecaryRx segment, the Company operates independent retail pharmacy stores selling prescription drugs and a small assortment of general merchandise, including diabetic merchandise, non-prescription drugs, beauty products and cosmetics, seasonal merchandise, greeting cards and convenience foods. As of December 31, 2009, the Company owned and operated 18 retail pharmacies located in Colorado, Illinois, Missouri, Minnesota, and Oklahoma. The Company has historically grown its pharmacy business by acquiring financially successful independently-owned retail pharmacies from long-term owners that were approaching retirement. The Company’s acquired pharmacies have successfully maintained market share due to their convenient proximity to healthcare providers and services, high customer service levels, longevity in the community, competitive pricing. Additionally, ApothecaryRx independent pharmacies offer supportive services and products such as pharmaceutical compounding, durable medical equipment, and assisted and group living facilities. ApothecaryRx pharmacies are located in mid-size, economically-stable communities and the Company believes that a significant amount of the value of our pharmacies resides in retaining the historical pharmacy name and key staff relationships in the community.
Note 2 – Summary of Significant Accounting Policies
          Consolidation – The accompanying consolidated financial statements include the accounts of Graymark Healthcare, Inc. and its wholly owned, majority owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
          Use of estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

          Revenue recognition –
          Sleep center services and product sales from our SMS operating segment are recognized in the period in which services and related products are provided to customers and are recorded at net realizable amounts estimated to be paid by customers and third-party payors. Revenues from some of our product sales are paid over a specified rental period, typically 10 to 13 months. The Company recognizes this revenue in the month the rental commitment is entered into along with a reserve for estimated returns. The Company’s newly acquired Somni business units, recognize the revenue on these sales as the monthly payments become due. The Company plans to adopt a unified revenue recognition practice for these transactions during 2010. Some of our services are provided under management service agreements and revenue from those agreements is recognized in the period services are provided. Other than services provided under a management service agreement, insurance benefits are assigned to us and, accordingly, we bill on behalf of our customers. The Company has established an allowance to account for contractual adjustments that result from differences between the amount billed and the expected realizable amount. Actual adjustments that result from differences between the payment amount received and the expected realizable amount are recorded against the allowance for contractual adjustments and are typically identified and ultimately recorded at the point of cash application or when otherwise determined pursuant to our collection procedures. Revenues in the accompanying consolidated financial statements are reported net of such adjustments.
          Pharmacy product sales from the Company’s ApothecaryRx operating segment are recorded at the time the customer takes possession of the merchandise. Customer returns are immaterial and are recorded at the time merchandise is returned. Sales taxes are not included in revenue.
          Due to the nature of the healthcare industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products and/or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payers may result in adjustments to amounts originally recorded.
          Included in accounts receivable are earned but unbilled receivables. Unbilled accounts receivable represent charges for services delivered to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of services or equipment and supplies to customers, we perform certain certification and approval procedures to ensure collection is reasonably assured and that unbilled accounts receivable are recorded at net amounts expected to be paid by customers and third-party payers. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payer-specific documentation from internal and external sources, interim transactions occurring between cycle billing dates established for each customer within the billing system and new sleep centers awaiting assignment of new provider enrollment identification numbers. In the event that a third-party payer does not accept the claim for payment, the customer is ultimately responsible.
          The Company performs analysis to evaluate the net realizable value of accounts receivable on a quarterly basis. Specifically, the Company considers historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the health care industry and third-party reimbursement, it is possible that the Company’s estimates could change, which could have a material impact on its operations and cash flows.
          During the years ended December 31, 2009 and 2008, the Company’s revenue payer mix by operating segment was as follows:

	SMS		ApothecaryRx
	2009	2008	2009	2008
Managed care organizations	78%	94%	35%	40%
Medicaid / Medicare	18%	6%	50%	41%
Private-pay	4%	< 1%	15%	19%

          Cash and cash equivalents – The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.
          Accounts receivable – Accounts receivable are reported net of allowances for contractual sales adjustments and uncollectible accounts of $9,959,027 and $13,142,913 as of December 31, 2009 and 2008, respectively. The majority of the Company’s accounts receivable are due from private insurance carriers, Medicaid / Medicare and other third party payors, as well as from customers under co-insurance and deductible provisions.
          The Company’s allowance for contractual adjustments and uncollectible accounts is primarily attributable to the Company’s SMS operating segment. Third-party reimbursement is a complicated process that involves submission of claims to multiple payers, each having its own claims requirements. In some cases, the ultimate collection of accounts receivable subsequent to the service dates may not be known for several months. The Company has established an allowance to account for sales adjustments that result from differences between the payment amounts received from customers and third-party payers and the expected realizable amounts. The percentage and amounts used to record the allowance for doubtful accounts are supported by various methods including current and historical cash collections, sales adjustments, and aging of accounts receivable.
          Approximately 37% of the Company’s accounts receivable are from Medicare and Medicaid programs and another 47% are due from major insurance companies. The Company has not experienced losses due to the inability of these major insurance companies to meet their financial obligations and does not foresee that this will change in the near future.
          Restricted cash – As of December 31, 2009, the Company had long-term restricted cash of $236,000 included in other current assets in the accompanying condensed consolidated balance sheets. This amount is pledged as collateral to the Company’s senior bank debt and bank line of credit. There was no restricted cash at December 31, 2008.
          Inventories – Inventories are stated at the lower of cost or market and include the cost of products acquired for sale. The Company accounts for inventories using the first in–first out method of accounting for substantially all of its inventories. Independent physical inventory counts are taken on a regular basis in each retail pharmacy store.
          Property and equipment – Property and equipment is stated at cost and depreciated using the straight line method to depreciate the cost of various classes of assets over their estimated useful lives. At the time assets are sold or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and depreciation accounts; profits and losses on such dispositions are reflected in current operations. Fully depreciated assets are written off against accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.
          The estimated useful lives of the Company’s property and equipment are as follows:

Asset Class	Useful Life
Equipment	5 to 7 years
Software	3 to 7 years
Furniture and fixtures	7 years
Leasehold improvements	25 years or remaining lease period, whichever is shorter
Vehicles	3 to 5 years
          Goodwill and Intangible Assets – Goodwill and other indefinitely – lived intangible assets are not amortized, but are subject to annual impairment reviews, or more frequent reviews if events or circumstances indicate there may be an impairment of goodwill.

          Intangible assets other than goodwill which include customer relationships, customer files, covenants not to compete, trademarks and payor contracts are amortized over their estimated useful lives using the straight line method. The remaining lives range from three to fifteen years. The Company evaluates the recoverability of identifiable intangible asset whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable.
          Other Assets – Included in other assets is an investment in a non-controlled entity in the amount of $200,000. The Company accounts for this investment using the cost method which requires the investment to be recorded at cost plus any related guaranteed debt or other contingencies. Any earnings are recorded in the period received.
          Noncontrolling Interests – Noncontrolling interests in the results of operations of consolidated subsidiaries represents the noncontrolling shareholders’ share of the income or loss of the various consolidated subsidiaries. The noncontrolling interests in the consolidated balance sheet reflect the original investment by these noncontrolling shareholders in these consolidated subsidiaries, along with their proportional share of the earnings or losses of these subsidiaries less distributions made to these noncontrolling interest holders.
          Advertising Costs – Advertising and sales promotion costs are expensed as incurred. Advertising expense for 2009 and 2008 totaled $365,121 and $334,124, respectively.
          Vendor Allowances – In conjunction with certain pharmacy acquisitions, the Company has received advance discount payments from a vendor in amounts ranging from $150,000 to $300,000. These discounts were initially deferred and included in accrued liabilities on the accompanying consolidated balance sheet. The deferred amounts are each being amortized to reduce the cost of sales over the sixty month life of each discount agreement on a straight line basis. During 2009 and 2008, $710,052 and $571,834, respectively, of these discounts was amortized to reduce cost of sales. The remaining allowance in accrued liabilities was $2,015,448 and $2,726,500 as of December 31, 2009 and 2008, respectively.
          Acquisition Costs – Acquisition costs are charged directly to expense when incurred.
          Discontinued Operations – In conjunction with the Graymark Acquisition, management of the Company elected to discontinue its film production and distribution operations. As of December 31, 2009 and 2008, the Company’s discontinued operations had cash of approximately $120,000 and $107,000, respectively. As of December 31, 2008, the Company’s discontinued operations had accounts receivable of approximately $10,000. As of December 31, 2009 and 2008, the Company’s discontinued operations had accrued liabilities of approximately $32,000. The income and expense from the ongoing marketing and distribution of the current film assets is accounted for as discontinued operations.
          Income Taxes – The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In the event the Company determines that the deferred tax assets will not be realized in the future, the valuation adjustment to the deferred tax assets is charged to earnings in the period in which the Company makes such a determination.
          The Company uses a two-step process to evaluate a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

          Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The Company reports tax-related interest and penalties as a component of income tax expense.
          Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of December 31, 2009, is not material to its results of operations, financial condition or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of December 31, 2009, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current tax law and policy that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.
          Earnings (loss) per share – Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted during the period. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.
          Concentration of credit risk – The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk. The amount of cash deposits as of December 31, 2009 and 2008 in excess of FDIC limits is approximately $423,000 and $12,919,000, respectively.
          Fair value of financial instruments – The recorded amounts of cash and cash equivalents, other receivables, and accrued liabilities approximate fair value because of the short-term maturity of these items. The Company calculates the fair value of its borrowings based on estimated market rates. Fair value estimates are based on relevant market information and information about the individual borrowings. These estimates are subjective in nature, involve matters of judgement and therefore, cannot be determined with precision. Estimated fair values are significantly affected by the assumptions used. Based on the Company’s calculations at December 31, 2009 and 2008, the carrying amount of the Company’s borrowings approximates fair value.
          Stock options – The Company accounts for its stock option grants using the modified prospective method. Under the modified prospective method, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.
          Subsequent events – The Company has evaluated subsequent events through the date the consolidated financial statements were issued on March 31, 2010.
          Reclassifications – Certain amounts presented in prior years have been reclassified to conform to the current year’s presentation, including the reclassification of deferred compensation expense associated with unvested stock grants from other assets to the current year presentation in which it is netted against additional paid-in capital.
Recently Adopted and Recently Issued Accounting Guidance
Adopted Guidance
          On September 30, 2009, the Company adopted changes issued by the Financial Accounting Standards Board (“FASB”) to the authoritative hierarchy of GAAP. These changes establish the FASB Accounting Standards Codification TM (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP other than the manner in which new accounting guidance is referenced, and the adoption of these changes had no material impact on the Company’s consolidated financial statements.
          Fair Value Accounting – On June 30, 2009, the Company adopted changes issued by the FASB to fair value disclosures of financial instruments. These changes require a publicly traded company to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. Such disclosures include the fair value of all financial instruments, for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position; the related carrying amount of these financial instruments; and the method(s) and significant assumptions used to estimate the fair value. Other than the required disclosures, the adoption of these changes had no material impact on the Company’s consolidated financial statements.
          On June 30, 2009, the Company adopted changes issued by the FASB to fair value accounting. These changes provide additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and includes guidance for identifying circumstances that indicate a transaction is not orderly. This guidance is necessary to maintain the overall objective of fair value measurements. Fair value is the price that would be received pursuant to the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The adoption of these changes had no impact on the Company’s consolidated financial statements.
          On June 30, 2009, the Company adopted changes issued by the FASB to the recognition and presentation of other-than-temporary impairments. These changes amend existing other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities. The adoption of these changes had no impact on the Company’s consolidated financial statements.
          On January 1, 2009, the Company adopted changes issued by the FASB to fair value accounting and reporting as it relates to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the Company’s consolidated financial statements on at least an annual basis. These changes define fair value, establish a framework for measuring fair value in GAAP, and expand disclosures about fair value measurements. This guidance applies to other GAAP that require or permit fair value measurements and is to be applied prospectively with limited exceptions. The adoption of these changes, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on the Company’s consolidated financial statements. These provisions will be applied at such time a fair value measurement of a nonfinancial asset or nonfinancial liability is required, which may result in a fair value that is materially different than would have been calculated prior to the adoption of these changes.
          Business Combinations and Consolidation Accounting – On January 1, 2009, the Company adopted changes issued by the FASB to consolidation accounting and reporting. These changes establish accounting and reporting for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. These changes require, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. Other than the change in presentation of noncontrolling interests, the adoption of these changes had no impact on the Company’s consolidated financial statements. The presentation and disclosure requirements of these changes were applied retrospectively.
          On January 1, 2009, the Company adopted changes issued by the FASB to accounting for business combinations. While retaining the fundamental requirements of accounting for business combinations, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination, these changes define the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. These changes require an acquirer in a business combination, including business combinations achieved in stages (step acquisition), to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This guidance also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. Additionally, these changes require acquisition-related costs to be expensed in the period in which the costs are incurred and the services are received instead of including such costs as part of the acquisition price. The adoption of these changes had no impact on the Company’s consolidated financial statements. Also, this guidance was applied to the acquisitions the Company completed in the 3rd quarter of 2009.
          Other – On June 30, 2009, the Company adopted changes issued by the FASB to accounting for and disclosure of events that occur after the balance sheet date but before the Company’s consolidated financial statements are issued or are available to be issued, otherwise known as “subsequent events.” Specifically, these changes set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the Company’s consolidated financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in the Company’s consolidated financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of these changes had no impact on the Company’s consolidated financial statements as management already followed a similar approach prior to the adoption of this new guidance.
          On January 1, 2009, the Company adopted changes issued by the FASB to disclosures about derivative instruments and hedging activities. These changes require enhanced disclosures about an entity’s derivative and hedging activities, including (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The adoption of these changes had no impact on the Company’s consolidated financial statements.
          On January 1, 2009, the Company adopted changes issued by the FASB to accounting for intangible assets. These changes amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset in order to improve the consistency between the useful life of a recognized intangible asset outside of a business combination and the period of expected cash flows used to measure the fair value of an intangible asset in a business combination. The adoption of these changes had no impact on the Company’s consolidated financial statements.
          On January 1, 2009, the Company adopted changes issued by the FASB to the calculation of earnings per share. These changes state that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method for all periods presented. The adoption of these changes had no impact on the Company’s consolidated financial statements.
          In August 2009, the FASB issued changes to fair value accounting for liabilities. These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, including an income approach (e.g., present value technique). This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. These changes became effective for the Company on October 1, 2009. Management has determined that the adoption of these changes did not have an impact on the Company’s consolidated financial statements.
Issued Guidance
          In June 2009, the FASB issued changes to the accounting for variable interest entities. These changes require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance; and to require enhanced disclosures that will provide users of the Company’s financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. These changes become effective for the Company on January 1, 2010. Management is currently evaluating the potential impact of these changes on the Company’s consolidated financial statements.
          In June 2009, the FASB issued changes to the accounting for transfers of financial assets. These changes, among other things, remove the concept of a qualifying special-purpose entity and remove the exception from the application of variable interest accounting to variable interest entities that are qualifying special-purpose entities; limits the circumstances in which a transferor derecognizes a portion or component of a financial asset; defines a participating interest; requires a transferor to recognize and initially measure at fair value all assets obtained and liabilities incurred as a result of a transfer accounted for as a sale; and requires enhanced disclosure. These changes become effective for the Company on January 1, 2010. Management has determined that the adoption of these changes will not have an impact on the Company’s consolidated financial statements.
Note 3 – Change in Accounting Estimate
          During the second quarter of 2009, the Company completed its quarterly analysis of the allowance for doubtful accounts based on historical collection trends for the Company’s SDC operating segment using newly available information related to the correlation of the ultimate collectability of an account and the aging of that account. The effect of this change in estimate for doubtful accounts was to increase the allowance for doubtful accounts that is netted against accounts receivable and increase operating expenses by $2,648,207. This change in accounting estimate also increased net loss per basic and diluted share by $0.09 for the year ended December 31, 2009.
Note 4 – Acquisitions
          During 2009 and 2008, the Company’s SMS operating segment made the following acquisitions:

			Amount
Acquisition	Business	Purchase	Financed by
Date	Acquired	Price	Seller
September 2009	Avastra Eastern Sleep Centers, Inc. (“Eastern”)	$4,700,000	$—
August 2009	somniTech, Inc. and somniCare, Inc. (“Somni”)	5,900,000
June 2008	Sleep Center of Waco, Ltd., Plano Sleep Center, Ltd. and Southlake Sleep Center, Ltd. (“Texas Labs”)	960,000	—
June 2008	Nocturna Sleep Center, LLC (“Nocturna”)	2,172,790	726,190
April 2008	Roll-up of noncontrolling interests in certain SMS sleep centers (“Minority”)	1,616,356	—

     The Company believes that the Somni and Eastern acquisitions solidify the Company as a national leader in quality sleep medicine. In addition, the Company expects to experience operational benefits from the Somni and Eastern acquisitions, including economies of scale and reduced overall overhead expenses.
     The acquisitions of Somni and Eastern included the acquisition of 100% of the outstanding common stock in Somni and Eastern and have been accounted for as business combinations under the acquisition method. Management has commenced the appraisals necessary to assess the fair values of the tangible and intangible assets and liabilities assumed, and the amount of goodwill recognized as of the acquisition dates. As the values of certain assets and liabilities are preliminary in nature, they are subject to adjustment as additional information is obtained about the facts and circumstances that existed as of the acquisition date. The valuations will be finalized within 12 months of the close of the acquisition. When the valuations are finalized, any changes to the preliminary valuation of assets acquired and liabilities assumed may result in significant adjustments to the fair value of the net identifiable assets acquired and goodwill. The goodwill related to Somni and Eastern is not expected to be deductible for tax purposes.
     At the time of the acquisitions, the fair values of the assets acquired and liabilities assumed were preliminarily determined to be the net book values previously recorded by Somni and Eastern. As of December 31, 2009, management has completed a preliminary internal valuation of the fair values of the assets acquired and liabilities assumed. Management expects that the final appraisals of Somni and Eastern could result in changes, however it is not anticipated that the final appraisal amounts will be materially different from those reflected at December 31, 2009.
     The results of operations from the businesses acquired have been included in the Company’s consolidated statement of operations prospectively from the date of acquisition. Purchase accounting was used to account for the 2008 acquisitions. Below is the purchase price allocation used to record each of these purchases:

	2009		2008
				Texas
	Somni	Eastern	Minority	Labs	Nocturna
Cash and cash equivalents	$225,774	$33,389	$—	$—	$—
Accounts receivable	1,002,334	455,120	—	481,187	210,664
Inventories	78,358	—	—	—	—
Other current assets	36,299	6,307	—	—	—

Total current assets	1,342,765	494,816	—	481,187	210,664

Property and equipment	1,060,362	157,109	—	1,707,978	289,651
Intangible assets	1,455,000	3,991,000	—	—	150,000
Goodwill	3,747,379	163,730	998,712	881,244	1,522,475

Total assets acquired	7,605,506	4,806,655	998,712	3,070,409	2,172,790

Noncontrolling interest in net tangible assets	—	—	617,644	—	—
Less: Liabilities assumed:
Accounts payable and accrued liabilities	548,197	39,497	—	—	—

	2009		2008
				Texas
	Somni	Eastern	Minority	Labs	Nocturna
Short-term debt	501,667	—	—	—	—
Long-term debt	655,642	67,158	—	2,110,409	—

Total liabilities assumed	1,705,506	106,655	—	2,110,409	—

Net assets acquired	5,900,000	4,700,000	1,616,356	960,000	2,172,790
Less — seller financing	—	—	—	—	(726,190)
Less — common stock issued	—	(1,544,000)	(1,616,356)	(960,000)	—

Cash paid for business	$5,900,000	$3,156,000	$—	$—	$1,446,600

     The following tables provide a rollforward of the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of the Somni and Eastern acquisitions to the adjusted preliminary amounts as of December 31, 2009:

	Preliminary	Purchase	Current
	Amount	Accounting	Preliminary
	Recorded	Adjustments	Allocation
Somni

Cash and cash equivalents	$225,774	$—	$225,774
Accounts receivable	1,176,233	(173,899)	1,002,334
Inventories	78,358	—	78,358
Other current assets	6,268	30,031	36,299

Total current assets	1,486,633	(143,868)	1,342,765

Property and equipment	1,060,362	—	1,060,362
Intangible assets	—	1,455,000	1,455,000
Goodwill	4,930,761	(1,183,382)	3,747,379
Other assets	27,711	(27,711)	—

Total assets acquired	7,505,467	100,039	7,605,506

Less: Liabilities assumed:
Accounts payable and accrued liabilities	448,158	100,039	548,197
Short-term debt	501,667	—	501,667
Long-term debt	655,642	—	655,642

Total liabilities assumed	1,605,467	100,039	1,705,506

Net assets acquired	$5,900,000	$—	$5,900,000

Eastern

Cash and cash equivalents	$33,389	$—	$33,389
Accounts receivable	805,120	(350,000)	455,120
Other current assets	167,087	(160,780)	6,307

Total current assets	1,005,596	(510,780)	494,816

Property and equipment	157,109	—	157,109
Intangible assets	—	3,991,000	3,991,000
Goodwill	3,657,557	(3,493,827)	163,730

Total assets acquired	4,820,262	(13,607)	4,806,655

Less: Liabilities assumed:
Accrued liabilities	53,104	(13,607)	39,497
Long-term debt	67,158	—	67,158

Total liabilities assumed	120,262	(13,607)	106,655

Net assets acquired	$4,700,000	$—	$4,700,000

     The purchase price adjustments related primarily to the preliminary internal valuation of intangible assets and continued evaluation of accounts receivable and accrued liabilities.
     During 2008, the Company’s ApothecaryRx operating segment made the following acquisitions:

			Amount
Acquisition	Business	Purchase	Financed by
Date	Acquired	Price	Seller
January 2008	Rambo Pharmacy (“Rambo”)	$2,558,564	$1,020,215
February 2008	Thrifty White Store 726 (“Thrifty”)	824,910	99,444
March 2008	Newt’s Pharmacy (“Newt’s”)	1,381,066	486,209
March 2008	Professional Pharmacy (“Professional”)	942,809	263,100
June 2008	Parkway Drug (“Parkway”)	7,360,998	1,489,814
November 2008	Hardamon Drug (“Hardamon”)	253,362	44,821
     The results of operations from the businesses acquired have been included in the Company’s consolidated statement of operations prospectively from the date of acquisition. Purchase accounting was used to account for all of these 2008 acquisitions. Below is the purchase price allocation used to record each of these purchases:

	2008
	Rambo	Thrifty	Newt’s	Professional	Parkway	Hardamon
Cash	$1,000	$—	$—	$—	$2,000	$—
Accounts receivable	7,027	—	3,626	1,412	13,706	—
Inventory	350,537	161,950	395,546	398,982	2,346,569	103,960

Total current assets	358,564	161,950	399,172	400,394	2,362,275	103,960

Property and equipment	33,683	—	7,500	5,000	113,812	—
Intangible assets	973,990	662,960	462,209	162,415	1,062,636	149,402
Goodwill	1,192,327	—	512,185	375,000	3,822,275	—

Net assets acquired	2,558,564	824,910	1,381,066	942,809	7,360,998	253,362

Less — seller financing	(1,020,215)	(99,444)	(486,209)	(263,100)	(1,489,814)	(44,821)

Cash paid for business	$1,538,349	$725,466	$894,857	$679,709	$5,871,184	$208,541

     During 2009, the Company recorded expenses of $497,000 related to costs incurred in the acquisition of Somni and Eastern. The acquisition costs were primarily related to legal and professional fees and other costs incurred in performing due diligence.
     The amounts of Somni’s and Eastern’s revenues and earnings included in the Company’s consolidated statements of operations for the year ended December 31, 2009, and the revenue and earnings of the combined entity had the acquisition dates for all 2009 and 2008 acquisitions been January 1, 2009, or January 1, 2008, are as follows:

	Revenues	Earnings
Actual:
Somni from 8/24/2009 to 12/31/2009	$3,328,000	$100,000

Eastern from 9/14/2009 to 12/31/2009	$690,000	$260,000

Supplemental Pro Forma:
2009	$115,678,000	$(3,896,000)

2008	$119,433,000	$3,727,000

Pro forma net income (loss) per common share (basic and diluted) from net income (loss) attributable to Graymark
Healthcare, Inc.:
2009		$(0.13)

2008		$0.14

     The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results. Net income (loss) per share was calculated assuming the common stock issued in the Eastern acquisition was retroactively issued on January 1, 2009, or January 1, 2008.
Note 5 — Property and Equipment
     Following are the components of property and equipment included in the accompanying consolidated balance sheets as of December 31, 2009 and 2008:

	2009	2008
Equipment	$4,849,083	$4,138,567
Furniture and fixtures	1,066,362	590,079
Software	530,433	101,446
Vehicles	288,646	233,452
Leasehold improvements	1,701,927	1,023,667

	8,436,451	6,087,211

Accumulated depreciation	(2,125,290)	(1,073,035)

	$6,311,161	$5,014,176

     Depreciation expense for the years ended December 31, 2009 and 2008 was $1,223,525 and $734,592, respectively.
Note 6 — Goodwill and Other Intangibles
     Changes in the carrying amount of goodwill by operating segment during the years ended December 31, 2009 and 2008 were as follows:

	SMS	ApothecaryRx	Total
December 31, 2007	$13,203,354	$7,044,551	$20,247,905

Business acquisitions	2,403,719	5,901,787	8,305,506
Contingent purchase payment	—	142,800	142,800
Purchase of minority interests	998,712	—	998,712

December 31, 2008	16,605,785	13,089,138	29,694,923

Business acquisitions	3,911,109	—	3,911,109

December 31, 2009	$20,516,894	$13,089,138	$33,606,032

          As of December 31, 2009, the Company had $33.6 million of goodwill resulting from business acquisitions. Goodwill and intangibles assets with indefinite lives must be tested for impairment at least once a year. Carrying values are compared with fair values, and when the carrying value exceeds the fair value, the carrying value of the impaired asset is reduced to its fair value. The Company tests goodwill for impairment on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. The Company generally determines the fair value of its reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.
          The Company’s evaluation of goodwill completed during 2009 and 2008 resulted in no impairment losses.
          Intangible assets as of December 31, 2009 and 2008 include the following:

	Useful	2009			2008
	Life	Gross	Accumulated		Gross	Accumulated
	(Years)	Amount	Amortization	Net	Amount	Amortization	Net
SMS:
Customer relationships	Indefinite	$3,870,000	$—	$3,870,000	$—	$—	$—
Customer relationships	8 — 15	1,450,000	(111,031)	1,338,969	480,000	(61,334)	418,666
Covenants not to compete	3—15	295,000	(76,525)	218,475	100,000	(19,444)	80,556
Trademark	10—15	271,000	(12,644)	258,356	50,000	(1,944)	48,056
Payor contracts	15	190,000	(4,222)	185,778	—	—	—
ApothecaryRx:
Customer files	5—15	7,587,717	(1,246,879)	6,340,838	7,587,717	(724,762)	6,862,955
Covenants not to compete	3—5	1,514,065	(849,199)	664,866	1,514,065	(528,060)	986,005

Total		$15,177,782	$(2,300,500)	$12,877,282	$9,731,782	$(1,335,544)	$8,396,238

          As part of the acquisition of Eastern, the Company acquired a management service agreement (“MSA”) which provides for certain rights to the earnings of Eastern for an initial ten year period. The MSA also has renewal options at the end of the initial term. The MSA is essentially a contract from which the Company expects to earn cash flow for the foreseeable future. Given that Eastern is a going concern, the Company considers the MSA to have an indefinite life. As of December 31, 2009, the MSA had a recorded value of $3,870,000.
          Amortization expense for the years ended December 31, 2009 and 2008 was $964,955 and $836,700, respectively. Amortization expense for the next five years related to theses intangible assets is expected to be as follows:

2010	$988,248
2011	978,303
2012	859,734
2013	706,330
2014	668,643

Note 7 — Other Assets:
          In December 2008, the Company invested in a non-controlled entity (the “Fund”) whose purpose is to invest in Oklahoma based small or rural small business ventures. Such investment generates tax credits which will be allocated to investors and can be used to offset Oklahoma state income tax. The tax credits are available through a rural economic development fund established by the state of Oklahoma.
          The Company invested $200,000 and signed a non-recourse debt agreement for approximately $1,537,000. The debt agreement is completely non-recourse to the Company for any amount in excess of the pledged capital investment of $200,000. As the debt agreement is non-recourse and has been guaranteed by other parties, it has not been reflected in the accompanying consolidated balance sheet.
          In January 2009, the Company was provided with documentation from the Fund referencing tax credits which are immediately available to the Company in the amount of approximately $400,000. The tax credits expire in 2011.
Note 8 — Borrowings
          The Company’s borrowings by operating segment as of December 31, 2009 and 2008 are as follows:

		Maturity
	Rate (1)	Date	2009	2008
SMS:
Senior bank debt	5%	May 2014	$12,596,375	$12,596,375
Bank line of credit	5%	June 2014—Aug. 2015	9,002,341	4,082,169
Sleep center working capital notes payable	3.25—8.75%	Jan. 2010—July 2012	467,835	716,074
Seller financing, matured			—	490,078
Notes payable on equipment	6—14%	Apr. 2012—Dec. 2013	570,947	399,686
Notes payable on vehicles	2.9—3.9%	Nov. 2012—Dec. 2013	104,764	133,511
Capital leases	11.4%	Nov. 2010	81,314	160,480
Short-term insurance premium financing	7.5%	Sept. 2010	68,316	—
Short-term equipment leases			—	75,112

			22,891,892	18,653,485

ApothecaryRx:
Senior bank debt	5%	May 2014	17,403,625	17,403,625
Bank line of credit	5%	July 2014—Dec. 2014	5,394,594	5,394,894
Seller financing	4.31—7.625%	Jan. 2010—June 2011	2,015,495	5,164,611
Non-compete agreements	0.0—7.625%	Jan. 2012—Nov. 2013	663,903	1,110,109

			25,477,617	29,073,239

Total borrowings			48,369,509	47,726,724

Less:
Short-term debt			(195,816)	(565,190)
Current portion of long-term debt			(2,263,499)	(3,913,481)

Long-term debt			$45,910,194	$43,248,053

(1)	Effective rate as of December 31, 2009
          In May 2008 and as amended in May 2009, the Company entered into a loan agreement with Arvest Bank consisting of a $30 million term loan (the “Term Loan”) and a $15 million line of credit to be used for future acquisitions (the “Acquisition Line”); collectively referred to as the “Credit Facility”. The Term Loan was used by the Company to consolidate certain prior loans to the Company’s subsidiaries SDC Holdings and ApothecaryRx. The Term Loan and the Acquisition Line bear interest at the prime rate as reported in the Wall Street Journal or the floor rate of 5%. The rate on the Term Loan is adjusted annually on May 21. The rate on the Acquisition Line is adjusted on the anniversary date of each advance or tranche. The Term Loan matures on May 21, 2014 and requires quarterly payments of interest only. Commencing on September 1, 2011, the Company is obligated to make quarterly payments of principal and interest calculated on a seven-year amortization based on the unpaid principal balance on the Term Loan as of June 1, 2011. Each advance or tranche of the Acquisition Line will become due on the sixth anniversary of the first day of the month following the date of the advance or tranche. Each advance or tranche is repaid in quarterly payments of interest only for three years and thereafter, quarterly principal and interest payments based on a seven-year amortization until the balloon payment on the maturity date of the advance or tranche. The Credit Facility is collateralized by substantially all of the Company’s assets and is personally guaranteed by various individual shareholders of the Company. Commencing with the calendar quarter ending June 30, 2010 and thereafter during the term of the Credit Facility, based on the latest four rolling quarters, the Company agreed to maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.
          The Debt Service Coverage Ratio is defined as the ratio of:
•	the net income of the Company (i) increased by interest expense, amortization, depreciation, and non-recurring expenses as approved by Arvest Bank, and (ii) decreased by the amount of noncontrolling (minority) interest share of net income and distributions to noncontrolling (minority) interests for taxes, to

•	annual debt service including interest expense and current maturities of indebtedness as determined in accordance with generally accepted accounting principles.
If the Company were to acquire another company or its business, the net income of the acquired company and the Company’s debt service associated with acquiring the company may both be excluded from the Debt Service Coverage Ratio, at the option of the Company.
          As noted above, commencing with the calendar quarter ending June 30, 2010, we are required to maintain a Debt Service Coverage Ration of 1.25 to 1. As of December 31, 2009, our Debt Service Coverage Ratio is 0.8 to 1. The Debt Service Coverage Ratio is calculated using the latest four rolling quarters. The Company is currently in discussions with Arvest Bank on several issues related to the Company’s current loan agreement, including waiving the Debt Service Coverage Ratio. It is not likely that the Company will achieve compliance by June 30, 2010 and there is no assurance that Arvest Bank will waive the requirement.
          As of December 31, 2009, there is $30 million outstanding on the Term Loan consisting of $12,596,375 to the Company’s SMS operating segment and $17,403,625 to the Company’s ApothecaryRx operating segment. As of December 31, 2009, there is $14,396,935 outstanding on the Acquisition Line consisting of $9,002,341 to the Company’s SMS operating segment and $5,394,594 to the Company’s ApothecaryRx operating segment. As of December 31, 2009, there is approximately $603,000 available under the Acquisition Line.
          SDC Holdings has entered into various notes payable to banks to supplement the working capital needs of its individual sleep centers. The amount owed under these notes at December 31, 2009 of $467,835 bears interest at variable rates ranging from 0.0% to 1.5% above the prime rate as published in the Wall Street Journal except for one note which bears interest at a fixed rate of 8.75%. The Company is required to make monthly payments of principal and interest totaling $29,828. The notes mature on varying dates from January 31, 2010 to July 5, 2012.

          SDC Holdings has entered into various notes payable for the purchase of sleep diagnostic equipment. The balance owed at December 31, 2009 of $570,947 is comprised of three notes with that bear interest at fixed rates ranging from 6% to 14%. The Company is required to make monthly payments of principal and interest totaling $14,135. The notes mature on varying dates from April 2012 to December 2013.
          SDC Holdings has entered various notes payable for the purchase of vehicles. Under the terms of the notes, the Company is required to make monthly principal and interest payments totaling $2,732. The notes mature on various dates from November 17, 2012 to December 22, 2013.
          SDC Holdings has entered various capital leases for the purchase of equipment. Under the terms of the leases, the Company is required to make monthly principal and interest payments totaling $7,248. The leases mature on various dates from November 23, 2010.
          SDC Holdings has entered into a short-term premium financing arrangement for its employee and officer liability coverage. The financing arrangement bears interest at 7.5% and matures in September 2010.
          As part of its acquisitions of retail pharmacies, ApothecaryRx regularly enters into promissory notes with the sellers. These notes bear interest at fixed rates. In addition, the Company enters into non-compete agreements with the sellers which include holding back a portion of the purchase price at fixed rates of interest. The Company is required to make varying periodic payments of principal and interest under the seller financing and non-compete agreements.
          At December 31, 2009, future maturities of long-term debt were as follows:

2010	$2,263,499
2011	3,083,969
2012	5,454,699
2013	6,003,343
2014	27,870,052
Thereafter	3,498,131
Note 9 — Operating Leases
          The Company leases all of the real property used in its business for office space, retail pharmacy locations and sleep testing facilities under operating lease agreements. Rent is expensed as paid consistent with the terms of each lease agreement over the term of each lease. In addition to minimum lease payments, certain leases require reimbursement for common area maintenance and insurance, which are expensed when incurred.
          The Company’s rental expense for operating leases in 2009 and 2008 was $2,791,091 and $1,876,865, respectively.
          Following is a summary of the future minimum lease payments under operating leases as of December 31, 2009:

2010	$2,988,460
2011	2,221,673
2012	1,662,438
2013	1,300,535
2014	817,842
Thereafter	3,490,975

Total	$12,481,923

Note 10 — Income Taxes
          The income tax provision for the years ended December 31, 2009 and 2008 consists of:

	2009	2008
Current provision	$—	$136,000
Deferred benefit	(2,273,000)	(9,660,000)
Change in beginning of year valuation allowance	2,273,000	9,660,000

Total	$—	$136,000

          Deferred income tax assets and liabilities as of December 31, 2009 and 2008 are comprised of:

	2009	2008
Deferred income tax assets:
Current:
Accounts receivable	$289,000	$58,000
Accrued liabilities	51,000	—
Net operating loss carryforwards	—	76,000

	340,000	134,000
Valuation allowance	(57,000)	—

Total current deferred tax assets	283,000	134,000

Long-term:
Goodwill	9,025,000	9,342,000
Net operating loss carryforwards	3,231,000	902,000
State tax credit carryforwards	400,000	400,000
Intangible assets	278,000	—
Acquisition costs	104,000	110,000
Stock awards	79,000	—

	13,117,000	10,754,000
Valuation allowance	(12,560,000)	(10,344,000)

Total long-term deferred tax assets	557,000	410,000

Deferred income tax liabilities:
Current:
Tax accounting changes	283,000	486,000

Long-term:
Fixed assets, net	557,000	58,000

Deferred tax asset, net	$—	$—

          The change in the Company’s valuation allowance on deferred tax assets during the years ended December 31, 2009 and 2008 follows:

	2009	2008
Beginning valuation allowance	$10,344,000	$684,000
Change in valuation allowance	2,273,000	9,660,000

Ending valuation allowance	$12,617,000	$10,344,000

          The Company’s effective income tax rate for continuing operations differs from the U.S. Federal statutory rate as follows:

	2009	2008
Federal statutory rate	35.0%	35.0%
Change in valuation allowance	(43.8)	(38.9)
State tax, net	—	6.6
Other	8.8	13.9

Effective income tax rate	—%	16.6%

          At December 31, 2009, the Company had federal and state net operating loss carryforwards of approximately $9,231,000, expiring at various dates through 2024. Approximately $3,012,000 of the Company’s net operating loss carryforwards are subject to an annual limitation of approximately $218,000.
          During the years ended December 31, 2009 and 2008, the Company had income from discontinued operations of $6,896 and $60,932, respectively, which was net of income taxes of $ — and $72,000, respectively.
          The amount of income taxes the Company pays is subject to ongoing examinations by federal and state tax authorities. To date, there have been no reviews performed by federal or state tax authorities on any of the Company’s previously filed returns. The Company’s 2003 and later tax returns are still subject to examination.
Note 11 — Capital Structure
          During the years ended December 31, 2009 and 2008, the holders of certain placement agent warrants exercised their warrants. These warrants were exercisable for the purchase of 66,242 and 224,638 shares, respectively, of common stock and were issued in connection with our 2003 and 2008 private placements and convertible note conversion. The warrant holders elected to use the “cashless exercise” provisions and, accordingly, were not required to pay the exercise price ranging from $1.10 to $5.50 per share. The Company issued 35,104 and 149,723 shares, respectively, of common stock pursuant to these warrant exercises. In connection with this the issuance of these common stock shares, no underwriting discounts or commissions were paid or will be paid.
          On September 14, 2009, the Company completed the Eastern acquisition. In connection with this acquisition, the Company issued 752,795 shares of common stock shares for $1,544,000 (or $2.05 per share) as a portion of the purchase price consideration. In connection with the issuance of these common stock shares, no underwriting discounts or commissions were paid or will be paid.
          On June 4, 2008, the Company completed a private placement of common stock and issued 3,344,447 shares of common stock. The proceeds of the private placement offering were $15,050,047 ($4.50 per share). In connection with this the issuance of these common stock shares, no underwriting discounts or commissions were paid or will be paid.
          On June 1, 2008, the Company completed the Texas Labs acquisition. In connection with this acquisition, the Company issued 130,435 shares of common stock shares for $900,000 (or $6.90 per share) as a portion of the purchase consideration. In connection with the issuance of these common stock shares, no underwriting discounts or commissions were paid or will be paid.
          On March 13, 2008, the Company’s board of directors approved a reverse split of the Company’s common stock at a ratio of 1 for 5 shares. The effective date of the reverse split was set as April 11, 2008. The effect of the reverse split reduced the Company’s outstanding shares of common stock from 117,701,997 to 23,540,399 shares as of the date of the reverse split.
          In January 2008, the Company completed the private placement offering of 2,999,996 shares of common stock(599,999 shares after giving effect to 1 for 5 reverse split) for gross proceeds of $1,050,000 or $0.35 per share ($1.75 per share after giving effect to 1 for 5 reverse split). Viewtrade Securities, Inc. (“Viewtrade”) served as the placement agent and received sales commissions of $80,000 (10% of the gross proceeds; excluding $250,000 not sold by the placement agent), a non-accountable expense allowance of $31,500 (3% of the gross proceeds) and common stock purchase warrants exercisable for the purchase of 450,000 shares of common stock at $0.385 each (90,000 shares at $1.93 after giving effect to 1 for 5 reverse split). The fair value of each warrant issued was estimated on the date of issuance using the Black-Scholes option pricing model. The fair value of the warrants was based on the difference between the present value of the exercise price of the option and the estimated fair value price of the common share. The fair value of the warrants was estimated to be approximately $141,000. The issuance of the warrants to the underwriter resulted in additional paid-in capital of $141,000 related to the services performed by the underwriter in conjunction with the private placement offering which was offset by a reduction of paid-in capital of $141,000 related to the payment for those services which is included in offering costs.
Note 12 — Stock Options and Warrants
          The Company has adopted three stock option plans, the 2008 Long-Term Incentive Plan (the “Incentive Plan”), the 2003 Stock Option Plan (the “Employee Plan”) and the 2003 Non-Employee Stock Option Plan (the “Non-Employee Plan”).
          The Incentive Plan consists of three separate stock incentive plans, a Non-Executive Officer Participant Plan, an Executive Officer Participant Plan and a Non-Employee Director Participant Plan. Except for administration and the category of employees eligible to receive incentive awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options and restricted stock awards. Each incentive award will be pursuant to a written award agreement. The number of shares of common stock authorized and reserved under the Incentive Plan is 3,000,000.
          The Employee Plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes to our employees, including employees who also serve as a Company director. The number of shares of common stock authorized and reserved under the Employee Plan is 60,000. The exercise price of options may not be less than 85% of the fair market value of our common stock on the date of grant of the option.
          The Non-Employee Plan provides for the grant of stock options to the Company’s non-employee directors, consultants and other advisors. The Company’s employees are not eligible to participate in the Non-Employee Plan. Under the provisions of this plan, the options do not qualify as incentive stock options for federal income tax purposes. The total number of shares of common stock authorized and reserved under the Non-Employee Plan is 60,000.
          The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option pricing model. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. Given the Company’s limited trading history and lack of employee option exercise history, the Company has included the assumptions and variables of similar companies in the determination of the actual variables used in the option pricing model. The Company bases the risk-free interest rate used in the option pricing model on U.S. Treasury zero-coupon issues. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore an expected dividend yield of zero is used in the option pricing model.
          The assumptions used to value the option and warrant grants are as follows:

	2009	2008
Expected life (in years)	1.0—3.5	3.5—5.0
Volatility	55%	38—46%
Risk free interest rate	0.4—2.0%	3.5—4.0%
Dividend yield	—%	—%

          Information with respect to stock options and warrants outstanding follows:

		Average
		Exercise
	Shares	Price
Outstanding at December 31, 2007	1,064,650	$7.15

Granted – warrants	202,500	1.47
Granted – options	164,091	4.02
Exercised – warrants	(224,638)	(3.01)
Forfeited – warrants	(596,000)	(10.00)
Forfeited – options	(20,000)	(6.25)

Outstanding at December 31, 2008	590,603	3.04

Granted – warrants	100,000	2.05
Granted – options	232,860	3.14
Exercised – warrants	(66,242)	1.65
Forfeited – options	(30,358)	5.24

Outstanding at December 31, 2009	826,863	$2.98

				Options and Warrants
	Options and Warrants Outstanding			Exercisable
	Shares	Average	Average	Shares	Average
	Outstanding	Remaining	Exercise	Outstanding	Exercise
	at 12/31/09	Life (Years)	Price	at 12/31/09	Price
$1.01 to $3.00	553,130	2.4	$2.40	483,603	$2.42
$3.01 to $5.00	232,195	2.3	3.90	232,195	3.90
$5.01 to $7.00	41,538	0.9	5.54	41,538	5.54

Total	826,863			757,336

          The fair value of the 232,860 and 164,091 options issued in 2009 and 2008 was estimated to be approximately $103,000 and $244,000, respectively. The value of the options is recorded as compensation expense or, in the case of non-employee third parties, as professional services expense over the requisite service period which equals the vesting period of the options. Compensation expense related to stock options was $39,000 and $244,000 during 2009 and 2008, respectively. During 2009, the Company recorded $14,581 in professional services fees for options issued to an investor relations firm.
          During 2009, the Company issued 100,000 warrants to Viewtrade for the performance of financial services. The fair value of the warrants was estimated to be approximately $87,000 and was recorded as professional services expense over the vesting period in 2009.
          The options and warrants outstanding and options and warrants exercisable as of December 31, 2009 and 2008 had no intrinsic value. The intrinsic value is calculated as the difference between the market value and exercise price of the shares. As of December 31, 2009, there was approximately $52,000 of unrecognized compensation expense related to unvested stock options.

          Information with respect to the Company’s restricted stock awards follows:

		Weighted
		Average
		Grant Date
Unvested Restricted Stock Awards	Shares	Fair Value
Unvested at December 31, 2007	—	$—

Granted	150,000	1.90
Vested	(20,000)	3.85

Unvested at December 31, 2008	130,000	1.60

Granted	702,669	1.94
Vested	(287,669)	1.96
Forfeited	(120,000)	1.68

Unvested at December 31, 2009	425,000	$1.90

          During 2009 and 2008, the Company issued 702,669 and 150,000, respectively, restricted stock grant awards to certain key employees and directors. The fair value of the restricted stock grant awards was $1,365,704 and $285,000, respectively, and was calculated by multiplying the number of restricted shares issued times the closing share price on the date of issuance. The value of the stock grants is recorded as compensation over the requisite service period which equals vesting period of the stock award. During 2009 and 2008, the Company recorded compensation expense related to stock grant awards of approximately $682,000 and $93,000, respectively. As of December 31, 2009 and 2008, the Company has unrecognized compensation expense associated with the stock grants, options and warrants of approximately $754,000 and $192,000, respectively.
Note 13 – Segment Information
          The Company operates in two reportable business segments: SMS and ApothecaryRx. The SMS operating segment provides diagnostic sleep testing services and care management solutions for people with chronic sleep disorders. In addition, the Company sells equipment and related supplies and components used to treat sleep disorders. The ApothecaryRx operating segment operates retail pharmacy stores throughout the central United States. The Company’s film production and distribution activities are included in discontinued operations. The Company’s remaining operations which primarily involve administrative activities associated with operating as a public company are identified as “Other.”
          Reportable business segment information for the years ended December 31, 2009 and 2008 follows:

		Apothecary	Discontinued
	SMS	Rx	Operations	Other	Total
2009:
Sales to external customers	$17,571,539	$89,669,301	$—	$—	$107,240,840
Segment operating profit (loss)	(4,121,932)	1,992,005	—	(3,218,671)	(5,348,598)
Income from discontinued operations, net of taxes	—	—	6,896	—	6,896
Depreciation and amortization	1,069,580	1,114,347	—	4,552	2,188,479
Interest expense (income), net	1,049,515	1,334,559	—	(142,645)	2,241,429
Change in accounting estimate	2,648,207	—	—	—	2,648,207
Noncontrolling interests	(153,806)	—	—	—	(153,806)
Income tax expense (benefit)	—	—	—	—	—
Segment assets	36,863,976	37,399,351	120,150	1,483,800	75,867,277
Capital expenditures	1,003,051	263,336	—	114,567	1,380,954

		Apothecary	Discontinued
	SMS	Rx	Operations	Other	Total
2008:
Sales to external customers	$15,292,164	$81,329,158	$—	$—	$96,621,322
Segment operating profit (loss)	2,412,833	881,691	—	(1,922,088)	1,372,436
Income from discontinued operations, net of taxes	—	—	60,932	—	60,932
Depreciation and amortization	595,214	972,665	—	3,413	1,571,292
Interest expense (income), net	870,806	1,358,882	—	(174,625)	2,055,063
Noncontrolling interests	552,970	—	—	—	552,970
Income tax expense (benefit)	309,000	146,000	—	(319,000)	136,000
Segment assets	28,743,861	39,944,929	117,135	12,527,705	81,333,630
Capital expenditures	1,130,341	386,444	—	4,675	1,521,460
Note 14 – Related Party Transactions
          As of December 31, 2009 and 2008, the Company had approximately $0.7 million and $12.8 million on deposit at Valliance Bank. Valliance Bank is controlled by Mr. Roy T. Oliver, one of the Company’s greater than 5% shareholders and affiliates. In addition, the Company’s SMS operating segment is obligated to Valliance Bank under certain sleep center capital notes totaling approximately $193,000 and $189,000 at December 31, 2009 and 2008, respectively. The interest rates on the notes are fixed and range from 4.25% to 8.75%. Non-controlling interests in Valliance Bank are held by Mr. Stanton Nelson, the Company’s chief executive officer and Mr. Joseph Harroz, Jr., the Company’s president. Mr. Nelson also serves as a director of Valliance Bank.
          The Company’s corporate headquarters and offices and the executive offices of SDC Holdings are occupied under a month to month lease with Oklahoma Tower Realty Investors, LLC, requiring monthly rental payments of approximately $10,300. Mr. Roy T. Oliver, one of the Company’s greater than 5% shareholders and affiliates, controls Oklahoma Tower Realty Investors, LLC (“Oklahoma Tower”). During the years ended December 31, 2009 and 2008, the Company incurred approximately $132,000 and $31,000, respectively, in lease expense under the terms of the lease. Mr. Stanton Nelson, the Company’s chief executive officer, owns a non-controlling interest in Oklahoma Tower Realty Investors, LLC.
          During 2009, the Company paid Specialty Construction Services, LLC approximately $255,000, primarily for construction of leasehold improvements at our Norman, Oklahoma facility. During 2008, the Company paid Specialty Construction Services, LLC approximately $126,000 to construct the leasehold improvements at our and SDC Holding’s offices in Oklahoma City. Non-controlling interests in Specialty Construction Services, LLC are held by Roy T. Oliver, one of the Company’s greater than 5% shareholders and affiliates, and Mr. Stanton Nelson, our Chief Executive Officer.
          During the years ended December 31, 2009 and 2008, the Company paid approximately $24,000 and $25,000, respectively, to R.T. Oliver Investments, Inc. for air travel expenses. Mr. Roy T. Oliver, one of the Company’s greater than 5% shareholders and affiliates, controls R.T. Oliver Investments, Inc. Mr. Stanton Nelson, the Company’s chief executive officer, owns a non-controlling interest in R.T. Oliver Investments, Inc.
          The corporate offices of the Company’s Somni business units are occupied under a 60-month lease with Tripod, L.L.C. (“Tripod”), requiring monthly rental payments of $14,719; the lease matures on September 30, 2011. Dr. Steven Hull, the president of the Somni business units, has an ownership interest in Tripod. During the year ended December 31, 2009, the Company incurred $58,875 in lease expense under the terms of the lease.

Note 15 – Earnings (Loss) per Share
          Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding. The dilutive effect of potential common shares outstanding is included in diluted earnings (loss) per share. The computation of basic earnings (loss) per share and diluted earnings (loss) per share for the years ended December 31, 2009 and 2008 is as follows:

	2009	2008
Net income (loss) from continuing operations	$(5,194,792)	$683,466

Basic weighted-average common shares	28,414,508	25,885,628
Effect of dilutive securities:
Stock options and warrants	—	217,213

Diluted potential common shares	28,414,508	26,102,841

Earnings (loss) per share from continuing operations:
Basic	$(0.18)	$0.03

Diluted	$(0.18)	$0.03

Net income (loss) from discontinued operations	$6,896	$60,932

Basic weighted-average common shares	28,414,508	25,885,628
Effect of dilutive securities:
Stock options and warrants	—	217,213

Diluted potential common shares	28,414,508	26,102,841

Earnings (loss) per share from discontinued operations:
Basic	$0.00	$0.00

Diluted	$0.00	$0.00

          The dilutive potential common shares on options and warrants is calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options and warrants are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represents the potential dilutive effect of the securities.
          The following securities were not included in the computation of diluted earnings (loss) per share from continuing operations or discontinued operations as their effect would be anti-dilutive:

	2009	2008
Stock options and warrants	826,863	64,538
Note 16 – Subsequent Event
          On February 25, 2010, the Company issued a total of 80,000 shares in restricted stock grant awards to the Company’s independent directors and one employee. The fair value of the restricted stock grant awards was $96,000 and was calculated by multiplying the number of restricted shares issued times the closing share price on the date of issuance.
          On March 25, 2010, the Company’s president Joseph Harroz, Jr. gave notice of his resignation as the President of Graymark Healthcare, Inc. effective June 30, 2010. Mr. Harroz will remain on the Company’s Board of Directors. In connection with Mr. Harroz resignation, on March 25, 2010, Mr. Harroz and the Company entered into the following arrangements:
•	Executed an agreement amending Mr. Harroz employment agreement with the Company and providing for:
•	Mr. Harroz to work on a half-time basis for one-half of his current base salary from April 1, 2010 through June 30, 2010;

•	Fully accelerated vesting on 112,500 shares of restricted stock as of March 25, 2010 (150,000 shares pursuant to 2 separate grants were scheduled to vest on July 23, 2010; it is expected that the 37,500 shares shall be forfeited upon termination of employment on June 30, 2010); and

•	Granted Mr. Harroz a bonus award of up to $140,000 payable upon successful completion by the Company of a Significant Transaction. Mr. Harroz need not be an employee at the time the bonus is paid. The bonus award must be paid, if at all, on or before December 31, 2010. For purposes of this award, a Significant Transaction shall mean a transaction deemed significant by the Board of Directors and including a financing transaction, whether equity or debt, or a merger and acquisition event.
          On March 25, 2010, the Compensation Committee of the Board of Directors took the following actions:
•	Accelerates the 2010 grant of 100,000 shares of common stock to Stanton Nelson. This grant is the 2010 grant to Mr. Nelson pursuant to his employment agreement. Mr. Nelson has agreed not to transfer or dispose of the shares of common stock subject to this grant prior to October 9, 2010 the scheduled date for this grant.

•	Granted Mr. Nelson a bonus award of up to $300,000 payable upon successful completion by the Company of a Significant Transaction. The bonus award must be paid, if at all, on or before December 31, 2010. Mr. Nelson need not be an employee at the time the bonus is paid.

Annex D
Unaudited Financial Statements of ApothecaryRx
We have prepared the following unaudited financial statements to show the balance sheets and statements of operations and member’s equity and cash flows of ApothecaryRx on a stand-alone basis. The unaudited financial statements have been derived from our historical financial data, and represent the results of operations and financial position of ApothecaryRx.
The unaudited financial statements include the unaudited condensed balance sheet of ApothecaryRx as of June 30, 2010 and unaudited condensed statements of operations and cash flows for the six months ended June 30, 2010 and 2009, and unaudited balance sheets and unaudited statements of operations and member’s equity and cash flows for the years ended December 31, 2009 and 2008.
The unaudited financial statements of ApothecaryRx do not purport to represent, and are not necessarily indicative of what the actual financial results would have been had we operated ApothecaryRx as a separate entity.
The unaudited financial statements of ApothecaryRx, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Graymark’s audited historical consolidated financial statements and the notes thereto for the years ended December 31, 2009 and 2008 and our unaudited historical consolidated financial statements and the notes thereto for the six months ended June 30, 2010 and 2009, which are included in this Information Statement.

APOTHECARYRX, LLC
Condensed Balance Sheet
(Unaudited)

June 30,
2010
ASSETS

Cash and cash equivalents	$832,952
Accounts receivable, net of allowance for doubtful accounts of $210,638	7,523,673
Inventories	8,090,372
Other current assets	215,363

Total current assets	16,662,360

Property and equipment, net	897,316
Intangible assets, net	6,617,965
Goodwill	13,089,138

Total assets	$37,266,779

LIABILITIES AND MEMBER’S EQUITY

Liabilities:
Accounts payable	$4,532,295
Accrued liabilities	2,932,213
Payable to Graymark Healthcare, Inc.	2,049,392
Current portion of long-term debt	1,259,235

Total current liabilities	10,773,135

Long-term debt, net of current portion	23,135,687

Total liabilities	33,908,822

Member’s Equity:
Paid-in capital	1,000
Accumulated earnings	3,356,957

Total member’s equity	3,357,957

Total liabilities and member’s equity	$37,266,779

See Accompanying Notes to Condensed Financial Statements

APOTHECARYRX, LLC
Condensed Statements of Operations
For the Six Months Ended June 30, 2010 and 2009
(Unaudited)

	2010	2009

Net revenues	$43,836,051	$44,441,308
Costs and Expenses:
Cost of sales	33,374,773	33,525,214
Selling, general and administrative	8,435,395	8,700,661
Depreciation and amortization	519,537	554,236

	42,329,705	42,780,111

Other Income (Expense):
Interest expense, net	(622,166)	(711,539)

Net income (loss)	$884,180	$949,658

See Accompanying Notes to Condensed Financial Statements

APOTHECARYRX, LLC
Condensed Statements of Cash Flows
For the Six Months Ended June 30, 2010 and 2009
(Unaudited)

	2010	2009
Operating activities:
Net income (loss)	$884,180	$949,659
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	527,524	554,236
Bad Debt	24,191	2,187
Changes in assets and liabilities -
Accounts receivable	(126,457)	1,403,396
Inventories	(207,655)	372,833
Other assets	(4,419)	(48,893)
Accounts payable	1,225,235	(2,688,452)
Accrued liabilities	132,164	7,388
Payable to Graymark Healthcare, Inc.	(1,291,456)	1,252,151

Net cash provided by operating activities	1,163,307	1,804,505

Investing activities:
Purchase of property and equipment	(44,621)	(138,958)

Net cash (used in) investing activities	(44,621)	(138,958)

Financing activities:
Debt payments	(1,082,695)	(1,637,495)

Net cash (used in) financing activities	(1,082,695)	(1,637,495)

Net change in cash and cash equivalents	35,991	28,052

Cash and cash equivalents at beginning of period	796,961	1,651,776

Cash and cash equivalents at end of period	$832,952	$1,679,828

Cash paid for interest expense	$657,952	$722,776

See Accompanying Notes to Condensed Financial Statements

APOTHECARYRX, LLC
Notes to Condensed Financial Statements
(Unaudited)
For the Six Months Ended June 30, 2010 and 2009
Note 1 — Nature of Business
ApothecaryRx, LLC (the “Company”) is organized in Oklahoma and is a wholly owned subsidiary of Graymark Healthcare, Inc. (“Graymark”) and operates independent retail pharmacy stores selling prescription drugs and a small assortment of general merchandise, including diabetic merchandise, non-prescription drugs, beauty products and cosmetics, seasonal merchandise, greeting cards and convenience foods. As of June 30, 2010, the Company owned and operated 18 retail pharmacies located in Colorado, Illinois, Missouri, Minnesota, and Oklahoma. The Company has historically grown its pharmacy business by acquiring financially successful independently-owned retail pharmacies from long-term owners that were approaching retirement. The Company’s pharmacies have successfully maintained market share due to their convenient proximity to healthcare providers and services, high customer service levels, longevity in the community, competitive pricing. Additionally, ApothecaryRx independent pharmacies offer supportive services and products such as pharmaceutical compounding, durable medical equipment, and assisted and group living facilities. ApothecaryRx pharmacies are located in mid-size, economically-stable communities and the Company believes that a significant amount of the value of our pharmacies resides in retaining the historical pharmacy name and key staff relationships in the community.
Note 2 — Summary of Significant Accounting Policies
Interim Financial Information — The unaudited condensed financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial statements and with Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2010 are not necessarily indicative of results that may be expected for the year ended December 31, 2010.
Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Revenue recognition — Pharmacy product sales are recorded at the time the customer takes possession of the merchandise. Customer returns are immaterial and are recorded at the time merchandise is returned.
Accounts receivable —The majority of the Company’s accounts receivable is due from Medicare, private insurance carriers and other third-party payors, as well as from customers under co-insurance and deductible provisions.
Goodwill and Intangible Assets — Goodwill is the excess of the purchase price paid over the fair value of the net assets of the acquired business. Goodwill and other indefinitely-lived intangible assets are not amortized, but are subject to annual impairment reviews during the fourth quarter, or more frequent reviews if events or circumstances indicate there may be an impairment of goodwill.
Intangible assets other than goodwill, which include customer files and covenants not to compete, are amortized over their estimated useful lives using the straight line method over lives ranging from three to fifteen years. The Company evaluates the recoverability of identifiable intangible asset whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable.

Fair value of financial instruments — The recorded amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued liabilities approximate fair value because of the short-term maturity of these items. The Company calculates the fair value of its borrowings based on estimated market rates. Fair value estimates are based on relevant market information and information about the individual borrowings. These estimates are subjective in nature, involve matters of judgment and therefore, cannot be determined with precision. Estimated fair values are significantly affected by the assumptions used. Based on the Company’s calculations at June 30, 2010 the carrying amount of the Company’s borrowings approximates fair value.
Recently Adopted and Recently Issued Accounting Guidance
Adopted Guidance
Effective January 1, 2010, the Company adopted changes issued by the FASB on January 21, 2010, to disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. The changes also clarify existing disclosure requirements related to how assets and liabilities should be grouped by class and valuation techniques used for recurring and nonrecurring fair value measurements. The adoption of these changes had no impact on the Company’s financial statements.
Effective January 1, 2010, the Company adopted changes issued by the FASB on February 24, 2010, to accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued, otherwise known as “subsequent events.” Specifically, these changes clarified that an entity that is required to file or furnish its financial statements with the SEC is not required to disclose the date through which subsequent events have been evaluated. Other than the elimination of disclosing the date through which management has performed its evaluation for subsequent events, the adoption of these changes had no impact on the Company’s financial statements.
Issued Guidance
In October 2009, the FASB issued changes to revenue recognition for multiple-deliverable arrangements. These changes require separation of consideration received in such arrangements by establishing a selling price hierarchy (not the same as fair value) for determining the selling price of a deliverable, which will be based on available information in the following order: vendor-specific objective evidence, third-party evidence, or estimated selling price; eliminate the residual method of allocation and require that the consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the arrangement to each deliverable on the basis of each deliverable’s selling price; require that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis; and expand the disclosures related to multiple-deliverable revenue arrangements. These changes become effective for the Company on January 1, 2011. Management has determined that the adoption of these changes will not have an impact on the Company’s financial statements, as the Company does not currently have any such arrangements with its customers.
In January 2010, the FASB issued changes to disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose, in the reconciliation of fair value measurements using significant unobservable inputs (Level 3), separate information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). These changes become effective for the Company beginning January 1, 2011. Other than the additional disclosure requirements, management has determined these changes will not have an impact on the Company’s financial statements.

Note 3 — Goodwill and Other Intangibles
There were no changes in the carrying amount of goodwill during the six months ended June 30, 2010.
As of June 30, 2010, the Company had $13.1 million of goodwill resulting from business acquisitions and other purchases. Goodwill and intangible assets with indefinite lives must be tested for impairment at least once a year. Carrying values are compared with fair values, and when the carrying value exceeds the fair value, the carrying value of the impaired asset is reduced to its fair value. The Company tests goodwill for impairment on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. The Company generally determines the fair value of its reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.
Intangible assets as of June 30, 2010 and December 31, 2009 include the following:

	Useful	June 30, 2010			December 31,
	Life	Gross	Accumulated		2009
	(Years)	Amount	Amortization	Net	Net

ApothecaryRx:
Customer files	5 – 15	7,587,717	(1,506,774)	6,080,943	6,340,838
Covenants not to compete	3 – 5	1,514,065	(977,043)	537,022	664,866

Total		$15,177,782	$(2,802,123)	$12,375,659	$12,877,282

Amortization expense for the six months ended June 30, 2010 and 2009 was approximately $387,740 and $429,334, respectively. Amortization expense for the next five years related to these intangible assets is expected to be as follows:

Twelve months ended June 30,
2011	$775,481
2012	723,314
2013	594,614
2014	508,836
2015	498,876
Note 6 — Borrowings
The Company’s borrowings by operating segment as of June 30, 2010

		Maturity	June 30,
	Rate (1)	Date	2010

Senior bank debt	6%	May 2014	17,403,625
Bank line of credit	6%	July 2014 – Dec. 2014	5,394,594
Seller financing	4.13 – 7.25%	July 2010 – June 2011	1,038,995
Non-compete agreements	0.0 – 7.65%	July 2012 – Nov. 2013	557,708

Total borrowings			24,394,922

Current portion of long-term debt			(1,259,235)

Long-term debt			$23,135,687

(1)	Effective rate as of June 30, 2010

At June 30, 2010, future maturities of long-term debt were as follows:

Twelve months ended June 30,
2011	$1,259,000
2012	2,834,000
2013	3,040,000
2014	13,761,000
2015	3,500,000
Thereafter	—
In May 2008 and as amended in May 2009 and July 2010, Graymark entered into a loan agreement with Arvest Bank consisting of a $30 million term loan (the “Term Loan”) and a $15 million line of credit to be used for future acquisitions (the “Acquisition Line”); collectively referred to as the “Credit Facility”. The Term Loan was used by Graymark to consolidate certain prior loans to Graymark’s subsidiaries SDC Holdings LLC and the Company. The Term Loan and the Acquisition Line bear interest at the greater of the prime rate as reported in the Wall Street Journal or the floor rate of 6%. Prior to June 30, 2010, the floor rate was 5%. The rate on the Term Loan is adjusted annually on May 21. The rate on the Acquisition Line is adjusted on the anniversary date of each advance or tranche. The Term Loan matures on May 21, 2014 and requires quarterly payments of interest only. Commencing on September 1, 2011, Graymark is obligated to make quarterly payments of principal and interest calculated on a seven-year amortization based on the unpaid principal balance on the Term Loan as of June 1, 2011. Each advance or tranche of the Acquisition Line will become due on the sixth anniversary of the first day of the month following the date of the advance or tranche. Each advance or tranche is repaid in quarterly payments of interest only for three years and thereafter, quarterly principal and interest payments based on a seven-year amortization until the balloon payment on the maturity date of the advance or tranche. The Credit Facility is collateralized by substantially all of Graymark’s assets and is personally guaranteed by various individual shareholders of Graymark. Commencing with the calendar quarter ending September 30, 2010 and thereafter during the term of the Credit Facility, based on the latest four rolling quarters, Graymark agreed to maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.
The Debt Service Coverage Ratio is defined as the ratio of:
•	the net income of Graymark (i) increased by interest expense, amortization, depreciation, and non-recurring expenses as approved by Arvest Bank, and (ii) decreased by the amount of noncontrolling (minority) interest share of net income and distributions to noncontrolling (minority) interests for taxes, to
•	annual debt service including interest expense and current maturities of indebtedness as determined in accordance with generally accepted accounting principles.

If Graymark were to acquire another company or its business, the net income of the acquired company and Graymark’s new debt service associated with acquiring the company may both be excluded from the Debt Service Coverage Ratio, at the option of Graymark.
Effective June 30, 2010, Graymark executed an amendment to the Credit Facility that provided for an increase in the floor rate from 5% to 6% and the extension of the Debt Service Coverage Ratio requirement from June 30, 2010 to September 30, 2010. As of June 30, 2010, Graymark’s Debt Service Coverage Ratio is 0.9 to 1. Graymark expects to achieve compliance by September 30, 2010 through a combination of operational and debt reduction strategies. If Graymark sells assets which are collateral for the Credit Facility, then subject to certain exceptions and with the consent of Arvest Bank, such sale proceeds must be used to reduce the amounts outstanding to Arvest Bank. If Graymark is unsuccessful in fully executing these strategies, it is not likely that Graymark will achieve compliance by September 30, 2010 and there is no assurance that Arvest Bank will waive or further delay the requirement.

APOTHECARYRX, LLC
Balance Sheets
As of December 31, 2009 and 2008
(Unaudited)

	2009	2008
ASSETS

Cash and cash equivalents	$796,961	$1,651,776
Accounts receivable, net of allowance for doubtful accounts of $186,447 and $165,287, respectively	7,421,407	7,564,963
Inventories	7,882,717	8,699,154
Other current assets	210,943	90,700

Total current assets	16,312,028	18,006,593

Property and equipment, net	992,481	1,000,238
Intangible assets, net	7,005,704	7,848,960
Goodwill	13,089,138	13,089,138

Total assets	$37,399,351	$39,944,929

LIABILITIES AND MEMBER’S EQUITY

Liabilities:
Accounts payable	$3,307,060	$5,647,305
Accrued liabilities	2,800,049	3,689,310
Payable to Graymark Healthcare, Inc.	3,340,848	1,053,303
Current portion of long-term debt	1,783,298	3,336,913

Total current liabilities	11,231,255	13,726,831

Long-term debt, net of current portion	23,694,319	25,736,326

Total liabilities	34,925,574	39,463,157

Member’s Equity:
Paid-in capital	1,000	1,000
Retained earnings	2,472,777	480,772

Total member’s equity	2,473,777	481,772

Total liabilities and member’s equity	$37,399,351	$39,944,929

See Accompanying Notes to Financial Statements

APOTHECARY RX, LLC
Statements of Operations and Member’s Equity
For the Years Ended December 31, 2009 and 2008
(Unaudited)

	2009	2008

Net revenues	$89,669,301	$81,329,158

Costs and Expenses:
Cost of sales	68,344,196	62,023,749
Selling, general and administrative	16,884,194	16,092,172
Depreciation and amortization	1,114,347	972,665

	86,342,737	79,088,585

Other Income (Expense):
Interest expense, net	(1,334,559)	(1,358,882)

Net income	$1,992,005	$881,690

Member’s Equity:
Balance at beginning of year	$481,772	$(399,918)
Net income	1,992,005	881,690

Balance at end of year	$2,473,777	$481,772

See Accompanying Notes to Financial Statements

APOTHECARYRX, LLC
Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008
(Unaudited)

	2009	2008

Operating activities:
Net income	$1,992,005	$881,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,114,347	972,665
Bad debt expense	21,162	97,797
Changes in assets and liabilities (net of acquisitions):
Accounts receivable	122,396	(4,122,914)
Inventories	816,437	(889,154)
Other current assets	(120,243)	(17,163)
Accounts payable	(2,340,245)	1,713,426
Accrued liabilities	(889,261)	1,714,067
Payable to Graymark Healthcare, Inc.	2,287,545	1,053,303

Net cash provided by operating activities	3,004,143	1,403,717

Investing activities:
Cash received from business acquisitions	—	3,000
Purchase of businesses	—	(9,918,106)
Purchase of property and equipment	(263,336)	(403,079)

Net cash (used in) investing activities	(263,336)	(10,318,185)

Financing activities:
Debt proceeds	—	10,893,519
Debt payments	(3,595,622)	(1,441,159)

Net cash provided by (used in) financing activities	(3,595,622)	9,452,360

Net change in cash and cash equivalents	(854,815)	537,892

Cash and cash equivalents at beginning of year	1,651,776	1,113,884

Cash and cash equivalents at end of year	$796,961	$1,651,776

Noncash Investing and Financing Activities:
Seller financing of acquisitions	$—	$3,546,000

Cash paid for interest expense	$1,453,000	$1,038,000

See Accompanying Notes to Financial Statements

APOTHECARYRX, LLC
Notes to Financial Statements
(Unaudited)
For the Years Ended December 31, 2009 and 2008
Note 1 — Nature of Business
ApothecaryRx, LLC (the “Company”) is organized in Oklahoma and is a wholly owned subsidiary of Graymark Healthcare, Inc. (“Graymark”). The Company operates independent retail pharmacy stores selling prescription drugs and a small assortment of general merchandise, including diabetic merchandise, non-prescription drugs, beauty products and cosmetics, seasonal merchandise, greeting cards and convenience foods. As of December 31, 2009, the Company owned and operated 18 retail pharmacies located in Colorado, Illinois, Missouri, Minnesota, and Oklahoma. The Company has historically grown its pharmacy business by acquiring financially successful independently-owned retail pharmacies from long-term owners that were approaching retirement. The Company’s pharmacies have successfully maintained market share due to their convenient proximity to healthcare providers and services, high customer service levels, longevity in the community, competitive pricing. Additionally, ApothecaryRx independent pharmacies offer supportive services and products such as pharmaceutical compounding, durable medical equipment, and assisted and group living facilities. ApothecaryRx pharmacies are located in mid-size, economically-stable communities and the Company believes that a significant amount of the value of our pharmacies resides in retaining the historical pharmacy name and key staff relationships in the community.
Note 2 — Summary of Significant Accounting Policies
Unaudited Financial Information — The financial statements included herein have been prepared in accordance with generally accepted accounting principles (“GAAP”) and with Regulation S-X. These financial statements are unaudited, but in the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation in accordance with GAAP have been included.
Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Revenue recognition — Pharmacy product sales are recorded at the time the customer takes possession of the merchandise. Customer returns are immaterial and are recorded at the time merchandise is returned.
Accounts receivable — Accounts receivable are stated net of an allowance for doubtful accounts of $186,447 and $165,287 as of December 31, 2009 and 2008, respectively. The balance primarily includes amounts due from third party payors, such as pharmacy benefit managers, government agencies and employers. A small amount of the accounts receivable is due from customers who are allowed credit at our various local pharmacies.
Inventories — Inventories are stated at the lower of cost or market and include the cost of products acquired for sale. The Company accounts for inventories using the first in-first out method of accounting for substantially all of its inventories. Independent physical inventory counts are taken on a regular basis in each retail pharmacy store.
Property and equipment Property and equipment is stated at cost and depreciated using the straight line method to depreciate the cost of various classes of assets over their estimated useful lives. At the time assets are sold or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and depreciation accounts; profits and losses on such dispositions are reflected in current operations. Fully depreciated assets are written off against accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

The estimated useful lives of the Company’s property and equipment are as follows:

Asset Class	Useful Life

Equipment	5 to 7 years
Software	3 to 7 years
Furniture and fixtures	7 years
Leasehold improvements	25 years or remaining lease period, whichever is shorter
Vehicles	3 to 5 years
Goodwill and Intangible Assets — Goodwill is the excess of the purchase price paid over the fair value of the net assets of the acquired business. Goodwill and other indefinitely-lived intangible assets are not amortized, but are subject to annual impairment reviews during the fourth quarter, or more frequent reviews if events or circumstances indicate there may be an impairment of goodwill.
Intangible assets other than goodwill which include customer relationships, customer files, covenants not to compete, trademarks and payor contracts are amortized over their estimated useful lives using the straight line method. The remaining lives range from three to fifteen years. The Company evaluates the recoverability of identifiable intangible asset whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable.
Vendor allowances — In conjunction with certain pharmacy acquisitions, the Company has received advance discount payments from a vendor in amounts ranging from $150,000 to $300,000. These discounts were initially deferred and included in accrued liabilities on the accompanying balance sheets. The deferred amounts are each being amortized to reduce the costs of sales over the sixty month life of each discount agreement on a straight line basis. During 2009 and 2008, $710,052 and $571,834, respectively, of these discounts was amortized to reduce cost of sales. The remaining allowance in accrued liabilities was $2,015,448 and $2,726,500 as of December 31, 2009 and 2008, respectively.
Advertising costs — Advertising and sales promotion costs are expensed as incurred. Advertising expense for 2009 and 2008 totaled $255,903 and $255,803, respectively.
Income taxes — As a limited liability company, the Company’s taxable income or loss is allocated to the Company’s sole member, Graymark Healthcare, Inc. Therefore, no provision or liability for income taxes has been included in the financial statements.
Fair value of financial instruments — The recorded amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued liabilities approximate fair value because of the short-term maturity of these items. The Company calculates the fair value of its borrowings based on estimated market rates. Fair value estimates are based on relevant market information and information about the individual borrowings. These estimates are subjective in nature, involve matters of judgment and therefore, cannot be determined with precision. Estimated fair values are significantly affected by the assumptions used. Based on the Company’s calculations at December 31, 2009 and 2008, the carrying amount of the Company’s borrowings approximates fair value.

Recently Adopted and Recently Issued Accounting Guidance
Adopted Guidance
Effective January 1, 2010, the Company adopted changes issued by the FASB on January 21, 2010, to disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. The changes also clarify existing disclosure requirements related to how assets and liabilities should be grouped by class and valuation techniques used for recurring and nonrecurring fair value measurements. The adoption of these changes had no impact on the Company’s financial statements.
Effective January 1, 2010, the Company adopted changes issued by the FASB on February 24, 2010, to accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued, otherwise known as “subsequent events.” Specifically, these changes clarified that an entity that is required to file or furnish its financial statements with the SEC is not required to disclose the date through which subsequent events have been evaluated. Other than the elimination of disclosing the date through which management has performed its evaluation for subsequent events, the adoption of these changes had no impact on the Company’s financial statements.
On September 30, 2009, the Company adopted changes issued by the Financial Accounting Standards Board (“FASB”) to the authoritative hierarchy of GAAP. These changes establish the FASB Accounting Standards Codification TM (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP other than the manner in which new accounting guidance is referenced, and the adoption of these changes had no material impact on the Company’s financial statements.
Fair Value Accounting On June 30, 2009, the Company adopted changes issued by the FASB to fair value accounting. These changes provide additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and includes guidance for identifying circumstances that indicate a transaction is not orderly. This guidance is necessary to maintain the overall objective of fair value measurements. Fair value is the price that would be received pursuant to the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The adoption of these changes had no impact on the Company’s financial statements.
On June 30, 2009, the Company adopted changes issued by the FASB to the recognition and presentation of other than temporary impairments. These changes amend existing other than temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other than temporary impairments on debt and equity securities. The adoption of these changes had no impact on the Company’s financial statements.
On January 1, 2009, the Company adopted changes issued by the FASB to fair value accounting and reporting as it relates to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the Company=s consolidated financial statements on at least an annual basis. These changes define fair value, establish a framework for measuring fair value in GAAP, and expand disclosures about fair value measurements. This guidance applies to other GAAP that require or permit fair value measurements and is to be applied prospectively with limited exceptions. The adoption of these changes, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on the Company’s financial statements. These provisions will be applied at such time a fair value measurement of a nonfinancial asset or nonfinancial liability is required, which may result in a fair value that is materially different than would have been calculated prior to the adoption of these changes.

Business Combinations and Consolidation Accounting On January 1, 2009, the Company adopted changes issued by the FASB to consolidation accounting and reporting. These changes establish accounting and reporting for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. These changes require, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent=s equity; consolidated net income to be reported at amounts inclusive of both the parent=s and noncontrolling interest=s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. Other than the change in presentation of noncontrolling interests, the adoption of these changes had no impact on the Company’s financial statements. The presentation and disclosure requirements of these changes were applied retrospectively.
On January 1, 2009, the Company adopted changes issued by the FASB to accounting for business combinations. While retaining the fundamental requirements of accounting for business combinations, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination, these changes define the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. These changes require an acquirer in a business combination, including business combinations achieved in stages (step acquisition), to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This guidance also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition date fair values. Additionally, these changes require acquisition related costs to be expensed in the period in which the costs are incurred and the services are received instead of including such costs as part of the acquisition price. The adoption of these changes had no impact on the Company’s financial statements.
Issued Guidance
In October 2009, the FASB issued changes to revenue recognition for multiple-deliverable arrangements. These changes require separation of consideration received in such arrangements by establishing a selling price hierarchy (not the same as fair value) for determining the selling price of a deliverable, which will be based on available information in the following order: vendor-specific objective evidence, third-party evidence, or estimated selling price; eliminate the residual method of allocation and require that the consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the arrangement to each deliverable on the basis of each deliverable’s selling price; require that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis; and expand the disclosures related to multiple-deliverable revenue arrangements. These changes become effective for the Company on January 1, 2011. Management has determined that the adoption of these changes will not have an impact on the Company’s financial statements, as the Company does not currently have any such arrangements with its customers.
In January 2010, the FASB issued changes to disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose, in the reconciliation of fair value measurements using significant unobservable inputs (Level 3), separate information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). These changes become effective for the Company beginning January 1, 2011. Other than the additional disclosure requirements, management has determined these changes will not have an impact on the Company’s financial statements.

Note 3 — Acquisitions
During 2008, the Company made the following acquisitions:

			Amount
Acquisition	Business	Purchase	Financed by
Date	Acquired	Price	Seller

January 2008	Rambo Pharmacy (“Rambo”)	$2,558,564	$1,020,215
February 2008	Thrifty White Store 726 (“Thrifty”)	824,910	99,444
March 2008	Newt’s Pharmacy (“Newt’s”)	1,381,066	486,209
March 2008	Professional Pharmacy (“Professional”)	942,809	263,100
June 2008	Parkway Drug (“Parkway”)	7,360,998	1,489,814
November 2008	Hardamon Drug (“Hardamon”)	253,362	44,821
The results of operations from the businesses acquired have been included in the Company=s statement of operations prospectively from the date of acquisition. Purchase accounting was used to account for all of these 2008 acquisitions. Below is the purchase price allocation used to record each of these purchases:

	Rambo	Thrifty	Newt’s	Professional	Parkway	Hardamon

Cash	$1,000	$—	$—	$—	$2,000	$—
Accounts receivable	7,027	—	3,626	1,412	13,706	—
Inventory	350,537	161,950	395,546	398,982	2,346,569	103,960

Total current assets	358,564	161,950	399,172	400,394	2,362,275	103,960

Property and equipment	33,683	—	7,500	5,000	113,812	—
Intangible assets	973,990	662,960	462,209	162,415	1,062,636	149,402
Goodwill	1,192,327	—	512,185	375,000	3,822,275	—

Net assets acquired	2,558,564	824,910	1,381,066	942,809	7,360,998	253,362

Less B seller financing	(1,020,215)	(99,444)	(486,209)	(263,100)	(1,489,814)	(44,821)

Cash paid for business	$1,538,349	$725,466	$894,857	$679,709	$5,871,184	$208,541

Note 4 — Property and Equipment
Following are the components of property and equipment included in the accompanying consolidated balance sheets as of December 31, 2009 and 2008:

	2009	2008

Equipment	$908,651	$844,256
Furniture and fixtures	329,808	293,466
Software	119,186	—
Vehicles	106,183	82,778
Leasehold improvements	79,058	62,768

	1,542,886	1,283,268

Accumulated depreciation	(550,405)	(283,030)

	$992,481	$1,000,238

Depreciation expense for the years ended December 31, 2009 and 2008 was $271,093 and $189,354, respectively.

Note 5 — Goodwill and Other Intangibles
Changes in the carrying amount of goodwill during the years ended December 31, 2009 and 2008 were as follows:

December 31, 2007	$7,044,551

Business acquisitions	5,901,787
Contingent purchase payment	142,800

December 31, 2008	$13,089,138

December 31, 2009	$13,089,138

As of December 31, 2009, the Company had 13.1 million of goodwill resulting from business acquisitions and other purchases. Goodwill and intangible assets with indefinite lives must be tested for impairment at least once a year. Carrying values are compared with fair values, and when the carrying value exceeds the fair value, the carrying value of the impaired asset is reduced to its fair value. The Company tests goodwill for impairment on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. The Company generally determines the fair value of its reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.
Intangible assets as of December 31, 2009 and 2008 include the following:

	Useful	December 31, 2009			December 31,
	Life	Gross	Accumulated		2008
	(Years)	Amount	Amortization	Net	Net

Customer files	5 – 15	$7,587,717	$(1,246,879)	$6,340,838	$6,862,955
Covenants not to compete	3 – 5	1,514,065	(849,199)	664,866	986,005

Total		$9,101,782	$(2,096,078)	$7,005,704	$7,848,960

Amortization expense for the years ended December 31, 2009 and 2008 was approximately $843,000 and $783,000, respectively. Amortization expense for the next five years related to these intangible assets is expected to be as follows:

Years ended December 31,
2010	$760,000
2011	770,000
2012	674,000
2013	537,000
2014	499,000

Note 6 — Borrowings
The Company’s borrowings as of December 31, 2009 and 2008 are as follows:

		Maturity
	Rate (1)	Date	2009	2008

Senior bank debt	5%	May 2014	17,403,625	17,403,625
Bank line of credit	5%	July 2014 — Dec. 2014	5,394,594	5,394,594
Seller financing	4.31 – 7.6%	Jan. 2010 — June 2011	2,015,495	5,164,611
Non-compete agreements	0.0 – 7.6%	Jan. 2012 — Nov. 2013	663,903	1,110,109

			25,477,617	29,073,239

Less: current portion of long-term debt			(1,783,298)	(3,336,913)

Long-term debt			$23,694,319	$25,736,326

(1)	Effective rate as of December 31, 2009
At December 31, 2009, future maturities of long-term debt were as follows:

Twelve months ended December 31,
2010	$1,783,000
2011	1,882,000
2012	3,040,000
2013	3,037,000
2014	15,736,000
Thereafter	—
In May 2008 and as amended in May 2009 and July 2010, Graymark entered into a loan agreement with Arvest Bank consisting of a $30 million term loan (the “Term Loan”) and a $15 million line of credit to be used for future acquisitions (the “Acquisition Line”); collectively referred to as the “Credit Facility”. The Term Loan was used by Graymark to consolidate certain prior loans to Graymark’s subsidiaries SDC Holdings LLC and the Company. The Term Loan and the Acquisition Line bear interest at the greater of the prime rate as reported in the Wall Street Journal or the floor rate of 6%. Prior to June 30, 2010, the floor rate was 5%. The rate on the Term Loan is adjusted annually on May 21. The rate on the Acquisition Line is adjusted on the anniversary date of each advance or tranche. The Term Loan matures on May 21, 2014 and requires quarterly payments of interest only. Commencing on September 1, 2011, the Graymark is obligated to make quarterly payments of principal and interest calculated on a seven-year amortization based on the unpaid principal balance on the Term Loan as of June 1, 2011. Each advance or tranche of the Acquisition Line will become due on the sixth anniversary of the first day of the month following the date of the advance or tranche. Each advance or tranche is repaid in quarterly payments of interest only for three years and thereafter, quarterly principal and interest payments based on a seven-year amortization until the balloon payment on the maturity date of the advance or tranche. The Credit Facility is collateralized by substantially all of Graymark’s assets and is personally guaranteed by various individual shareholders of Graymark. Commencing with the calendar quarter ending September 30, 2010 and thereafter during the term of the Credit Facility, based on the latest four rolling quarters, Graymark agreed to maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.

The Debt Service Coverage Ratio is defined as the ratio of:
•	the net income of Graymark (i) increased by interest expense, amortization, depreciation, and non-recurring expenses as approved by Arvest Bank, and (ii) decreased by the amount of noncontrolling (minority) interest share of net income and distributions to noncontrolling (minority) interests for taxes, to
•	annual debt service including interest expense and current maturities of indebtedness as determined in accordance with generally accepted accounting principles.
If Graymark were to acquire another company or its business, the net income of the acquired company and Graymark’s new debt service associated with acquiring the company may both be excluded from the Debt Service Coverage Ratio, at the option of Graymark.
Effective June 30, 2010, the Graymark executed an amendment to the Credit Facility that provided for an increase in the floor rate from 5% to 6% and the extension of the Debt Service Coverage Ratio requirement from June 30, 2010 to September 30, 2010. As of June 30, 2010, Graymark’s Debt Service Coverage Ratio is 0.9 to 1. Graymark expects to achieve compliance by September 30, 2010 through a combination of operational and debt reduction strategies. If Graymark sells assets which are collateral for the Credit Facility, then subject to certain exceptions and without the consent of Arvest Bank, such sale proceeds must be used to reduce the amounts outstanding to Arvest Bank. If Graymark is unsuccessful in fully executing these strategies, it is not likely that Graymark will achieve compliance by September 30, 2010 and there is no assurance that Arvest Bank will waive or further delay the requirement.
Note 7 — Operating Leases
The Company leases all of the real property used in its business for office space and retail pharmacy locations under operating lease agreements. Rent is expensed as paid consistent with the terms of each lease agreement over the term of each lease. In addition to minimum lease payments, certain leases require reimbursement for common area maintenance and insurance, which are expensed when incurred.
The Company’s rental expense for operating leases in 2009 and 2008 was $1,232,613 and $932,031, respectively.
Following is a summary of the future minimum lease payments under operating leases as of December 31, 2009:

2010	$915,000
2011	574,000
2012	443,000
2013	323,000
2014	240,000
Thereafter	705,000

Total	$3,200,000